Exhibit 10.1

TERM LOAN CREDIT AND GUARANTY AGREEMENT
Dated as of July 8, 2016
by and among
NEW ENTERPRISE STONE & LIME CO., INC.,
as Borrower,
ASTI TRANSPORTATION SYSTEMS, INC.,
EII TRANSPORT INC.,
GATEWAY TRADE CENTER INC.,
PRECISION SOLAR CONTROLS INC.,
PROTECTION SERVICES INC.,
SCI PRODUCTS INC.
and
WORK AREA PROTECTION CORP.,
as Guarantors,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,
and
CORTLAND CAPITAL MARKET SERVICES LLC,
as Administrative Agent and Collateral Agent
______________________________________

TABLE OF CONTENTS
Page

I.	DEFINITIONS. 1

1.1	Accounting Terms 1

1.2	General Term 2

1.3	Uniform Commercial Code Terms 51

1.4	Certain Matters of Construction 52

II.	LOANS, PAYMENTS. 53

2.1	Loans 53

2.2	Procedures for Requesting Loans; Procedures for Selection of Applicable Interest Rates for Loans 53

2.3	Termination of Commitments 55

2.4	Funding; Lender Sharing 55

2.5	Manner and Repayment of Loan 56

2.6	Statement of Account 57

2.7	Mandatory Prepayments; Voluntary Prepayments; Prepayment Premium 57

2.8	Use of Proceeds 63

2.9	Defaulting Lender 63

2.10	Acceptable Unsecured Notes Refinancing Procedures 64

III.	INTEREST AND FEES. 65

3.1	Interest 65

3.2	Fees 66

3.3	Computation of Interest and Fees 66

3.4	Maximum Charges 66

3.5	Increased Costs 66

3.6	Basis For Determining Interest Rate Inadequate or Unfair 67

3.7	Capital Adequacy 68

3.8	Delay in Requests 69

3.9	Taxes 69

3.10	Replacement of Lenders 72

IV.	REPRESENTATIONS AND WARRANTIES. 73

4.1	Authority 73

4.2	Formation and Qualification 74

4.3	Survival of Representations and Warranties 74

4.4	Tax Returns 74

4.5	Financial Statements 74

4.6	Entity Names 75

4.7	O.S.H.A.; Environmental Compliance; Insurance; Flood Insurance 75

4.8	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance 76

4.9	Patents, Trademarks, Copyrights and Licenses 78

4.10	Licenses and Permits 78

4.11	Default of Indebtedness 78

4.12	No Default 78

4.13	No Burdensome Restrictions 78

4.14	No Labor Disputes 79

4.15	Margin Regulations 79

4.16	Investment Company Act 79

4.17	Disclosure 79

4.18	Delivery of Revolving Loan Documents 80

4.19	Swaps 80

4.20	Business and Property of Loan Parties 80

4.21	Ineligible Securities 80

4.22	Federal Securities Laws 80

4.23	Equity Interests 81

4.24	Commercial Tort Claims 81

4.25	Letter of Credit Rights 81

4.26	Material Contracts; Investigations; Contracts 81

4.27	Real Property 82

4.28	Compliance with Anti-Corruption Laws 82

4.29	Compliance with Anti-Terrorism Laws 83

4.30	Compliance with Anti-Money Laundering Laws 83

4.31	Absence of Investigations 83

V.	AFFIRMATIVE COVENANTS. 83

5.1	Compliance with Laws 83

5.2	Conduct of Business and Maintenance of Existence and Assets 83

5.3	Books and Records 84

5.4	Payment of Taxes 84

5.5	Financial Covenant 85

5.6	Insurance 85

5.7	Payment of Indebtedness and Lease Obligations 86

5.8	Environmental Matters 87

5.9	Standards of Financial Statements 88

5.10	Federal Securities Laws 88

5.11	[Reserved] 88

5.12	[Reserved] 88

5.13	[Reserved] 88

5.14	Membership / Partnership Interests 88

5.15	Keepwell 88

5.16	Further Assurances; Additional Collateral 89

5.17	Post-Closing Matters 90

5.18	Appraisals 90

5.19	Inspection of Books 91

5.20	Deposit Account Control Agreement 91

5.21	Limitation of Collateral Securing the Tranche B Term Loans 92

VI.	NEGATIVE COVENANTS. 92

6.1	Merger, Consolidation, Acquisition and Sale of Assets 92

6.2	Creation of Liens 93

6.3	Guarantees 93

6.4	Investments 94

6.5	Loans 94

6.6	Capital Expenditures 94

6.7	Dividends 94

6.8	Indebtedness 94

6.9	Nature of Business 95

6.10	Transactions with Affiliates 95

6.11	Leases 95

6.12	Subsidiaries 95

6.13	Fiscal Year and Accounting Changes 96

6.14	Pledge of Credit 96

6.15	Amendment of Organizational Documents 96

6.16	Compliance with ERISA 96

6.17	Prepayment of Indebtedness 97

6.18	Unsecured Notes 97

6.19	Other Agreements 98

6.20	[Reserved] 98

6.21	Agreements Restricting Liens and Distributions 98

6.22	Anti-Bribery 99

6.23	Anti-Terrorism 99

6.24	Anti-Money Laundering 99

VII.	CONDITIONS PRECEDENT. 99

7.1	Conditions to Closing Date 99

VIII.	INFORMATION AS TO LOAN PARTIES. 104

8.1	Disclosure of Material Matters 104

8.2	Deliverables under the Revolving Credit Agreement 104

8.3	Environmental Reports 104

8.4	Litigation 105

8.5	Material Occurrences 105

8.6	Government Receivables 106

8.7	Annual Financial Statements 106

8.8	Quarterly Financial Statements 106

8.9	Monthly Financial Statements 106

8.10	Other Reports 107

8.11	Additional Information 107

8.12	Projected Operating Budget 107

8.13	Variances from Operating Budget 107

8.14	Notice of Suits, Adverse Events 107

8.15	ERISA Notices and Requests 108

8.16	[Reserved] 109

8.17	[Reserved] 109

8.18	Financial Disclosure 109

8.19	Producing Quarries Report 109

8.20	Lender Meetings 109

8.21	Disclosure of Criminal or Regulatory Investigation 110

IX.	EVENTS OF DEFAULT. 110

9.1	Nonpayment 110

9.2	Breach of Representation 110

9.3	[Reserved] 110

9.4	Judicial Actions 110

9.5	Noncompliance 111

9.6	Judgments 111

9.7	Bankruptcy 111

9.8	[Reserved] 111

9.9	Lien Priority 112

9.10	Default Under the Revolving Loan Documents or the Unsecured Notes Documents 112

9.11	Cross Default 112

9.12	Bonding Arrangements 112

9.13	Termination of Guarantee or Collateral Documents 112

9.14	[Reserved] 112

9.15	Invalidity 112

9.16	Seizures 113

9.17	[Reserved] 113

9.18	Pension Plans 113

9.19	Anti-Money Laundering/International Trade Law Compliance 113

X.	ADMINISTRATIVE AGENT’S AND LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT. 113

10.1	Rights and Remedies 113

10.2	Administrative Agent’s Discretion 115

10.3	Setoff 116

10.4	Rights and Remedies not Exclusive 116

10.5	Allocation of Payments after Event of Default 116

10.6	Borrower’s Right to Cure 118

XI.	WAIVERS AND JUDICIAL PROCEEDINGS. 119

11.1	Waiver of Notice 119

11.2	Delay 119

11.3	Jury Waiver 119

XII.	GUARANTEE. 120

12.1	Guarantee 120

12.2	Rights of Secured Parties 120

12.3	Obligations Unconditional 121

12.4	Reinstatement 122

12.5	Subrogation; Subordination 122

12.6	Remedies 122

12.7	Instrument for the Payment of Money 123

12.8	Continuing Guarantee 123

12.9	General Limitation on Guarantee Obligations 123

12.10	Release of Loan Parties 123

12.11	Right of Contribution 123

12.12	Default; Remedies; Bankruptcy; Etc. 124

XIII.	REGARDING ADMINISTRATIVE AGENT AND COLLATERAL AGENT. 125

13.1	Appointment 125

13.2	Nature of Duties 125

13.3	Lack of Reliance on Agents 126

13.4	Resignation of Agent; Successor Agent 126

13.5	Certain Rights of Administrative Agent and Collateral Agent 127

13.6	Reliance 127

13.7	Notice of Default 127

13.8	Indemnification 127

13.9	Individual Capacity 128

13.10	Delivery of Documents 128

13.11	Loan Parties’ Undertaking to Administrative Agent 128

13.12	No Reliance on Administrative Agent’s Customer Identification Program 128

13.13	Other Agreements 128

XIV.	MISCELLANEOUS. 129

14.1	Governing Law 129

14.2	Entire Understanding; Amendments and Waivers 129

14.3	Successors and Assigns; Participations 132

14.4	Application of Payments 136

14.5	Indemnity 136

14.6	Notice 137

14.7	Survival 139

14.8	Severability 139

14.9	Expenses 139

14.10	Injunctive Relief 140

14.11	Consequential Damages 140

14.12	Captions 140

14.13	Counterparts; Facsimile Signatures 140

14.14	Construction 140

14.15	Confidentiality; Sharing Information; Material Non-Public Information 140

14.16	Publicity 142

14.17	Certifications from Banks and Participants; USA PATRIOT Act 142

14.18	Anti-Terrorism Laws 143

14.19	Release of Loan Parties and Collateral 143

14.20	Intercreditor Agreement 144

14.21	No Advisory or Fiduciary Responsibility 144

14.22	Assignment of Mortgages 145

14.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 145

14.24	Release 145

LIST OF EXHIBITS AND SCHEDULES
Exhibits
Exhibit 1.2(a)        Form of Compliance Certificate
Exhibit 1.2(b)        Form of Joinder Agreement
Exhibit 1.2(c)        Form of Committed Loan Notice
Exhibit 2.1(a)(1)    Form of Tranche A Term Note

Exhibit 2.1(a)(2)    Form of Tranche B Term Note
Exhibit 2.2(d)        Form of Interest Election
Exhibit 4.5(b)        Financial Projections
Exhibit 7.1(k)        Form of Closing Date Closing Certificate
Exhibit 7.1(t)        Form of Closing Date Financial Condition Certificate
Exhibit 14.3         Form of Loan Transfer Supplement

Schedules
Schedule 1A-1        Material Real Property (Fee Interests)
Schedule 1A-2        Material Real Property (Leasehold Interests)
Schedule 1.2         Permitted Encumbrances
Schedule 1.3        Plant and Quarry Assets; Producing Quarries
Schedule 1.4        Designated Assets
Schedule 1.6(a)    Acceptable Unsecured Notes Refinancing Terms

Schedule 1.6(b)	Acceptable Unsecured Notes Refinancing Terms During A Refinancing Approving Event

Schedule 1.6(c)	Annual Interest Expense

Schedule 1.6(d)	Refinancing Approving Lenders
Schedule 2.1        Commitments
Schedule 4.1        Consents
Schedule 4.2(a)     States of Qualification and Good Standing
Schedule 4.2(b)     Subsidiaries
Schedule 4.4         Federal Tax Identification Number
Schedule 4.6         Prior Names
Schedule 4.7        Compliance with Laws
Schedule 4.8(b)(i)     Litigation
Schedule 4.8(b)(ii)    Indebtedness
Schedule 4.8(d)     Plans
Schedule 4.9         Intellectual Property
Schedule 4.10         Licenses and Permits
Schedule 4.11        Defaults of Indebtedness
Schedule 4.14(i)    Collective Bargaining and Unions
Schedule 4.14(ii)     Labor Disputes
Schedule 4.23        Equity Interests
Schedule 4.24        Commercial Tort Claims
Schedule 4.25        Letter-of-Credit Rights
Schedule 4.26        Material Contracts
Schedule 4.27(a)    Condemnation and Eminent Domain
Schedule 4.27(b)    Outstanding Contracts to Sell or Ground Lease
Schedule 4.27(c)    Defects and Adverse Physical Conditions
Schedule 4.27(d)    Lease Options; Material Breach of Third Party Landlord or Tenant
Schedule 4.27(e)    Title Policy Claims
Schedule 6.1(b)(ix)    Permitted Asset Sales
Schedule 6.3         Guarantees
Schedule 6.4        Investments
Schedule 6.10        Transactions with Affiliates
Schedule 14.3(j)    Lender Provisions
TERM LOAN CREDIT AND GUARANTY AGREEMENT
This Term Loan Credit and Guaranty Agreement dated as of July 8, 2016 is by and among NEW ENTERPRISE STONE & LIME CO., INC., a corporation organized under the laws of the State of Delaware, as borrower (“Borrower”), ASTI TRANSPORTATION SYSTEMS, INC., a corporation organized under the laws of the State of Delaware (“ASTI”), EII TRANSPORT INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (“EII”), GATEWAY TRADE CENTER INC., a corporation organized under the laws of the State of New York (“Gateway”), PRECISION SOLAR CONTROLS INC., a corporation organized under the laws of the State of Texas (“Precision”), PROTECTION SERVICES INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (“Protection”), SCI PRODUCTS INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (“SCI”), WORK AREA PROTECTION CORP., a corporation organized under the laws of the State of Illinois (“Work Area”, and together with ASTI, EII, Gateway, Precision, Protection, SCI, and each

Person joined hereto as a guarantor from time to time, collectively, the “Guarantors”, and each a “Guarantor”), the lenders from time to time party hereto (collectively, the “Lenders” and each individually a “Lender”), and CORTLAND CAPITAL MARKET SERVICES LLC (“Cortland”), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).
IN CONSIDERATION of the mutual covenants and undertakings herein contained, the parties hereto hereby agree as follows:

I.	DEFINITIONS.
1.Accounting Terms. As used in this Agreement, the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with the financial ratios and tests in this Agreement (including, without limitation, Capital Expenditures, EBITDA and First Lien Leverage Ratio), such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of the Loan Parties for the fiscal year ended February 29, 2016. Notwithstanding the foregoing, if Borrower notifies Administrative Agent in writing that the Loan Parties wish to amend any financial covenant in Section 5.5 of this Agreement or another covenant that depends on the interpretation of accounting terms to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenant or test (or if the Administrative Agent notifies Borrower in writing that the Required Lenders wish to amend any financial covenant or the definitions of “Capital Expenditures”, “EBITDA” or “First Lien Leverage Ratio” or to eliminate the effect of any such change in GAAP), then Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, the Loan Parties’ compliance with such covenants shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to Borrower and the Required Lenders, and the Loan Parties shall provide to Administrative Agent, when they deliver their financial statements pursuant to Sections 8.7 and 8.8 of this Agreement, such reconciliation statements as shall be reasonably requested by Administrative Agent.
2.General Terms. For purposes of this Agreement, the following terms shall have the following meanings:
“ABL First Lien Collateral” shall have the meaning set forth in the Intercreditor Agreement.
“Acceptable Refinancing Debt” shall mean in respect of the Unsecured Notes, any Indebtedness incurred in connection with a refinancing, refunding, extension, renewal, exchange or replacement thereof pursuant to an Acceptable Unsecured Notes Refinancing.
“Acceptable Refinancing Debt Effective Date” shall mean, with respect to any Acceptable Refinancing Debt, the date that such Acceptable Refinancing Debt is incurred by the Borrower or any of its Subsidiaries.
“Acceptable Unsecured Notes Refinancing” shall mean in respect of the Unsecured Notes, any refinancing, refunding, extension, renewal, exchange or replacement thereof approved by the Refinancing Approving Lenders in writing in their Reasonable Discretion; provided, that, except as otherwise approved by the Refinancing Approving Lenders, the terms and conditions set forth on Schedule 1.6(a) shall be satisfied (as determined by the Refinancing Approving Lenders in their Reasonable Discretion); provided, however, that during the continuance of a Refinancing Approving Event, an Acceptable Unsecured Notes Refinancing shall mean, in respect of the Unsecured Notes, any refinancing, refunding, extension, renewal, exchange or replacement thereof that satisfies the terms and conditions set forth on Schedule 1.6(b).
“Accountants” shall have the meaning set forth in Section 8.7 hereof.
“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.
“Acquisition Consideration” shall have the meaning set forth in clause (e) of the definition of Permitted Acquisition.
“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement, and shall include its successors and assigns.

“Affected Lender” shall have the meaning set forth in Section 3.10 hereof.
“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise. For the avoidance of doubt, each of Rock Solid Insurance and members of the Detwiler Family shall be deemed to be an Affiliate of the Loan Parties and their respective Subsidiaries.
“Agent Fee Letter” shall mean that certain fee letter, dated as of the date hereof, among the Loan Parties and Administrative Agent.
“Agent Indemnified Parties” shall have the meaning set forth in Section 13.8 hereof.
“Agents” shall mean, collectively, Administrative Agent, Collateral Agent the Lead Arrangers and the Bookrunners.
“Agreement” shall mean this Term Loan Credit and Guaranty Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Rate in effect on such day plus one half of one percent (0.5%), (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful and (d) 2.00% per annum.
“Annual Interest Expense” shall have the meaning set forth on Schedule 1.6(c).
“Anti-Corruption Laws” shall have the meaning set forth in Section 4.28 hereof.
“Anti-Corruption Prohibited Activity” shall mean the offering, payment, promise to pay, authorization or the payment of any money or the offer, promise to give, giving, or authorized giving of anything of value, to any Person under the circumstances where the Loan Parties knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any other Person, for the purpose of inducing a Person to act, or omit to act, in a way favorable to any Loan Party or their Subsidiaries, to the extent such offer, payment, promise, authorization of which, or giving would violate any of the Anti-Corruption Laws.
“Anti-Money Laundering Laws” shall have the meaning set forth in Section 4.30 hereof.
“Anti-Terrorism Laws” shall mean any Laws applicable to the Covered Entities relating to terrorism, money laundering or bribery, restrictive sanctions, regulations and embargoes administered by the Office of Foreign Assets Control of the United States Treasury Department, the European Union and its member states, Her Majesty’s Treasury, or any other similar sanctions or laws in force in the jurisdictions where the Borrower conducts business or owns assets, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.
“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Loan Document or contract in question, including all applicable common Law and equitable principles, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.
“Applicable Margin” shall mean (a) an amount equal to seven percent (7.0%) for Loans consisting of Domestic Rate Loans, and (b) an amount equal to eight percent (8.0%) for Loans consisting of LIBOR Rate Loans.
“Applicable Percentage” shall mean, with respect to any Lender at any time, the percentage (carried out to the second decimal place) of (i) prior to the funding of the Loans on the Closing Date, the principal amount of such Lender’s Commitment at such time to the aggregate principal amount of all Commitments at such time and (ii) on or after the funding of the Loans on the Closing Date, the outstanding principal amount of such Lender’s Loan at such time to the aggregate outstanding principal amount of all Loans at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Loan Transfer Supplement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Premium” shall mean an amount equal to the excess, if any, of (a) the present value of (i) at any time on or prior to the date of consummation of an Acceptable Unsecured Notes Refinancing, the sum of (x) all required payments of interest (calculated at the rate of interest in effect on the Settlement Date) on the Loans being repaid, prepaid or that have become or are declared accelerated pursuant to Article X or otherwise or due and payable pursuant to this Agreement, as the case may be, from the Settlement Date through the date that is four (4) years after the Closing Date (excluding accrued and unpaid interest to the Settlement Date) plus (y) one hundred four and one half percent (104.5%) of the principal amount of the Loans being repaid, prepaid or that has become or is declared accelerated pursuant to Article X or otherwise or due and payable pursuant to this Agreement calculated from the date that is four (4) years after the Closing Date to the Settlement Date, which present value shall be calculated using a discount rate equal to the Treasury Rate plus 50 basis points and (ii) at any time after the date of consummation of an Acceptable Unsecured Notes Refinancing, the sum of (x) all required payments of interest (calculated at the rate of interest in effect on the Settlement Date) on the Loans being repaid, prepaid or that have become or are declared accelerated pursuant to Article X or otherwise or due and payable pursuant to this Agreement, as the case may be, from the Settlement Date through the date that is two (2) years after the Closing Date (excluding accrued and unpaid interest to the Settlement Date), plus (y) one hundred four and one half percent (104.5%) of the principal amount of the Loans being repaid, prepaid or that has become or is declared accelerated pursuant to Article X or otherwise or due and payable pursuant to this Agreement calculated the date that is two (2) years after the Closing Date to the Settlement Date, which present value shall be calculated using a discount rate equal to the Treasury Rate plus 50 basis points over (b) the principal amount of the Loans being repaid, prepaid or that has become or is declared accelerated pursuant to Article X or otherwise or due and payable pursuant to this Agreement, as of the day of determination; provided, that in no case shall the Applicable Premium be less than zero (0). For the avoidance of doubt, such amount shall be payable whether before or after an Event of Default or acceleration of the Loans pursuant to Article X or otherwise.
“Application Date” shall have the meaning set forth in Section 2.5(b) hereof.
“Approvals” shall have the meaning set forth in Section 4.7(c) hereof.
“Approved Appraiser” shall mean an independent appraiser reasonably satisfactory to Administrative Agent (acting at the direction of the Required Lenders); provided, however, that the appraiser used in connection with the Closing Date Appraisals shall be reasonably acceptable to Administrative Agent with respect to any MRP Appraisal delivered after the Closing Date.
“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail or any other equivalent electronic service agreed to in writing by Administrative Agent, whether owned, operated or hosted by Administrative Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Administrative Agent pursuant to this Agreement or any other Loan Document, including any financial statement, financial and other report, notice, request, certificate and other informational material; provided, that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Administrative Agent specifically instructs a Person to deliver in physical form a reasonable time before the deadline for such delivery.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bakersville Quarry Surplus Parcel” shall mean the irregular parcel of the Bakersville Quarry comprising 11.6 acres of surplus land and located in Jefferson Township, Somerset County, Pennsylvania, to be subdivided from the Bakersville Quarry in accordance with the Land Management Agreement.
“Bankruptcy Code” shall have the meaning set forth in Section 12.1 hereof.
“Base Rate” shall mean, at any time, a rate per annum equal to the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s largest banks” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent).
“Benefited Lender” shall have the meaning set forth in Section 2.4(b) hereof.

“Bonding Arrangements” shall mean indemnity agreements and other contracts, agreements and instruments entered into with any bonding company with respect to securing the performance of tenders, bids, surety or performance bonds (other than in connection with litigation or judgments), purchase, construction, sales or servicing contracts and similar obligations incurred in the Ordinary Course of Business consistent with industry practice.
“Bonding Intercreditor Agreement” shall have the meaning specified in Section 7.1(z).
“Bookrunner” shall mean each Person acting in its capacity as joint bookrunner pursuant to the Engagement Letter.
“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to its permitted successors and assigns.
“Borrower Materials” shall have the meaning set forth in Section 14.15 hereof.
“Borrower on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrower and its Subsidiaries.
“Borrower’s Account” shall have the meaning set forth in Section 2.6 hereof.
“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in New York, New York and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.
“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. Capital Expenditures for any period shall include (without duplication) the total principal portion of Capitalized Lease Obligations incurred in such period.
“Capitalized Lease Obligation” shall mean any Indebtedness of any Loan Party represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP as in effect on the Closing Date.
“Carryover Amount” shall have the meaning set forth in Section 6.6 hereof.
“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
“CFTC” shall mean the Commodity Futures Trading Commission or any successor thereto.
“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” shall mean: (a) the occurrence of any event (whether in one or more transactions) which results in the Detwiler Family failing to own, directly or indirectly, more than fifty percent (50%) of the voting Equity Interests (on a fully diluted basis) of Borrower, (b) the occurrence of any event (whether in one or more transactions) which results in Borrower failing to own, directly or indirectly, one hundred percent (100%) of the Equity Interests (on a fully diluted basis) of any Loan Party (other than Borrower), other than pursuant to a sale or other disposition permitted pursuant to Section 6.1 hereof, (c) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act), other than the Detwiler Family, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of more than thirty-three and one-third percent (33 1/3%) of the voting Equity Interests of Borrower; and (d) the occurrence of a “change of control” under any of the Revolving Loan Documents, the Unsecured Notes Documents or the definitive documents of Acceptable Refinancing Debt.
“Change of Control Notice” shall have the meaning set forth in Section 2.7(c)(ii) hereof.
“Change of Control Payment Date” shall have the meaning set forth in Section 2.7(c)(ii)(3) hereof.
“Charges” shall mean all Taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property Taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.
“CIP Regulations” shall have the meaning set forth in Section 13.12 hereof.
“Class” shall mean (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Tranche A Term Commitments or Tranche B Term Commitments and (c) when used with respect to Loans, refers to whether such Loans are Tranche A Term Loans or Tranche B Term Loans; provided, that upon and following the occurrence of a Collateral Event, the Tranche A Term Loans and Tranche B Term Loans shall be treated as single Class of Loans for all purposes under the Loan Documents.
“Closing Date” shall mean July 8, 2016.
“Closing Date Appraisals” shall mean the Summary of Valuation Results, New Enterprise Stone & Lime Co. Inc. Operations, Valuations of 73 Select Mineral Business Interests, Florida, Illinois, New York and Pennsylvania dated March 29, 2016 and April 19, 2016, prepared by Mineral Valuation Specialists.
“Closing Date Methodology” shall mean the methodology and assumptions used and applied in the Closing Date Appraisals.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time.
“Collateral” shall mean and include any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended or purported to be, subject to a security interest or Lien in favor of Collateral Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Obligations.
“Collateral Agent” shall have the meaning set forth in the preamble to this Agreement, and shall include its successors and assigns.
“Collateral Documents” shall mean the Security Agreement, the Intellectual Property Security Agreements, the Mortgages and each of the other agreements, documents and instruments that creates or purports to create or perfect a Lien in favor of Collateral Agent for the benefit of the Secured Parties.
“Collateral Event” shall mean any of the following events: (i) any event occurs which activates or triggers any of the equal and ratable security provisions of the liens covenant in the Unsecured Notes Indenture, (ii) the Unsecured Notes Indenture is terminated and/or all conditions of satisfaction and discharge of the Unsecured Notes Indenture has occurred, (iii) the covenant in Section 6.2 (Creation of Liens) under the Unsecured Notes Indenture is no longer in effect or (iv) the covenant in Section 6.2 (Creation of Liens) under the Unsecured Notes has been amended or waived to permit the Obligations in respect of the Tranche B Term Loans to be secured by all of the Collateral.
“Collective Bargaining Agreement” shall have the meaning set forth in Section 4.14 hereof.

“Committed Loan Notice” means a written notice of borrowing of Loans pursuant to Section 2.2(a), which shall be substantially in the form of Exhibit 1.2(c) hereto.
“Commitment” shall mean, collectively, the Tranche A Term Commitment and the Tranche B Term Commitment.
“Company Competitor” shall mean any direct business competitor of Borrower or its Subsidiaries that is in the same or similar line of business as any Loan Party that is identified to the Administrative Agent in writing as a “Company Competitor” from time to time and consented to by the Administrative Agent (as directed by the Required Lenders), such consent not to be unreasonably withheld or delayed, and such designation shall continue to be effective until the date on which the Borrower delivers notice to the Administrative Agent designating such Person as no longer being a “Company Competitor”, but shall not apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest in any Loan; provided, any Person that is an investment bank, a commercial bank, a finance company, a fund, or other Person which (x) merely has an economic interest in any such direct business competitor, (y) does not have the power to direct or cause the direction of management and policies of such direct business competitor and (z) is not itself such a direct business competitor of Borrower or its Subsidiaries, shall not be deemed to be a direct business competitor for the purposes of this definition.
“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Chief Financial Officer or Controller of Borrower.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement or the other Loan Documents, including any Consents required under all applicable federal, state or other Applicable Law.
“Consolidated Debt” shall mean, at any date, the sum of (without duplication) all Indebtedness consisting of Capitalized Lease Obligations and Indebtedness for borrowed money (excluding, for the avoidance of doubt, Hedging Liabilities and undrawn letters of credit) of the Borrower on a Consolidated Basis on such date.
“Consolidated First Lien Debt” shall mean, at any date, Consolidated Debt outstanding on such date that is secured by a Lien on the Collateral securing the Obligations and the Revolving Loan Obligations, but excluding any Indebtedness in which the applicable Liens are expressly subordinated or junior to the Liens securing the Obligations and the Revolving Loan Obligations.
“Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Collateral Agent which provides for the Collateral Agent to have “control,” as such term is defined in (a) Section 9-104 of the UCC, with respect to a deposit account or (b) Section 8-106(d) of the UCC, with respect to a securities account.
“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.
“Copyright Agreement” shall mean any copyright security agreement executed on or after the Closing Date in favor of Collateral Agent by any other Person to secure the Obligations.
“Covered Entity” shall mean (a) Borrower, Borrower’s Subsidiaries, all Guarantors and their Subsidiaries and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, twenty-five percent (25%) or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Cure Amount” shall have the meaning set forth in Section 10.6(a) hereof.
“Cure Expiration Date” shall have the meaning set forth in Section 10.6(a) hereof.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.
“Daily LIBOR Rate” shall mean, for any day, the rate per annum equal to the LIBOR Rate for an Interest Period of one month.
“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Loan Party during such period to make: (a) interest payments on the Loans hereunder, plus (b) payments for all fees, commissions and charges set forth herein, plus (c) regularly scheduled payments on Capitalized Lease Obligations, plus (d) interest payments and regularly scheduled payments of principal with respect to any other Indebtedness for borrowed money.
“Declined Proceeds” shall have the meaning set forth in Section 2.7(i) hereof.
“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
“Default Rate” shall have the meaning set forth in Section 3.1 hereof.
“Defaulting Lender” shall mean, subject to Section 2.9(e), any Lender that has, or has a direct or indirect parent company that has, (i) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (ii) has notified the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, (iv) has failed, within two (2) Business Days after request by the Administrative Agent, to pay any amounts owing to the Administrative Agent or the other Lenders, (v) become the subject of an Insolvency Event or a Bail-In Action, or (vi) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(e)) upon delivery of written notice of such determination to the Loan Parties and each Lender. Notwithstanding the foregoing, (x) at any time when there are fewer than two (2) Lenders, no Lender shall be or be deemed to be a Defaulting Lender and (y) at no time shall all Lenders be or be deemed to be Defaulting Lenders.
“Definitive Refinancing Proposal Delivery Date” shall have the meaning set forth in Section 2.10(a)(iii) hereof.
“Designated Assets” shall mean the divisions and/or assets of the Loan Parties and their Subsidiaries described in Schedule 1.4 under the heading “Designated Assets”.
“Detwiler Family” shall mean each of (a) Paul I. Detwiler, Jr. and Donald L. Detwiler, (b) any spouse of any of the foregoing, (c) descendants, and spouses of descendants, of the foregoing, (d) any trust established for the benefit of one or more of the foregoing individuals (so long as the trustee of such trust is either a financial institution or similar fiduciary (or a trust officer at a financial institution or similar fiduciary) or one or more of the foregoing individuals), (e) any corporation, partnership, limited liability company or other entity that is one hundred percent (100%) owned and controlled by one or more of the foregoing individuals and/or trusts, and (f) upon the death of any of the foregoing individuals, the personal representative, executor or administrator of such deceased individual’s estate.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest Maturity Date at the time of issuance of such Equity Interests.
“Disqualified Person” means (a) (i) the Persons on the list of institutions specified to the Lead Arrangers and Administrative Agent in writing prior to the Closing Date and (ii) any Affiliate of any such Person clearly identifiable by name and (b) (i) any Person that is a Company Competitor and (ii) any Affiliate of any such Company Competitor clearly identifiable by name; provided, that (A) any Person that becomes an Affiliate of a Company Competitor shall not retroactively disqualify a Person that has previously acquired an assignment or participation interest in a Loan and (B) effective as of the date of the Administrative Agent’s receipt of a notice from the Borrower designating a Person as no longer being a “Disqualified Person”, references herein and in the other Loan Documents to a “Disqualified Person” shall not mean or include references to such Person. A list of the Disqualified Persons shall be made available to all Lenders by posting such list to the Platform. Upon the identification in writing by the Borrower of any additional Disqualified Person pursuant to clause (b) above, the Administrative Agent shall promptly post such addition to the list to the Platform; provided, that any additional Person so identified shall not be deemed a Disqualified Person until such time as such addition to the list is posted to the Platform.
“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.
“Dollar” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Rate Loan” shall mean any Loan that bears interest based upon the Alternate Base Rate.
“EBITDA” shall mean for any period consolidated net income of the Loan Parties and their Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such consolidated net income for such period, the sum of (a) income tax and franchise tax expense, (b) interest expense of the Loan Parties and their Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of and non-cash impairment charges with respect to intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, losses on sales of assets outside of the Ordinary Course of Business) in an aggregate amount not to exceed $3,000,000 for such period; provided, that severance costs added back pursuant to this clause (e) shall not exceed $1,000,000 for such period, (f) all non-cash charges in connection with the granting of, or accretion on, options, warrants or other equity interests (including any repricing, amendment, modification, substitution or change of any stock, stock option, stock appreciation rights or similar arrangements), (g) non-cash charges, (h) purchase accounting adjustments including in connection with any permitted acquisition, and (i) any costs, fees and expenses incurred in connection with (x) the Transactions and (y) any acquisition, issuance of Equity Interests, issuance of Indebtedness, disposition, Permitted Acquisition or Investment permitted herein (in each case including payments in connection with such permitted transactions, payment of agency fees, payment of success/transition bonuses to employees and directors of any Loan Party or Subsidiary of a Loan Party in connection therewith), minus, to the extent included in the statement of such consolidated net income for such period, the sum of (A) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such consolidated net income for such period, gains on the sales of assets outside of the Ordinary Course of Business), (B) non-cash income, all as determined on a consolidated basis, (C) the amount of rental payments with respect to the Headquarters Lease for such period and (D) the amount of all payments, contributions, Investments, loans or other transfers or dispositions made by the Borrower or any Restricted Subsidiary to an Unrestricted Subsidiary.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member

Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean (x) with respect to this Agreement, the Closing Date and (y) with respect to any other document or agreement, the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
“Eligibility Date” shall mean, with respect to Borrower and each Guarantor and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to Borrower or such Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which Borrower or such Guarantor is a party).
“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.
“Engagement Letter” shall mean that certain second amended and restated engagement letter, dated as of June 30, 2016, among the Lead Arrangers and Bookrunners party thereto and the Borrower.
“Environmental Complaint” shall have the meaning set forth in Section 8.3(a) hereof.
“Environmental Laws” shall mean all federal, state and local Laws, including environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to pollution or protection of the environment, human health and safety and/or governing the presence, use, storage, treatment, generation, transportation, processing, handling, production, distribution, importing, labeling, testing, processing, or Release of Hazardous Materials and the rules, regulations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto in each case solely to the extent they have the force and effect of Law.
“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Article IX hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Bank Accounts” shall mean (a) such bank accounts used exclusively for payroll, payroll taxes or employee benefits, escrow, insurance, or fiduciary purposes or (b) such other bank accounts as individually do not have average monthly balances in excess of $100,000 and in the aggregate do not have average monthly balances in excess of $500,000.
“Excluded Hedge Liability or Liabilities” shall mean, with respect to any Loan Party, any Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the CEA or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
“Excluded Lender” shall mean, as of any date of determination, any Lender that holds or has entered into an agreement to hold any interest in (including any participation interest in) (or any Lender which has an Affiliate (or an investment advisory client, fund or account managed or advised or sub-advised by such Lender or such Affiliate) that holds or has entered into an agreement to hold any interest in (including any participation interest in)), as of such date of determination, (i) any Revolving Loan Obligations (or any other Indebtedness incurred under clause (e)(ii) of the definition of Permitted Indebtedness), (ii) any Junior Indebtedness or (iii) any Equity Interests of Borrower.
“Excluded Taxes” shall mean, with respect to Administrative Agent, any Lender, Participant, or any other recipient of any payment to be made by or on account of any Obligations, (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes, and branch profits Taxes (imposed by the United States of America or any similar Tax imposed by any other jurisdiction), in each case, imposed on it, (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or, in the case of any Lender or Participant, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Foreign Lender pursuant to Applicable Law in effect at the time such Foreign Lender becomes a party hereto (other than pursuant to an assignment requested by the Borrower under Section 3.10) or designates a new lending office, except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts or indemnification payments from the Loan Parties with respect to such withholding Tax pursuant to Section 3.9 (provided, that such Foreign Lender has complied with Sections 3.9(e)-(g)), (c) Taxes attributable to such Recipient’s failure or inability to comply with Sections 3.9(e)-(g), and (d) any Taxes imposed under FATCA.
“Existing Term Loan” shall mean that certain Term Loan Credit and Guaranty Agreement, dated as of February 12, 2014, by and among the Borrower, the Guarantors, the lenders from time to time party thereto, and Cortland, as administrative agent.
“Fair Market Value” shall mean, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the board of directors of the relevant Loan Party.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements with respect thereto.
“FCPA” shall have the meaning set forth in Section 4.28 hereof.
“Federal Funds Rate” shall mean, at any time, an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three (3) federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Rate for any day which is not a Business Day shall be the Federal Funds Rate for the next preceding Business Day.
“Fee Letters” shall mean the Agent Fee Letter and the Lender Fee Letter.
“First Lien Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated First Lien Debt as of such date to (b) EBITDA for the trailing twelve-month period most recently ended and Reported as of such date.
“fiscal quarter” shall mean each fiscal quarter of the Loan Parties ending on each of May 31, August 30, November 30 and February 28 (or February 29, as applicable) of each calendar year.
“fiscal year” shall mean the fiscal year of the Loan Parties ending on February 28 (or February 29, as applicable) of each calendar year.
“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.
“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Loan Party and/or any of their respective Subsidiaries.
“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.
“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Loan Parties are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US Law and is maintained or contributed to by any Loan Party or any member of the Controlled Group.
“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.
“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.
“Government Official” shall mean all officers or employees of a Governmental Body, (including, without limitation, government department agency or instrumentality), permitting agencies, custom officials, political party officials, candidates for political office, officials of public international organizations, employees or affiliates of an enterprise that is owned, sponsored, or controlled by any Governmental Body and any other position as defined by applicable Anti-Corruption Laws.
“Governmental Body” shall mean any nation or government, any federal, state, local or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranteed Obligations” shall have the meaning set forth in Section 12.1 hereof.
“Guarantees” shall mean the guarantees issued pursuant to Article XII by the Loan Parties (other than Borrower), and any other guaranty of the Obligations executed by a Grantor in favor of the Administrative Agent for its benefit and for the ratable benefit of the Lenders, in form and substance satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).
“Guarantor” shall have the meaning set forth in the preamble to this Agreement and shall extend to all their respective permitted successors and assigns.
“Hazardous Materials” shall mean any substance, material or waste which is subject to regulation because of its effect or potential effect on human health or the environment, including any substance, material or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “solid waste,” “pollutant or contaminant,” “toxic waste” or words of similar meaning under Environmental Laws, including, without limitation, any flammable materials, explosives, radon, radioactive materials, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, Hazardous Wastes, and Toxic Substances.
“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state Law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.
“Headquarters Lease” shall mean, collectively, (a) the Amended and Restated Lease Agreement made and executed on February 28, 2003, but effective as of February 15, 2001 (as it may be amended, restated, supplemented or otherwise modified from time to time) between South Woodbury and Borrower, with respect to the real property commonly known as 3912 Brumbaugh Road, New Enterprise, Pennsylvania 16664, and (b) the Lease Agreement made and executed on February 28, 2003, but effective as of February 15, 2001 (as it may be amended, restated, supplemented or otherwise modified from time to time) between South Woodbury and Borrower, with respect to the real property commonly known as 127 NESL Drive, Roaring Spring, Pennsylvania 16673.
“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities or liabilities in respect of any other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, in each case, not entered into for speculative purposes.
“Indebtedness” shall mean, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) all Hedge Liabilities; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due); (g) all Disqualified Equity Interests; (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) all liabilities of such Person in respect of any Plan; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, the Loan Parties under any Loan Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture Trustee” shall mean Wells Fargo Bank, National Association, as the trustee under the Unsecured Notes Indenture.
“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.
“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided, that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Insolvency Proceeding” shall mean any case or proceeding constituting an Event of Default under Section 9.7 hereof.
“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.
“Intellectual Property Security Agreements” shall mean, collectively, any Copyright Agreement, Patent Agreement and Trademark Agreement.
“Intercreditor Agreement” shall mean (i) that certain Intercreditor Agreement, dated as of the Closing Date, by and among the Collateral Agent and the Revolving Collateral Agent, as acknowledged by the Loan Parties or (ii) to the extent the Revolving Credit Agreement existing on the Closing Date is replaced or refinanced, such other intercreditor agreement entered into from time to time between the Collateral Agent and a successor revolving loan agent or lender either (A) on terms substantially the same terms as the Intercreditor Agreement in effect on the Closing Date (and Lenders hereby authorize the Collateral Agent to enter into such new intercreditor agreement) or (B) on such other terms as may be reasonably acceptable to the Collateral Agent (acting at the direction of Required Lenders).
“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(a) hereof.
“Interest Rate” shall mean (a) with respect to Domestic Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.
“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Loan Party and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.
“Inventory” shall mean and include as to each Loan Party all of such Loan Party’s inventory (as defined in Article 9 of the Uniform Commercial Code).
“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, including the establishment or creation of a Subsidiary, (b) a loan, advance or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) make any Acquisition or any other purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.
“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit 1.2(b).
“Junior Indebtedness” shall mean (i) the Unsecured Notes or (ii) any other Indebtedness of any Loan Party or their Subsidiaries for borrowed money that is (x) subordinated in right of payment to the Obligations by its terms or (y) unsecured or secured on a junior lien basis to the Liens securing the Obligations (other than the Revolving Loan Obligations).
“Land Management Agreement” shall mean that certain land management agreement, dated as of June 16, 2014, by and between NESL and the Commonwealth of Pennsylvania, acting through the Department of Conservation and Natural Resources, Bureau of Forestry (the “Department”), pursuant to which NESL has agreed to donate the Bakersville Quarry Surplus Parcel to the Department in exchange for the right to use three fill sites totaling 8.16 acres of land located in Forbes State Forest, Pennsylvania for the purpose of placing excess dirt fill material resulting from NESL’s construction activities on a Pennsylvania Turnpike project in Cook Township, Westmoreland County, and Jefferson Township, Somerset County, Pennsylvania.
“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, guidelines, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.
“Lead Arrangers” shall mean each Person acting in its capacity as joint lead arranger pursuant to the Engagement Letter.
“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee of, the Material Real Property on Schedule 1A-2 hereto.
“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of each provision of this Agreement or any other Loan Document which provides for the granting of a security interest or other Lien to Collateral Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities) is owed.
“Lender Fee Letter” shall mean that certain fee letter, dated as of the Closing Date, among the Loan Parties and certain of the Lenders or their Affiliates.
“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and for which such Lender confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into by the Loan Parties for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by Borrower, any Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of Borrower and each Guarantor, be guaranteed obligations under the Guarantees and secured obligations under the Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.5 hereof.
“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Administrative Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into by the Loan Parties for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by Borrower, any Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be “Obligations” of such Person and of Borrower and each Guarantor, be guaranteed obligations under the Guarantees and secured obligations under the Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.5 hereof.
“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.
“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest one hundredth of one percent (1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Administrative Agent which has been approved by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making London Interbank Offered Rate available) as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal 1.00 minus the Reserve Percentage. The LIBOR Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate successor as shown on
Bloomberg Page BBAM1
LIBOR Rate =	1.00 - Reserve Percentage

provided, that the LIBOR Rate for purposes of interest rate determinations with respect to the Loans shall at no time be less than one percent (1.00%) per annum.
The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Administrative Agent shall give reasonably prompt notice to Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
“LIBOR Rate Loan” shall mean any Loan that bears interest based on the LIBOR Rate.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction.
“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Collateral Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance satisfactory to Collateral Agent.
“Loan Documents” shall mean this Agreement, the Security Agreement, the Mortgages, the Note, the Perfection Certificates, the Fee Letters, any Guarantee, the Intercreditor Agreement, any Bonding Intercreditor Agreement, any environmental indemnity agreements and any and all other agreements, instruments and documents, including intercreditor agreements, mortgage subordinations, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrower or any Guarantor and/or delivered to Administrative Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof. For purposes of the Collateral Documents and the Guarantees hereunder, “Loan Documents” also includes any Lender-Provided Interest Rate Hedge and any Lender-Provided Foreign Currency Hedge.
“Loan Parties” shall mean, collectively, Borrower and the Guarantors.

“Loan Transfer Supplement” shall mean a document in the form of Exhibit 14.3 hereto, properly completed and otherwise in form and substance satisfactory to Administrative Agent by which the Purchasing Lender purchases and assumes a Loan under this Agreement.
“Loans” shall mean, collectively, the Tranche A Term Loans and the Tranche B Term Loans; provided, upon and following the occurrence of a Collateral Event, the Tranche A Term Loans and the Tranche B Term Loans shall be treated as single Class of Loans for all purposes under the Loan Documents.
“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of the Loan Parties and their Subsidiaries, taken as a whole, (b) the binding nature, validity or enforceability of this Agreement or the other Loan Documents, (c) the Loan Parties’ ability (taken as a whole) to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (d) the value of the Collateral (taken as a whole), (e) the validity, perfection or priority of Collateral Agent’s Liens on the Collateral or (f) the practical realization of the benefits of Agents’ and Lenders’ rights and remedies under this Agreement or the other Loan Documents (taken as a whole).
“Material Contract” shall mean (a) any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, involving monetary liability (contingent or otherwise) of or to any such Person in an amount in excess of (i) $7,000,000 per annum for any contract other than a road building or other materials supply contract or (ii) $15,000,000 per annum for any road building or other materials supply contract, (b) indemnity agreements with any bonding companies, or (c) any other contract or agreement, written or oral, of any Loan Party, the failure by any party thereto to comply with which could reasonably be expected to result in a Material Adverse Effect.
“Material Indebtedness” shall have the meaning ascribed thereto in Section 9.11.
“Material Real Property” shall mean (a) any of the parcels of real property owned by a Loan Party listed on Schedule 1A-1 hereto and any of the parcels of real property leased by a Loan Party listed on Schedule 1A-2 hereto and (b) any additional parcel of real property or group of contiguous parcels of real property (including improvements thereon, fixtures thereto, minerals contained therein before extraction, and proceeds of each of the foregoing) acquired by a Loan Party having a purchase price in excess of $2,500,000 (in the case of a purchase) or leased by a Loan Party having annual rent payments (other than royalty payments or arrangements for extracted minerals pursuant to any Mining Lease, but including any payments other than or in addition to such royalty payments or arrangements for the underlying real property) in excess of $500,000 (in the case of a lease) (provided, that such threshold shall not be applicable in the case of real property (including all minerals contained therein before extraction) that is integrally related to the ownership or operation of a property subject or intended to be subject to a Mortgage or otherwise necessary for such mortgaged property to be in compliance with all requirements of Law applicable to such mortgaged property) that, from time to time, may become subject to a first-priority perfected Lien in favor of Collateral Agent in accordance with the Collateral Documents, in each case of clauses (a) and (b) including improvements thereon, fixtures thereto, minerals contained therein before extraction, and substitutions, replacements, products, insurance proceeds with respect to and other proceeds of the foregoing.
“Material Real Property Collateral Requirements” shall mean, with respect to any Material Real Property and at the cost of Borrower or other applicable Loan Party, (i) the due execution and delivery of Mortgages and authorization to file UCC financing statements covering as-extracted collateral in form substantially similar to the forms delivered on the Closing Date, and reasonably satisfactory to Administrative Agent and its counsel to account for local law matters; (ii) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered in form suitable for filing and recording, in all filing or recording offices that the Administrative Agent may deem reasonably necessary to create a valid first and subsisting Lien on the Material Real Property (including on as-extracted Collateral) for the benefit of the Secured Parties (and adequate provision for such filing or recording has been made in a manner reasonably acceptable to Administrative Agent) and that all filing and recording taxes and fees have been paid or placed in escrow with the title company by the applicable Loan Party pending filing and recording; (iii) issuance of fully paid mortgagee title insurance policies (or binding commitments to issue such title insurance policies, marked to evidence the form of such policies to be delivered with respect to the Mortgages), in standard ALTA 2006 form (or such other state required form) and with such available endorsements comparable to those obtained in the title insurance policies issued on the Closing Date (and a leasehold endorsement if the Material Real Property includes a leasehold estate) and in amounts not less than that paid by the Loan Party for the acquisition of the applicable Material Real Property (or if the Material Real Property is a leasehold estate, in an amount not less than the amount of the policy obtained in good faith by the Loan Party in connection with the acquisition of the leasehold, or if no such policy was obtained, in an amount equal to the fair market value of such leasehold estate as reasonably determined by the Administrative Agent (at the direction of the Required Lenders) in consultation with the Loan Party); (iv) delivery of a survey or mapping of such Material Real Property in a similar form as delivered on the Closing Date and certified to such parties as Administrative Agent may reasonably require; (v) evidence that all other actions that Administrative Agent may deem reasonably necessary in order to create valid first and subsisting Liens on the property described in the Mortgages (including on as-extracted Collateral have been taken); (vi) if any improvement to the applicable Material Real Property is located in a special flood hazard area, evidence that flood insurance is in effect with respect to the Material Real Property in form, substance and amount reasonably satisfactory to Administrative Agent; (vii) evidence reasonably satisfactory to Administrative Agent that all other insurance required by this Agreement is in effect with respect to such Material Real Property in compliance with the requirements of this Agreement; (viii) customary written opinions from counsel for the applicable Loan Party reasonably satisfactory to Administrative Agent, including local counsel in jurisdictions in which the Mortgaged Property is located, in form and substance reasonably satisfactory to Administrative Agent (and, including without limitation, due execution and authority of each applicable Loan Party and the enforceability and perfection of each Mortgage and related UCC financing statements covering as-extracted collateral).
“Maturity Date” shall mean the earliest to occur of (a) July 8, 2021, (b) June 1, 2018 if an Acceptable Unsecured Notes Refinancing has not been consummated on or prior thereto (the “Springing Maturity Date”), and (c) the date on which the Loans are accelerated pursuant to Section 10.1(a) hereof.
“Minimum EBITDA Threshold” shall have the meaning set forth in Section 5.5 hereof.
“Mining Lease” shall mean any lease, license or similar arrangement for the blasting, mining, quarrying, excavating, stockpiling, transporting, conveying, crushing, washing, screening, processing, manufacturing, testing, grading, storing, loading, weighing or sale of any Mining Material, or any activity related, associated or ancillary to any of the foregoing.
“Mining Material” shall mean any rock, stone, mineral, soil, coal, shale, sand, overburden, spoil, fill or borrow material and any product containing any of the foregoing.
“Modified Loan Transfer Supplement” shall have the meaning set forth in Section 14.3(d) hereof.
“Mortgage” shall mean any mortgage or deed of trust on the Real Property securing or intending to secure the Obligations in favor of the Collateral Agent for the benefit of the Lenders.
“MRP Appraisal” shall have the meaning set forth in Section 5.18 hereof.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.
“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Proceeds” shall mean:
(a)    when used in respect of any sale or other disposition of assets or any casualty, condemnation or other recovery event by or with respect to the Borrower or any of its Subsidiaries, the gross proceeds actually received by or paid to or for the account of the Borrower or any of its Subsidiaries in cash (including payment in respect of deferred payment obligations but only when received in the form of cash), from such sale, disposition, casualty, condemnation, or recovery event less the sum of (i) all reasonable legal, accounting, title, recording and transfer tax expenses, commissions and other customary fees and expenses actually incurred and paid in cash (other than to the Borrower or any of its Subsidiaries), and all other federal, state, provincial and local taxes assessed and paid in cash, in connection therewith (including, without limitation, reasonable attorney’s fees, investment banking fees, brokerage and consulting fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes), (ii) the principal amount of, premium, if any, interest on, or breakage costs in respect of any Indebtedness permitted by this Agreement which is secured by a Lien on the assets which are the subject of such sale, disposition, casualty, condemnation, or recovery event, which Lien is senior (and permitted under the terms of this Agreement to be senior) to the Lien granted to the Collateral Agent pursuant to the Loan Documents, and which Indebtedness is required to be repaid and is repaid in cash in connection with such event, (iii) taxes paid or reasonably estimated to be payable (including pursuant to any tax sharing arrangements) as a result of any gain recognized in connection therewith by such Person or any of the direct or indirect stockholders thereof and attributable to such sale or other disposition of assets or any casualty, condemnation or other recovery event and (iv) amounts required to be held in an escrow or similar reserve account against any liabilities associated with such sale, or disposition (including, without limitation, any pension and other post-employment benefit liabilities and liabilities related to any indemnification obligations and/or purchase price adjustments associated with such transaction) until such time as such amounts are released from the escrow or similar reserve account (at which time they shall be included as Net Proceeds); and
(b)    when used in respect in respect of any issuance of Equity Interests or incurrence of Indebtedness, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.
For the avoidance of doubt, if any proceeds are received in a form other than cash and subsequently converted into cash, then such proceeds shall be treated as Net Proceeds for purposes of Section 2.7 at such time as they are converted into cash.
“New York Assignments of Mortgages” shall have the meaning set forth in Section 2.1(c) hereof.
“Non-Consenting Lender” shall have the meaning set forth in Section 3.10(b) hereof.
“Non-Qualifying Party” shall mean any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.
“Notes” shall mean, collectively, the Tranche A Term Notes and Tranche B Term Notes.
“Notice of Intent to Cure” shall have the meaning set forth in Section 10.6(a) hereof.
“Obligations” shall mean and include any and all loans (including, without limitation, all Loans), advances, debts, liabilities, premiums (including, without limitation, the Prepayment Premium, Specified Prepayment Premium and Special Voluntary Prepayment Applicable Premium), obligations, covenants and duties owing by Borrower or any Guarantor or any Subsidiary of Borrower or any Guarantor to Lenders or Administrative Agent (or to any other direct or indirect subsidiary or affiliate of any Lender or Administrative Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Loan Party and any indemnification obligations payable by any Loan Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit accounts or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Administrative Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, (a) arising under, out of, or in connection with, this Agreement, the other Loan Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses for which Borrower is liable under Section 14.9 hereof or (b) constituting Hedge Liabilities in respect of any Lender-Provided Interest Rate Hedge or Lender-Provided Foreign Currency Hedge. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liability or Liabilities.
“Ordinary Course of Business” shall mean, with respect to any Loan Party, the ordinary course of such Loan Party’s business as conducted on the Closing Date.
“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, any Loan Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, excise, filing, property or similar Taxes, charges or similar levies arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of the Loans (other than an assignment made pursuant to Section 3.10).
“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, fifty percent (50%) or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.
“Participant” shall have the meaning set forth in Section 14.3(b) hereof.
“Participant Register” shall have the meaning set forth in Section 14.3(b) hereof.
“Patent Agreement” shall mean that certain Patent Security Agreement executed by certain Loan Parties in favor of Collateral Agent dated as of the Closing Date and any other patent security agreement executed subsequent to the Closing Date by any other Person to secure the Obligations.
“Payment Office” shall mean (a) initially 225 W. Washington Street, 21st Floor, Chicago, Illinois 60606; thereafter, such other office of Administrative Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office and (b) where applicable, such account of Administrative Agent which it may designate by notice to Borrower and to each Lender to be the Payment Office for purposes of receiving payments hereunder.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (a) is maintained or to which contributions are required by any Loan Party or any member of the Controlled Group or (b) has at any time within the preceding five (5) years been maintained or to which contributions have been required by Borrower or any entity which was at such time a member of the Controlled Group.
“Perfection Certificates” shall mean, collectively, the information questionnaires and the responses thereto provided by each Loan Party and delivered to the Lenders and Administrative Agent on or before the Closing Date.
“Permitted Acquisition” means any Acquisition by a Loan Party of all of the Equity Interests of a Target or all or substantially all of the assets of a Target, in each case, to the extent that each of the following conditions shall have been satisfied:
(a)the Borrower shall have delivered to the Administrative Agent at least two (2) Business Days prior to the consummation thereof (or such shorter period as Administrative Agent (at the direction of the Required Lenders) may accept):
(i)(x) notice of such Acquisition setting forth in reasonable detail the terms and conditions of such Acquisition, (y) pro forma financial statements of the Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith and (z) to the extent available, a due diligence package, in each case, prior to closing of such Acquisition;
(ii)a certificate of a Responsible Officer of the Borrower demonstrating on a Pro Forma Basis after giving effect to the consummation of such Acquisition that the First Lien Leverage Ratio does not exceed 4.25 to 1.00; and
(iii)to the extent available, such other information agreements, instruments and other documents as the Administrative Agent (at the direction of the Required Lenders) reasonably shall request;
(b)the Borrower shall have delivered to the Administrative Agent (i) as soon as available, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (ii) to the extent required under the related acquisition agreement, all consents and approvals from applicable Persons and (iii) if required by the Administrative Agent (at the direction of the Required Lenders), environmental assessments satisfactory to the Administrative Agent (at the direction of the Required Lenders);

(c)the Loan Parties (including any new Subsidiary to the extent required by Section 6.12(a)) shall execute and deliver the agreements, instruments and other documents required by Section 6.12(a);
(d)such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of the Target;
(e)the total consideration paid or payable (including all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Loan Parties and their Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, including any earnout obligation or similar deferred or contingent obligation) (such amounts, collectively, the “Acquisition Consideration”) for all Acquisitions consummated during (x) any fiscal year shall not exceed $50,000,000 in the aggregate for all such Acquisitions during such fiscal year and (y) the term of this Agreement shall not exceed $120,000,000 in the aggregate for all such Acquisitions during the term of this Agreement;
(f)such Acquisition shall be of a Target organized under the laws of any State in the United States or the District of Columbia or of Property all or substantially all of which is located within the United States; and
(g)no Default or Event of Default has occurred and is continuing or would result therefrom.
“Permitted Bonding Company” shall mean any surety recognized in the industry as providing bonding services; provided, however, that, except with respect to Permitted Non-Job Surety Bonding Arrangements that do not require intercreditor agreements, no such surety shall be deemed a “Permitted Bonding Company” unless the Loan Parties deliver a Bonding Intercreditor Agreement between the applicable Loan Party, on one hand, and such surety on the other hand, (a) with respect to any surety to be designated a Permitted Bonding Company on the Closing Date, on the Closing Date and (b) with respect to any surety to be designated a Permitted Bonding Company after the Closing Date, on the date or within thirty (30) days of such designation.
“Permitted Business” shall mean the businesses conducted by the Loan Parties and their Subsidiaries as of the Closing Date and other businesses reasonably related to the foregoing.
“Permitted CapEx” shall have the meaning set forth in Section 6.6 hereof.
“Permitted Encumbrances” shall mean:
(h)Liens in favor of Collateral Agent for the benefit of the Secured Parties;
(i)Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;
(j)pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the Ordinary Course of Business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower and its Subsidiaries;
(k)deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business, provided, that any contractual Liens on Collateral securing performance bonds shall be Surety Liens in favor of Permitted Bonding Companies;
(l)Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any Subsidiary thereof, or any property of any Loan Party or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 9.6 hereof;
(m)carriers’, repairmens’, mechanics’, workers’, materialmen’s, landlord’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are (i) not overdue for a period of more than 30 days or (ii) being Properly Contested;
(n)Liens in favor of customs or revenue authorities arising as a matter of Law to secure payment of custom duties in connection with the importation of goods;
(o)Liens securing Hedge Liabilities and the costs thereof so long as the related Indebtedness (if any) is permitted to be incurred hereunder;
(p)Liens in respect of Purchase Money Indebtedness or Capitalized Lease Obligations; provided, that (i) any such lien shall not encumber any other property of any Loan Party (other than assets and property affixed or appurtenant thereto) and (ii) such Indebtedness is permitted under clause (b) of the definition of Permitted Indebtedness;
(q)easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of any of the Loan Parties or their Subsidiaries;
(r)any exceptions listed on Schedule B of the title insurance policies delivered to and accepted by Administrative Agent and Lenders under Section 7.1(h);

(s)Liens securing Indebtedness due under the Revolving Credit Agreement or any other asset-based revolving credit facility permitted pursuant to clause (e)(ii) of the definition of Permitted Indebtedness, which Liens are subject to an Intercreditor Agreement;
(t)security deposits and similar deposits in connection with leases or similar obligations made in the Ordinary Course of Business;
(u)leases and subleases granted to others with respect to real property of any of the Loan Parties or their Subsidiaries that do not materially interfere with the Ordinary Course of Business of the Loan Parties;
(v)non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business;
(w)Liens to secure any Permitted Refinancing Indebtedness (or successive Permitted Refinancing Indebtedness) as a whole, or in part, in respect of any Indebtedness secured by any Lien; provided, however, that:
(i)such new Lien shall have the same Lien priority as the original Lien and be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and
(ii)the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Permitted Encumbrance and (B) the amount of any discounts, commissions, premiums, fees and other costs and expenses related to such refinancing, refunding, extension, renewal, exchange or replacement;
(x)Liens existing on the Closing Date and disclosed on Schedule 1.2;
(y)other Liens incidental to the conduct of the business of the Loan Parties, or the ownership of their assets, so long as (i) the aggregate principal amount of the Indebtedness and other obligations secured thereby does not exceed, in the aggregate amount for all Loan Parties, $10,000,000 at any time outstanding, (ii) such Liens do not materially impair the use or value of the property subject thereto in its use in the business of the Loan Parties and (iii) if such Liens attach to Collateral, then such Liens shall be junior and subordinate to the Collateral Agent’s Lien on such Collateral pursuant to an intercreditor agreement in form and substance satisfactory to the Administrative Agent and the Required Lenders;
(z)the filing of financing statements under the Uniform Commercial Code or comparable Law of any jurisdiction solely as a precautionary measure in connection with operating leases;
(aa)Liens to secure any Acceptable Refinancing Debt; provided, however, that such Lien shall have a Lien priority junior to the Obligations and the Revolving Loan Obligations;
(ab)[Reserved];
(ac)Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the Ordinary Course of Business;
(ad)Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the Ordinary Course of Business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; and
(ae)Liens solely on any cash earnest money deposits made by any Loan Party and/or any Subsidiary in connection with any letter of intent or purchase agreement with respect to any Permitted Investment.

“Permitted Indebtedness” shall mean:
(af)the Obligations;
(ag)Capitalized Lease Obligations and Purchase Money Indebtedness; provided, that (i) the Capital Expenditures financed thereby are permitted under Section 6.6 hereof and (ii) the aggregate amount of Capitalized Lease Obligations and Purchase Money Indebtedness shall not exceed $75,000,000 at any one time outstanding;
(ah)any guarantees of Indebtedness permitted under Section 6.3 hereof;
(ai)any Indebtedness (other than Capitalized Lease Obligations and Purchase Money Indebtedness) existing on the Closing Date and listed on Schedule 4.8(b)(ii) hereof;
(aj)Indebtedness due under (i) the Unsecured Notes in an aggregate principal amount not to exceed $250,000,000 less the principal amount of Unsecured Notes refinanced, refunded, extended, renewed, exchanged or replaced (including pursuant to an Acceptable Unsecured Notes Refinancing) and (ii) a customary asset-based revolving credit facility in an aggregate principal amount not to exceed $105,000,000 or, after an Acceptable Unsecured Notes Refinancing, in an aggregate principal amount not to exceed $125,000,000, provided that, in case of this clause (e)(ii), (A) the Loan Parties and the trustee, administrative agent, collateral agent or similar agent under the agreement pursuant to which such Indebtedness is incurred shall have entered into an Intercreditor Agreement, (B) such Indebtedness shall have a final maturity no earlier than the Indebtedness under the Revolving Credit Agreement as in effect on the Closing Date, (C) such Indebtedness have the same obligors (or their successors) as the Indebtedness under this Agreement, (D) such Indebtedness shall not have a per annum Yield greater than the sum of (1) the per annum Yield under the Revolving Credit Agreement as in effect on the Closing Date (including on account of upfront fees paid in connection with the Revolving Credit Agreement entered into on February 12, 2014) plus (2) 2.5% per annum and (E) such Indebtedness shall not have any (x) original issue discount, (y) optional or mandatory prepayment premium, commitment termination or reduction fee, or exit fee (including any exit fee earned prior to the termination of such Indebtedness) or similar fee or penalty (other than customary Eurodollar interest period breakage costs) or (z) term loan component.
(ak)Hedge Liabilities that are entered into by the Loan Parties to hedge their risks with respect to interest rate risk, exchange rate risk with respect to any currency exchange, commodity risk or any combination of the foregoing and not for speculative or investment purposes;
(al)obligations in respect of surety bonds of Permitted Bonding Companies in the Ordinary Course of Business;
(am)obligations in respect of letters of credit that are unsecured, in an aggregate outstanding amount not to exceed $3,000,000;
(an)obligations in respect of appeal bonds or similar obligations in respect of judgments, which judgments do not constitute an Event of Default and letters of credit, bank guarantees, surety bonds, performance bonds or similar instruments issued to support such liabilities;
(ao)Indebtedness of Rock Solid Insurance to any Loan Party or any Subsidiary, or consisting of any Loan Party’s guarantee of Indebtedness of Rock Solid Insurance to the extent such guaranteed Indebtedness is permitted under this Agreement; provided, that such loan to Rock Solid Insurance is a Permitted Investment;
(ap)intercompany Indebtedness owing from a Loan Party to any other Loan Party in accordance with clause (c) of the definition of Permitted Loans;
(aq)Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence, and (ii) in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any similar arrangements in the Ordinary Course of Business;
(ar)liabilities in respect of any Plan;
(as)obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements constituting Indebtedness;
(at)Indebtedness not otherwise permitted pursuant to clauses (a) through (n) above in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
(au)in the case of (x) clause (d) above and (y) after the consummation of an Acceptable Unsecured Notes Refinancing, clause (e)(i) above with respect to any Unsecured Notes that remain outstanding immediately after the consummation of the Acceptable Unsecured Notes Refinancing and clause (q) below, Permitted Refinancing Indebtedness;
(av)upon the consummation of an Acceptable Unsecured Notes Refinancing, Acceptable Refinancing Debt;
(aw)Indebtedness of any Loan Party consisting of take-or-pay obligations contained in supply arrangements, in each case, in the Ordinary Course of Business; and
(ax)without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted under clauses (a) through (r) above.

“Permitted Investments” shall mean:
(ay)Investments in readily marketable obligations issued or directly and fully guaranteed by the United States of America or any agency thereof having average maturities of not more than three hundred sixty-five (365) days from the date of acquisition thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof;
(az)Investments in securities with maturities of three hundred sixty-five (365) days or less from the date of acquisition that are issued or fully guaranteed by any state, district or territory of the United States, by any political subdivision or taxing authority of any such state, district or territory or by any foreign government, the securities of which state, district or territory, taxing authority or foreign government (as the case may be) are rated at least A-1 or P-1 (or the equivalent rating);
(ba)Investments in commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating) issued by a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency;
(bb)Investments in certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency;

(bc)Investments in U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof;
(bd)Permitted Loans;
(be)Investments by any Loan Party in any other Loan Party;
(bf)any Investment in or loan to Rock Solid Insurance for the purpose of, and to the extent necessary or, in the good faith determination of the board of directors of Borrower, desirable to (x) pay franchise taxes and other fees, taxes and expenses to the extent required to maintain Rock Solid Insurance’s corporate existence and (y) fund self-insurance obligations in the Ordinary Course of Business and consistent with Borrower’s past practice; provided, however, the Loan Parties shall make no Investment in Rock Solid Insurance in excess of the amount that is required by Applicable Law to fund such self-insurance obligations if there is a Default or Event of Default then in existence or caused thereby;
(bg)Investments received in settlement of obligations owed to a Loan Party by an unrelated Person and as a result of bankruptcy or insolvency proceedings of such Person or a foreclosure or enforcement of a Lien in favor of such Loan Party;
(bh)promissory notes and other non-cash consideration received in connection with sales, dispositions or transfers of assets permitted by Section 6.1;
(bi)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business;
(bj)Investments existing on the Closing Date and listed on Schedule 6.4 hereof;
(bk)Investments (i) received (A) in satisfaction or partial satisfaction thereof from financially troubled suppliers and/or account debtors to the extent reasonably necessary in order to prevent or limit loss in the Ordinary Course of Business, (B) in connection with the bankruptcy or reorganization of any Person, (C) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (D) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes arising in the Ordinary Course of Business, (ii) in the form of advances made to distributors and suppliers in the Ordinary Course of Business, (iii) made in the Ordinary Course of Business consisting of UCC Article 3 endorsements for collection or deposit and (iv) made in the Ordinary Course of Business consisting of UCC Article 4 customary trade arrangements with customers consistent with past practice;
(bl)Investments in joint ventures permitted under Section 6.12(b);
(bm)Investments consisting of the repurchase, redemption, repayment, prepayment, discharge, acquisition, extinguishment or satisfaction of Indebtedness to the extent permitted under Section 6.17 and Section 6.18 hereof;
(bn)Permitted Acquisitions;
(bo)Investments not otherwise permitted pursuant to clauses (a) through (p) above in an aggregate principal amount not to exceed $15,000,000 at any time outstanding; and
(bp)Investments consisting of transactions permitted under clause (f) of the definition of “Permitted Indebtedness.”

“Permitted Loans” shall mean: (a) the extension of trade credit (not to exceed sixty (60) days beyond customary terms) by a Loan Party to its Customer(s), in the Ordinary Course of Business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to employees in the Ordinary Course of Business for travel, entertainment and relocation expenses, not to exceed as to all such loans the aggregate amount of $250,000 at any time outstanding; and (c) intercompany loans between and among any of the Loan Parties, so long as, at the request of Administrative Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by the Loan Parties) on terms and conditions (including terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations) acceptable to Administrative Agent in its reasonable discretion that has been delivered to Administrative Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party(ies) that are the payee(s) on such note.
“Permitted Non-Job Surety Bonding Arrangements” shall mean surety bonds that are: (a) to secure either a Loan Party’s statutory obligations in respect of workers compensation or a Loan Party’s mining reclamation obligations to the applicable State or Commonwealth in which a mine is located or for other purposes approved in advance in writing by Administrative Agent but not including performance under contracts for the provision of goods or services; (b) issued by sureties recognized in the industry as providing bonding services; (c) not secured by any Material Real Property constituting Collateral; (d) entered into in the Ordinary Course of Business; and (e) if there is an intercreditor agreement in favor of the holders of any other Material Indebtedness (or agent on their behalf) with respect to such bonding arrangements, there is also a similar intercreditor agreement in favor of the Collateral Agent; provided, the Collateral Agent (at the direction of the Required Lenders) may agree to waive the requirements set forth in the foregoing clause (e) in its sole discretion.
“Permitted Refinancing Indebtedness” shall mean in respect of any Indebtedness, any refinancing, refunding, extension, renewal, exchange or replacement thereof; provided, that:

(bq)(i) the Permitted Refinancing Indebtedness is subordinated to the Obligations to at least the same extent as the Indebtedness being refunded, refinanced, extended, renewed or replaced, if such Indebtedness was subordinated to the Obligations and (ii) the Permitted Refinancing Indebtedness is unsecured if the Indebtedness being refunded, refinanced or extended was unsecured;
(br)the Permitted Refinancing Indebtedness has a final maturity either (i) no earlier than the Indebtedness being refunded, refinanced, extended, renewed or replaced or (ii) at least ninety-one (91) days after the Maturity Date;
(bs)the Permitted Refinancing Indebtedness has a weighted average life to maturity at the time such Permitted Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the Indebtedness being refunded, refinanced, renewed, replaced or extended;
(bt)such Permitted Refinancing Indebtedness is in an aggregate principal amount that is less than or equal to the sum of (i) the aggregate principal amount then outstanding (or, in the case of a revolving credit facility, the maximum amount that may be outstanding at the time of such refunding, refinancing, renewal, replacement or extension) under the Indebtedness being refunded, refinanced, renewed, replaced or extended, (ii) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced, renewed, replaced or extended and (iii) the aggregate amount of any discounts, commissions, premiums, fees and other costs and expenses related to the incurrence of such Permitted Refinancing Indebtedness; and
(bu)such Permitted Refinancing Indebtedness has the same obligors (or their successors) as the Indebtedness being refunded, refinanced, renewed, replaced or extended.
“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan, as defined herein) maintained by any Loan Party or any member of the Controlled Group or to which any Loan Party or any member of the Controlled Group is required to contribute, but excluding any Multiemployer Plan.
“Plant” shall mean a parcel or group of parcels of real property identified as a “Plant” on Schedules 1A-1 and 1A-2.
“Plant and Quarry Assets” shall mean any and all of the assets related to the plant and quarry operations of the Loan Parties, as more fully described on Schedule 1.3 hereto.
“Platform” shall have the meaning set forth in Section 14.15 hereof.
“Preliminary Refinancing Proposal Delivery Date” shall have the meaning set forth in Section 2.10(a)(ii) hereof.
“Prepayment Premium” shall mean in the event of a voluntary or mandatory repayment or prepayment, or an acceleration, of Loans or the Loans becoming due and payable pursuant to this Agreement: (a) at any time on or prior to the date of consummation of an Acceptable Unsecured Notes Refinancing, and (i) on or prior to the date that is four (4) years after the Closing Date, the Applicable Premium, and (ii) after the date that is four (4) years after the Closing Date, zero, and (b) at any time after the date of consummation of an Acceptable Unsecured Notes Refinancing, and (i) on or prior to the date that is two (2) years after the Closing Date, the Applicable Premium, (ii) after the date that is two (2) years after the Closing Date, but on or prior to the date that is three (3) years after the Closing Date, four and one-half percent (4.5%) of the principal amount of the Loans so repaid, prepaid or that has become or is declared accelerated pursuant to Article X or otherwise, (iii) after the date that is three (3) years after the Closing Date, but on or prior to the date that is four (4) years after the Closing Date, two and one-quarter percent (2.25%) of the principal amount of the Loans so repaid, prepaid or that has become or is declared accelerated pursuant to Article X or otherwise, and (iv) after the date that is four (4) years after the Closing Date, zero.
“Producing Quarries” shall mean the quarries being operated at Material Real Property set forth under the heading “Producing Quarries” in Schedule 1.3.

“Pro Forma Basis” shall mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the trailing twelve-month period most recently ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, such effect shall be given to any acquisition outside of the Ordinary Course of Business, any disposition outside of the Ordinary Course of Business, any designation of any Restricted Subsidiary as an Unrestricted Subsidiary and any designation of any Unrestricted Subsidiary as a Restricted Subsidiary (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period, (ii) in making any determination of First Lien Leverage Ratio or Fixed Charge Coverage Ratio on a Pro Forma Basis, all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid on the first day of the relevant Reference Period, and (iii) (A) for any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, effect shall be given to such designation and all other such designations of Unrestricted Subsidiaries as Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the applicable designation of an Unrestricted Subsidiary as a Subsidiary, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively; provided, that EBITDA shall be further adjusted solely in connection with any Permitted Acquisition, without duplication of any adjustments to EBITDA set forth in the definition of EBITDA, by, without duplication, any operating improvements, restructurings, and similar initiatives, expense reductions and synergies (provided, that (A) it may be assumed, for purposes of projecting such pro forma increase or decrease to EBITDA, that such cost savings, operating improvements, expense reductions and synergies will be realizable during the entirety of the applicable Reference Period (and any additional costs, as applicable, will be incurred during the entirety of such Reference Period), (B) calculations evidencing such cost savings, operating improvements, expense reductions and synergies shall have been provided to the Administrative Agent (for prompt delivery to the Lenders) in a form reasonably acceptable to the Administrative Agent and shall have been certified by the Borrower as being reasonably identifiable and factually supportable and having been determined in good faith to be reasonably anticipated to be realizable within twelve (12) months following any such Permitted Acquisition and (C) the aggregate amount of cost savings, operating improvements, restructurings, and similar initiatives, expense reductions and synergies for the relevant Reference Period shall not exceed 5.0% of EBITDA for the Target in connection with such Permitted Acquisition for the relevant Reference Period).
“Pro Forma Financial Statements” shall have the meaning set forth in Section 4.5(b) hereof.
“Projections” shall have the meaning set forth in Section 4.5(b) hereof.
“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any material assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or Taxes unless enforcement of such Lien and the forfeiture of any assets of such Person are stayed or bonded during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed or bonded pending a timely appeal or other judicial review.
“Proportionate Amount” shall mean (i) with respect to a Transfer of the Tranche A Term Loans and the concurrent Transfer of the Tranche B Term Loans, a fraction (expressed as a percentage) the numerator of which is the aggregate principal amount of Tranche A Term Loans held by the applicable Lender and the denominator of which is the aggregate principal amount of the outstanding Tranche A Term Loans and (ii) with respect to a Transfer of the Tranche B Term Loans and the concurrent Transfer of the Tranche A Term Loans, a fraction (expressed as a percentage) the numerator of which is the aggregate principal amount of Tranche B Term Loans held by the applicable Lender and the denominator of which is the aggregate principal amount of the outstanding Tranche B Term Loans.
“Public Lender” shall have the meaning set forth in Section 14.15 hereof.

“Purchase Money Indebtedness” shall mean Indebtedness:
(a)incurred to finance all or any part of the purchase price or cost of construction, purchase or repairs, improvements or additions to, real property, plant, equipment or other capital assets of such Person (including Indebtedness incurred to refinance any such purchase price or costs initially funded by Borrower or a Subsidiary within one year prior to such incurrence), and any renewal, refunding, replacement, refinancing or extension thereof;
(b)that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased, constructed or improved and directly related assets such as property fixed or appurtenant thereto and proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto; and
(c)that does not exceed one hundred percent (100%) of such purchase price or costs (plus, in the case of any refinancing, the amount of any discounts, commissions, premiums, fees and other costs and expenses related to such refinancing).

“Purchasing CLO” shall have the meaning set forth in Section 14.3(d) hereof.
“Purchasing Lender” shall have the meaning set forth in Section 14.3(c) hereof.
“Qualified ECP Loan Party” shall mean, in respect of any Swap Obligation, each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.
“Real Property” shall mean all real property now or hereafter owned or leased by any Loan Party.
“Reasonable Discretion” shall mean, in relation to any matters requiring approval of the Refinancing Approving Lenders under the definition of Acceptable Unsecured Notes Refinancing, the Refinancing Approving Lenders’ reasonable discretion from the perspective of a Lender under this Agreement exercised in good faith on the basis of the terms of the Refinancing Proposal submitted to the Refinancing Approving Lenders in accordance with Section 2.10 hereof; it being understood that the Refinancing Approving Lenders shall not withhold approval based on any term in such Refinancing Proposal addressed in clauses (a), (b), (c), (d) (without prejudice to the discretion of the Refinancing Approving Lenders with respect to the calculation of Annual Interest Expense pursuant to the definition thereof), (e), (f), (g)(i), and (i) set forth on Schedule 1.6(a) if and to the extent that such term satisfies the requirements set forth in clauses (a), (b), (c), (d) (without prejudice to the discretion of the Refinancing Approving Lenders with respect to the calculation of Annual Interest Expense pursuant to the definition thereof), (e), (f), (g)(i), and (i) set forth on Schedule 1.6(a), as applicable.
“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Administrative Agent hereunder.
“Recipient” shall mean any Agent or any Lender, as applicable.
“Redemption Date” shall mean August 8, 2016.
“Reference Period” shall have the meaning assigned to such term in the definition of “Pro Forma Basis”.
“Refinancing Approving Lenders” shall mean Lenders that are Affiliates of, or an investment advisory client, fund or account managed or advised or sub-advised by, the Person set forth on Schedule 1.6(d) and its controlled Affiliates.

“Refinancing Approving Event” shall mean any time that (i) the Refinancing Approving Lenders hold less than 25% of the aggregate outstanding principal amount of Loans and Commitments held by all Lenders at such time or (ii) any Refinancing Approving Lender is an Excluded Lender; provided that the Loans and Commitments of any Defaulting Lender or Excluded Lender shall be disregarded in determining if a Refinancing Approving Event has occurred under clause (i) of this definition.
“Refinancing Proposal” shall have the meaning set forth in Section 2.10(a)(i) hereof.
“Refinancing Proposal Notice” shall have the meaning set forth in Section 2.10(a)(i) hereof.
“Register” shall have the meaning set forth in Section 14.3(e) hereof.
“Rejection Notice” shall have the meaning set forth in Section 2.7(i) hereof.
“Releases” shall have the meaning set forth in Section 4.7(d)(i) hereof.
“Releasees” shall have the meaning set forth in Section 14.24 hereof.
“Releasors” shall have the meaning set forth in Section 14.24 hereof.
“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.
“Reported” shall mean with respect to any fiscal year, fiscal quarter or month of the Borrower, the delivery to the Administrative Agent of the financial statements required to be delivered with respect to the end of such fiscal year, such fiscal quarter or month under Section 8.7, Section 8.8 or Section 8.9, as applicable.
“Required Lenders” shall mean, as of any date of determination, Lenders holding more than 50% of the aggregate outstanding principal amount of Loans and Commitments held by all Lenders at such time; provided, that (i) if, at such time of determination, any Lender holds more than 66.67% (and less than 100%) of the aggregate outstanding principal amount of Loans and Commitments held by all Lenders at such time, then Required Lenders shall mean at least two (2) Lenders holding more than 75% of the aggregate outstanding principal amount of Loans and Commitments held by all Lenders at such time and (ii) if, at such time of determination, any Lender holds less than or equal to 66.67% of the aggregate outstanding principal amount of Loans and Commitments held by all Lenders at such time but more than 50% of the aggregate outstanding principal amount of Loans and Commitments held by all Lenders at such time, then Required Lenders shall mean at least two (2) Lenders holding more than 66.67% of the aggregate outstanding principal amount of Loans and Commitments held by all Lenders at such time; provided further that the Loans and Commitments of any Defaulting Lender or Excluded Lender shall be disregarded in determining Required Lenders at any time. For purposes of this definition, all Lenders that are Affiliates or are an investment advisory client, fund or account managed or advised or sub-advised by Lenders or Affiliates of Lenders shall be treated as a single Lender.
“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
“Responsible Officer” of any Person shall mean the Chief Executive Officer or Chief Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Subsidiary” shall mean any Subsidiary of a Loan Party other than an Unrestricted Subsidiary.
“Revolving Administrative Agent” shall mean PNC Bank, National Association, in its capacity as administrative agent under the Revolving Credit Agreement including its permitted successors and assigns in such capacity.

“Revolving Collateral Agent” shall mean PNC Bank, National Association, in its capacity as collateral agent under the Revolving Loan Documents including its permitted successors and assigns in such capacity.
“Revolving Credit Agreement” shall mean the Amended and Restated Revolving Credit Agreement, dated as of the Closing Date, among the Loan Parties, the Revolving Loan Lenders, the Revolving Administrative Agent, Collateral Agent, and the Revolving Syndication Agent.
“Revolving Loan Documents” shall mean the Revolving Credit Agreement and the “Other Documents” under and as defined in the Revolving Credit Agreement.
“Revolving Loan Lenders” shall mean the “Lenders” as defined in the Revolving Credit Agreement.
“Revolving Loan Obligations” shall mean the “Obligations” as defined in the Revolving Credit Agreement.
“Revolving Syndication Agent” shall mean Wells Fargo Bank, National Association, as syndication agent under the Revolving Credit Agreement.
“Rock Solid Insurance” shall mean Rock Solid Insurance Company, a South Carolina corporation.
“Rolling Stock” shall mean any mobile/portable piece of equipment that typically moves or is moved by its own wheels, tracks, or skids, including but not limited to automobiles, trucks (both on road and off road), trailers, tractors, bulldozers, scrapers, loaders, cranes, excavators, gradalls, drills, pavers, rollers, milling machines, material transfer vehicles, forklifts, travel lifts, portable crushers, portable screens, portable conveyors, light plants, arrow boards included in fixed assets on the Loan Parties’ consolidated balance sheet, portable and fixed crash attenuators included in fixed assets on the Loan Parties’ consolidated balance sheet, message boards included in fixed assets on the Loan Parties’ consolidated balance sheet and any other motor vehicles and mobile equipment; provided, however, that if any of the foregoing is included as Inventory, then it shall not be Rolling Stock.
“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.
“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Secured Parties” shall mean Administrative Agent, Collateral Agent and Lenders, together with any Affiliates of Administrative Agent and any Lender to whom any Foreign Currency Hedge Liabilities or Interest Rate Hedge Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Agreement” shall mean that certain Security Agreement executed by the Loan Parties in favor of Collateral Agent, for the benefit of the Secured Parties, dated as of the Closing Date, and any other agreement, document or instrument executed subsequent to the Closing Date by any other Person to secure the Obligations.
“Senior Officer” shall mean the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer, General Counsel or Controller of such Person, and any other Person acting in a similar capacity or performing such similar duties.
“Senior Secured Notes” shall mean the 13% Senior Secured Notes due 2018 issued by Borrower pursuant to the Senior Secured Notes Indenture.
“Senior Secured Notes Collateral” shall mean property and assets securing the Senior Secured Notes immediately prior to the Closing Date. For the avoidance of doubt, the Real Property constituting Senior Secured Notes Collateral shall only include the Real Property identified as Senior Secured Notes Collateral Real Property on Schedules 1A-1 and 1A-2.
“Senior Secured Notes Indenture” shall mean the Indenture dated as of March 15, 2012 among Borrower, as issuer, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Settlement Date” shall mean, with respect to any Loans, the date on which such Loans are repaid, prepaid or have become or are declared accelerated pursuant to Article X or otherwise or due and payable pursuant to this Agreement.
“Significant Disposition” means the disposition of a Subsidiary or assets which would reduce EBITDA calculated on a Pro Forma Basis by $500,000 or more.
“South Woodbury” shall mean South Woodbury, LP, a Pennsylvania limited partnership.
“Special Voluntary Prepayment Applicable Premium” shall mean an amount equal to the excess, if any, of (a) the present value of the sum of (x) all required payments of interest (calculated at the rate of interest in effect on the Settlement Date) on the Loans being repaid or prepaid, as the case may be, from the Settlement Date through April 30, 2018 (excluding accrued and unpaid interest to the Settlement Date), plus (y) one hundred four and one half percent (104.5%) of the principal amount of the Loans being repaid or prepaid calculated from April 30, 2018 to the Settlement Date, which present value shall be calculated using a discount rate equal to the Special Voluntary Prepayment Treasury Rate plus 50 basis points over (b) the principal amount of the Loans being repaid or prepaid, as of the day of determination; provided, that in no case shall the Special Voluntary Prepayment Applicable Premium be less than zero (0).
“Special Voluntary Prepayment Treasury Rate” shall mean as of any date of any repayment or prepayment of the Loans, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such date of repayment or prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of repayment or prepayment to April 30, 2018; provided, that if the period from such date of repayment or prepayment to such date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used.
“Specified Applicable Premium” shall mean an amount equal to the excess, if any, of (a) the present value of the sum of (x) all required payments of interest (calculated at the rate of interest in effect on the Settlement Date) on the Loans being repaid or prepaid, as the case may be, from the Settlement Date through the date that is two (2) years after the Closing Date (excluding accrued and unpaid interest to the Settlement Date), plus (y) one hundred four and one half percent (104.5%) of the principal amount of the Loans being repaid or prepaid calculated from the date that is two (2) years after the Closing Date to the Settlement Date, which present value shall be calculated using a discount rate equal to the Specified Treasury Rate plus 50 basis points over (b) the principal amount of the Loans being repaid or prepaid, as of the day of determination; provided, that in no case shall the Specified Applicable Premium be less than zero (0).
“Specified Equity Contribution” shall have the meaning set forth in Section 10.6(a) hereof.
“Specified Prepayment Premium” shall mean in the event of a voluntary or mandatory repayment or prepayment of Loans, (i) on or prior to the date that is two (2) years after the Closing Date, the Specified Applicable Premium, (ii) after the date that is two (2) years after the Closing Date, but on or prior to the date that is three (3) years after the Closing Date, four and one-half percent (4.5%) of the principal amount of the Loans so repaid or prepaid, (iii) after the date that is three (3) years after the Closing Date, but on or prior to the date that is four (4) years after the Closing Date, two and one-quarter percent (2.25%) of the principal amount of the Loans so repaid or prepaid, and (iv) after the date that is four (4) years after the Closing Date, zero.
“Specified Treasury Rate” shall mean as of any date of any repayment or prepayment of the Loans, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such date of repayment or prepayment (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of repayment or prepayment to the date that is two (2) years after the Closing Date; provided, that if the period from such date of repayment or prepayment to such date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used.
“Springing Maturity Date” shall have the meaning provided in the definition of “Maturity Date” contained in this Section 1.2.

“Subsidiary” shall mean, with respect to any Person (referred to in this definition as the “parent”), any other Person of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such Person, or other governing body performing similar functions for such Person, are owned, directly or indirectly, by the parent. Notwithstanding the foregoing (and except for purposes of the definition of Unrestricted Subsidiaries contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of a Loan Party or any of its Subsidiaries for purposes of this Agreement. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.
“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.2.
“Surety Liens” shall mean any and all Liens on Collateral granted by the Loan Parties and/or their Subsidiaries in favor of Permitted Bonding Companies that provide surety bonds for the Loan Parties and their Subsidiaries in the Ordinary Course of Business so long as such Liens (a) secure only their obligations under Bonding Arrangements with such sureties, (b) encumber only assets relating to contracts supported by such Bonding Arrangements but specifically excluding Plant and Quarry Assets and (c) on or after the Closing Date, except with respect to Permitted Non-Job Surety Bonding Arrangements that do not require intercreditor agreements, (to the extent such Liens encumber any property or assets which constitute Collateral) are subject to intercreditor agreements with terms and conditions reasonably satisfactory to Collateral Agent, including standstill terms pursuant to which such Liens are expressly junior and subordinated to the Liens granted by the Loan Parties and their Subsidiaries in favor of Collateral Agent to secure the Obligations and the Revolving Loan Obligations.
“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge or a Lender-Provided Foreign Currency Hedge.
“Target” shall mean any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.
“Taxes” shall mean all present or future taxes, levies, imposts, duties (including stamp duties), deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.
“Term Loan First Lien Collateral” shall have the meaning set forth in the Intercreditor Agreement.
“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (i) which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (ii) could reasonably be expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; (h) the imposition of any Lien on any of the rights, properties or assets of the Loan Parties or any member of the Controlled Group, in either case pursuant to Title I or IV of ERISA; (i) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); or (j) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not late and contributions required to be made to a Pension Benefit Plan in the Ordinary Course of Business, upon any Loan Party or any member of the Controlled Group.
“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 9 U.S.C. §§ 2601 et seq., applicable state Law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trademark Agreement” shall mean that certain Trademark Security Agreement executed by certain Loan Parties in favor of Collateral Agent dated as of the Closing Date and any other trademark security agreement executed subsequent to the Closing Date by any other Person to secure the Obligations.
“Tranche A Term Commitment” shall mean as to each Lender, the commitment of such Lender hereunder set forth as its “Tranche A Term Commitment” opposite its name on Schedule 2.1 hereto. The aggregate amount of the Lenders’ Tranche A Term Commitments as of the Closing Date is $299,000,000.
“Tranche A Term Loans” shall mean, collectively, the term loans made by the Lenders pursuant to Section 2.1(a) hereof on the Closing Date.
“Tranche A Term Notes” shall have the meaning set forth in Section 2.1 hereof.
“Tranche B Term Commitment” shall mean shall mean as to each Lender, the commitment of such Lender hereunder set forth as its “Tranche B Term Commitment” opposite its name on Schedule 2.1 hereto. The aggregate amount of the Lenders’ Tranche B Term Commitments as of the Closing Date is $151,000,000.
“Tranche B Term Loans” shall mean, collectively, the term loans made by the Lenders pursuant to Section 2.1(b) hereof on the Closing Date.
“Tranche B Term Notes” shall have the meaning set forth in Section 2.1 hereof.
“Transactions” shall mean the consummation of the transactions contemplated under the Revolving Loan Documents (together with any amendments thereto) and this Agreement and the other Loan Documents (including the funding on the Closing Date).
“Transfer” shall have the meaning set forth in Section 14.3(i) hereof.
“Transferee” shall have the meaning set forth in Section 14.3(d) hereof.
“Transferred Guarantor” shall have the meaning set forth in Section 12.10 hereof.
“Treasury Rate” shall mean as of any date of any repayment, prepayment or acceleration of the Loans or the Loans becoming due and payable, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such date of repayment, prepayment or acceleration (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date of repayment, prepayment or acceleration or such date the Loans became due and payable to (i) at any time on or prior to the date of consummation of an Acceptable Unsecured Notes Refinancing, the date that is four (4) years after the Closing Date and (ii) at any time after the date of consummation of an Acceptable Unsecured Notes Refinancing, the date that is two (2) years after the Closing Date; provided, that, in each case, if the period from such date of repayment, prepayment or acceleration or such date the Loans became due and payable to such date is less than one (1) year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one (1) year will be used.
“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.
“Union” or “Unions” shall have the meaning set forth in Section 4.14 hereof.

“Unrestricted Subsidiary” shall mean (a) each of (i) NESL II, LLC, (ii) South Woodbury, (iii) Kettle Creek Partners G.P., LLC and (iv) Kettle Creek Partners L.P. and (b) any Subsidiary of a Loan Party designated by the Loan Parties as an Unrestricted Subsidiary hereunder by written notice to Administrative Agent; provided, that the Loan Parties shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenant set forth in Section 5.5, and (c) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under and in accordance with the Revolving Loan Documents, the Unsecured Notes Documents (to the extent they remain in effect) (without giving effect to any waiver of any of the conditions thereto provided for therein), Acceptable Refinancing Debt (if any) or any other Indebtedness for borrowed money of the Borrower or its Subsidiaries (other than Purchase Money Indebtedness); provided, that at the time of the initial investment by a Loan Party or any of its Subsidiaries in such entity, the Loan Parties shall designate such entity as an Unrestricted Subsidiary in a written notice to Administrative Agent. The Loan Parties may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of a Loan Party or any of its Subsidiaries, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) immediately after giving effect to such Subsidiary Redesignation, on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenant set forth in Section 5.5, (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and (v) the Loan Parties shall have delivered to Administrative Agent an officer’s certificate executed by a Responsible Officer of Borrower, certifying to the best of such Responsible Officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations and information required by the preceding clause (iii).
“Unsecured Notes” shall mean the 11% Senior Notes due 2018 issued by Borrower pursuant to the Unsecured Notes Indenture.
“Unsecured Notes Documents” shall mean, collectively, the Unsecured Notes Indenture, the Unsecured Notes and all agreements, documents and instruments executed or delivered in connection with any of the foregoing.
“Unsecured Notes Indenture” shall mean the Indenture, dated as of August 18, 2010, among Borrower, as issuer, and Indenture Trustee, as trustee, as it may be amended, restated, supplemented or otherwise modified from time to time.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yield” means, as to any Indebtedness, interest rate margin (including any interest rate floor to the extent provided below) and upfront fees, provided, that in determining Yield (i) upfront fees shall be equated to an interest rate per annum assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness), (ii) “Yield” shall not include arrangement fees, structuring fees and underwriting fees or other fees not paid generally to all lenders of such Indebtedness; (iii) if any Indebtedness includes an interest rate floor and the Indebtedness being replaced under clause (e)(ii) of the definition of Permitted Indebtedness did not include an interest rate floor, the differential between the interest rate floor and the interest rate (other than interest rate margin) in effect at the time such Indebtedness being replaced is terminated shall be equated to an increase in the interest rate margin and (iv) if any Indebtedness includes an interest rate floor greater than the applicable interest rate floor under the Indebtedness being replaced under clause (e)(ii) of the definition of Permitted Indebtedness, such differential shall be equated to an increase in the interest rate margin.
“Withholding Agent” shall mean any Loan Party and Administrative Agent.

3.Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note”, “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.
4.Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof, but only to the extent that such modifications, supplements, amendments, restatements or replacements are permitted by the Loan Documents. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the other Loan Documents as having been created in favor of Collateral Agent, any agreement entered into by Administrative Agent or Collateral Agent pursuant to this Agreement or any of the other Loan Documents, any payment made by or to or funds received by Administrative Agent pursuant to or as contemplated by this Agreement or any of the other Loan Documents, or any act taken or omitted to be taken by Administrative Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Administrative Agent, the Secured Parties (as applicable) and Lenders. Wherever the phrase “to the best of the Loan Parties’ knowledge”, “to the knowledge of the Loan Parties” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or other Loan Documents, such phrase shall mean and refer to (a) the actual knowledge of a Senior Officer of any Loan Party or (b) the knowledge that a Senior Officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. Where the context requires, the terms “Real Property” and “Material Real Property” shall include a Loan Party’s leasehold interest.

II.	LOANS, PAYMENTS.
1.Loans.
(a)Subject to the terms and conditions set forth herein, each Lender severally agrees to make (i) a Tranche A Term Loan to Borrower on the Closing Date, in a principal amount not to exceed such Lender’s Tranche A Commitment and (ii) a Tranche B Term Loan to Borrower on the Closing Date in a principal amount not to exceed such Lender’s Tranche B Commitment. The Tranche A Term Loans, at each Lender’s option, may be evidenced by one or more secured promissory notes (collectively, the “Tranche A Term Notes”) substantially in the form attached hereto as Exhibit 2.1(a)(1) and the Tranche B Term Loans, at each Lender’s option, may be evidenced by one or more secured promissory notes (collectively, the “Tranche B Term Notes”) substantially in the form attached hereto as Exhibit 2.1(a)(2). Once repaid, the Loans may not be reborrowed.
(b)Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), the funded portion of the Loans to be made on the Closing Date by each Lender (i.e., the amount advanced by such Lender to Borrower on the Closing Date) shall be equal to ninety-nine and one hundredth of one percent (99.01%) of the principal amount of such Loan (it being agreed that the full principal amount of each such Loan will be deemed outstanding on the Closing Date and Borrower shall be obligated to repay one hundred percent (100%) of the principal amount of each such Loan as provided hereunder).

(c)As of the Closing Date, (i) certain proceeds of the Loans shall be applied as consideration for the assignment of the Indebtedness under the Senior Secured Notes pursuant to the assignments of mortgages on Material Real Property in the State of New York, dated as of the Closing Date (“New York Assignments of Mortgages”) and such Indebtedness under the Senior Secured Notes shall be deemed to be assigned from the Collateral Agent to the Lenders on a pro rata basis and amended and restated as Loans outstanding hereunder and (ii) certain proceeds of the Tranche A Term Loans shall be applied as consideration for the assignment of the Indebtedness under the Existing Term Loan assigned pursuant to the New York Assignments of Mortgages and such Indebtedness under the Existing Term Loan shall be deemed to be assigned from the Collateral Agent to the Lenders on a pro rata basis and amended and restated as Tranche A Term Loans outstanding hereunder.
2.Procedures for Requesting Loans; Procedures for Selection of Applicable Interest Rates for Loans.
(a)The Loans shall be made upon the delivery of a Committed Loan Notice by the Borrower to the Administrative Agent. Such Committed Loan Notice must be received by the Administrative Agent not later than 1:00 p.m. one (1) Business Day (or at such later time as may be agreed by the Administrative Agent) prior to the requested date of the borrowing of the Loans. The Borrower hereby elects that the Loans to be made on the Closing Date be LIBOR Rate Loans with an Interest Period of one (1) month, commencing on Closing Date. Interest Periods for LIBOR Rate Loans shall be for one (1), two (2) or three (3) months; provided, that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default. After giving effect to the LIBOR Rate Loans requested hereunder and those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than three (3) LIBOR Rate Loans, in the aggregate.
(b)Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrower shall have elected pursuant to the terms hereof; provided, that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Maturity Date.
(c)Other than the election set forth in the third sentence of Section 2.2(a) above, Borrower shall elect the Interest Period applicable to a LIBOR Rate Loan by its written notice of conversion or continuation given to Administrative Agent pursuant to Section 2.2(d). Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Administrative Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Administrative Agent does not receive timely written notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(d) below.
(d)Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then-current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided, that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then-current Interest Period applicable to such LIBOR Rate Loan. If Borrower desires to convert or continue a Loan, Borrower shall give Administrative Agent written notice substantially in the form of Exhibit 2.2(d) by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which (x) such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan or (y) such continuation of a LIBOR Rate Loan is to occur, or (ii) on the day which is one (1) Business Day prior to the date on which (A) such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan or (B) such continuation of a Domestic Rate Loan is to occur, in each case, (1) specifying the date of such conversion or continuation, the loans to be converted or continued and if the conversion or continuation is to a LIBOR Rate Loan, the duration of the first Interest Period therefor and (2) certifying that no Default or Event of Default has occurred and is continuing or would result from such conversion.
(e)At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment, Borrower may, subject to Section 2.2(f) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Loans which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Administrative Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f)Borrower shall indemnify Administrative Agent and Lenders and hold Administrative Agent and Lenders harmless from and against any and all losses or expenses that Administrative Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Administrative Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder, any loss of anticipated profits from any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Administrative Agent or any Lender to Borrower shall be conclusive absent manifest error.
(g)Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Administrative Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrower shall pay Administrative Agent, upon Administrative Agent’s request, such amount or amounts set forth in clause (f) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.
3.Termination of Commitments. The Commitments shall automatically terminate upon the making of the Loans on the Closing Date.
4.Funding; Lender Sharing.
(a)On or prior to 1:00 p.m. on the Closing Date, each Lender shall remit their respective Applicable Percentage of the Loans to Administrative Agent by wire transfer of immediately available funds to the Payment Office. Upon receipt of each Lender's Applicable Percentage of the Loans, Administrative Agent shall make such funds available to Borrower (or disburse such funds on behalf of Borrower) pursuant to a written direction from Borrower received by Administrative Agent on or before 1:00 p.m. on the Closing Date.
(b)If, any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off or otherwise) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder (for the avoidance of doubt, including, without limitation, as expressly permitted under Sections 2.7(c) and 3.10), such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Loans, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Loans shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Loans shall be part of the Obligations secured by the Collateral.
5.Manner and Repayment of Loan.
(a)The Loans shall be due and payable in full on the Maturity Date subject to earlier prepayment as provided herein; provided that any payment of the Loans that become due and payable on the Springing Maturity Date shall be accompanied by, and there shall become due and payable automatically upon the Springing Maturity Date, an early payment premium payable in cash on the principal amount so due and payable and/or repaid, in an amount equal to the Prepayment Premium, calculated on the aggregate principal amount of the Loans so due and payable and/or repaid. Notwithstanding the foregoing, the Loans shall be subject to earlier repayment upon acceleration upon the occurrence of an Event of Default under this Agreement. Prior to the occurrence of a Collateral Event, each payment (including each prepayment) by Borrower on account of the principal of and interest on the Loans shall be applied, first, pro rata according to the Applicable Percentages of Lenders, to the outstanding Tranche B Term Loans and second, pro rata according to the Applicable Percentages of Lenders, to the outstanding Tranche A Term Loans. Upon and following the occurrence of a Collateral Event, each payment (including each prepayment) by Borrower on account of the principal of and interest on the Loans shall be applied pro rata according to the Applicable Percentages of Lenders to the outstanding Loans.

(b)Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Administrative Agent on the date received by Administrative Agent. Administrative Agent shall conditionally credit Borrower’s Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Administrative Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Administrative Agent is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Administrative Agent and Administrative Agent may charge Borrower’s Account for the amount of any item of payment which is returned, for any reason whatsoever, to Administrative Agent unpaid. Subject to the foregoing, Borrower agrees that for purposes of computing the interest charges under this Agreement, each item of payment received by Administrative Agent shall be deemed applied by Administrative Agent on account of the Obligations on its respective Application Date.
(c)All payments of principal, interest and other amounts payable hereunder, or under any of the Loan Documents shall be made by wire transfer of immediately available funds to Administrative Agent at the Payment Office not later than 1:00 p.m. (or such earlier time specified for any particular payment hereunder) on the due date therefor in Dollars. Any payments received after 1:00 p.m. on a Business Day may be deemed received by Administrative Agent on the next Business Day. Administrative Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrower’s Account.
(d)Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Administrative Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.
6.Statement of Account. Administrative Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of the Loans made by Administrative Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Administrative Agent to record the date and amount of the Loans shall not adversely affect Administrative Agent or any Lender. Upon request by Borrower (not more than once per month), Administrative Agent shall send to Borrower a statement showing the accounting for the Loans made, payments made or credited in respect thereof, and other transactions between Administrative Agent, Lenders and Borrower during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Administrative Agent receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Administrative Agent with respect to Borrower’s Account shall be conclusive evidence absent manifest error of the amount of the Loans and other charges thereto and of payments applicable thereto.
7.Mandatory Prepayments; Voluntary Prepayments; Prepayment Premium.
(a)(i) Subject to Section 6.1 hereof, when any Loan Party or any of its Subsidiaries sells or otherwise disposes of any Term Loan First Lien Collateral (other than Designated Assets or assets or property permitted to be sold or disposed of under clauses (i), (iv), (v), (vii) and (viii) of Section 6.1(b)), the Borrower shall repay, or cause the applicable Loan Party or Subsidiary to repay, the Loans in an amount equal to 100% of the Net Proceeds of such sale or disposition received by the Loan Parties or any of its Subsidiaries, together with any Specified Prepayment Premium due in connection therewith, in accordance with Sections 2.7(g) and (h). Such repayments shall be made promptly but in no event more than three (3) Business Days following receipt of such Net Proceeds, and until the date of payment, such Net Proceeds shall be held in a segregated deposit account subject to a Control Agreement pursuant to which the Collateral Agent has a first-priority perfected security interest. Notwithstanding the foregoing, so long as (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower has delivered to Administrative Agent prior written notice of the Loan Parties’ intention to reinvest such Net Proceeds, the Loan Parties may apply the Net Proceeds from such sales and dispositions in the aggregate amount not to exceed $20,000,000 from the Closing Date to the Maturity Date to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets (other than current assets) useful in the business of the Loan Parties or their Subsidiaries within two hundred seventy (270) days after the receipt of such Net Proceeds (or, in the case of any binding contractual commitment therefor within 270 days after the receipt of such Net Proceeds, within ninety (90) days after entry into such binding contractual commitment); provided, that, if any Net Proceeds are not so reinvested within the period specified above, such Net Proceeds shall be paid to Administrative Agent and applied to repay the Loans, together with any Specified Prepayment Premium due in connection therewith in accordance with Sections 2.7(g) and (h); provided, further, to the extent that such Net Proceeds in any fiscal year exceed $5,000,000, the Loan Parties or their Subsidiaries shall only have the option to apply such Net Proceeds in excess thereof to the costs of purchase or construction of assets which constitute Term Loan First Lien Collateral.

(i)Subject to Section 6.1 and the Intercreditor Agreement, when any Loan Party or any of its Subsidiaries sells or otherwise disposes of any Designated Assets, the Borrower shall apply, or cause the applicable Loan Party or Subsidiary to apply, the Net Proceeds of such sale or disposition to repay the Loans, without any premium or penalty. Such repayments shall be made promptly but in no event more than three (3) Business Days following receipt of such Net Proceeds, and until the date of payment, such Net Proceeds shall be held in a segregated deposit account subject to a Control Agreement pursuant to which the Collateral Agent has a first-priority perfected security interest. Notwithstanding the foregoing, so long as (i) prior to the expiration of such three (3) Business Day period, the Borrower has delivered to Administrative Agent prior written notice of the Loan Parties’ intention to use such Net Proceeds to redeem, purchase or otherwise retire Unsecured Notes in whole or in part and/or to effectuate an Acceptable Unsecured Notes Refinancing and (ii) at the time any such Net Proceeds are used to redeem, purchase or otherwise retire Unsecured Notes in whole or in part and/or to effectuate an Acceptable Unsecured Notes Refinancing, (x) no Default or Event of Default shall have occurred and be continuing, (y) EBITDA for the trailing twelve-month period most recently ended and Reported as of such date, calculated on a Pro Forma Basis after giving effect to such sale or disposition, is greater than $84,000,000 and (z) the consummation of the Acceptable Unsecured Notes Refinancing has not occurred, the Borrower may, until April 30, 2018, elect to use such Net Proceeds to redeem, purchase or otherwise retire Unsecured Notes in whole or in part and/or to effectuate an Acceptable Unsecured Notes Refinancing; provided, that if such Net Proceeds have not been used for such purpose on or before the earlier of (I) April 30, 2018 and (II) the consummation of the Acceptable Unsecured Notes Refinancing, then such Net Proceeds shall be applied to repay the Loans in accordance with Section 2.7(g), without any premium or penalty.
(ii)The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. The Borrower shall give Administrative Agent prompt written notice of any sale or other disposition of Collateral that would result in a mandatory prepayment pursuant to this Section 2.7(a).
(b)Subject to the Intercreditor Agreement, when any Loan Party or any of its Subsidiaries (or the Administrative Agent as loss payee, additional insured or assignee) receives property or casualty insurance proceeds and/or a condemnation or similar payment, the Borrower shall repay, or cause the applicable Loan Party or Subsidiary to repay, the Loans in an amount equal to 100% of the Net Proceeds of such property or casualty insurance proceeds and/or a condemnation or similar payment received by the Loan Parties or any of its Subsidiaries, without any premium or penalty, in accordance with Section 2.7(g). Such repayments shall be made promptly but in no event more than three (3) Business Days following receipt of such Net Proceeds, and until the date of payment, such Net Proceeds shall be held in a segregated deposit account subject to a Control Agreement pursuant to which the Collateral Agent has a first-priority perfected security interest. Notwithstanding the foregoing, so long as (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower has delivered to Administrative Agent prior written notice of the Loan Parties’ intention to reinvest the Net Proceeds, the Loan Parties may use the Net Proceeds of such insurance or payments to repair the applicable property or replace it with similar property within two hundred and seventy (270) days from the date of receipt thereof; provided, however, that, if the Borrower or any of its Subsidiaries commences repair of the applicable property within such two hundred and seventy (270) day period and is diligently pursuing completion of such repairs, such two hundred and seventy (270) day period shall be extended up to an additional ninety (90) days and, with the written consent of the Administrative Agent (at the direction of the Required Lenders) prior to the expiration of such ninety (90) day period, such additional amount of time as may be necessary to pursue completion of such repairs; provided, further that, if any Net Proceeds are not so reinvested within the period specified above, such Net Proceeds shall, subject to the Intercreditor Agreement, be paid to Administrative Agent and applied to repay the Loans in accordance with Section 2.7(g), without any premium or penalty.
(c)(i) After the occurrence of a Change of Control or in accordance with Section 2.7(c)(v), each Lender will have the right, in accordance with the time periods set forth in this Section 2.7(c), to require Borrower to repay all or any part of that Lender’s Loans pursuant to a change of control offer (a “Change of Control Offer”) in an amount equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest (if any) to the repayment date, except to the extent Borrower has previously or concurrently elected to prepay the Loans in accordance with Section 2.7(f).
(i)No later than three (3) Business Days following any Change of Control, except to the extent Borrower has elected to prepay the Loans in accordance with Section 2.7(f), Borrower will give the Administrative Agent written notice (the “Change of Control Notice”) of the Change of Control, which the Administrative Agent shall promptly deliver to each Lender. The Change of Control Notice shall:
(1)state that a Change of Control has occurred (or, in accordance with Section 2.7(c)(v), is expected to occur) and that each Lender has the right to require Borrower to repay such Lender’s Loans in an amount equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the repayment date;
(2)state the circumstances and the relevant facts and financial information regarding such Change of Control;
(3)state the repayment date (which shall be no earlier than 30 days nor later than 60 days from the date on which the Administrative Agent is notified) (the “Change of Control Payment Date”);

(4)    state that Lenders electing to have any Loans (or portion thereof) repaid pursuant to a Change of Control Offer will be required to notify the Administrative Agent of such election prior to the close of business on the second (2nd) Business Day preceding the Change of Control Payment Date;

(5)    state that Lenders will be entitled to withdraw their election to require Borrower to repay such Loans; provided that the Administrative Agent receives, not later than the close of business on the third (3rd) Business Day prior to the Change of Control Payment Date, a facsimile transmission, e-mail or letter setting forth the name of such Lender, the principal amount of Loans to be repaid, and a statement that such Lender is withdrawing its election to have such Loans repaid; and

(6)    provide the other instructions determined by Borrower or as reasonably requested by the Administrative Agent, consistent with this Section 2.7(c), that a Lender must follow in order to have its Loans repaid.
(ii)On the Change of Control Payment Date, Borrower will repay all Loans or portions of Loans properly elected to be repaid and not withdrawn under such Change of Control Offer in an amount equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest (if any) to the repayment date.
(iii)(x) Prior to the occurrence of a Collateral Event, any repayment of Loans or portions of Loans properly elected to be repaid by a Lender and not withdrawn under such Change of Control Offer shall be made with respect to the Tranche A Term Loans and Tranche B Term Loans of such Lender on a ratable basis and (y) upon and following the occurrence of a Collateral Event, any repayment of Loans or portions of Loans properly elected to be repaid by a Lender and not withdrawn under such Change of Control Offer shall be made with respect to the Loans of such Lender on a ratable basis.
(iv)A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(v)Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement and repays all Loans properly elected to be repaid and not withdrawn under such Change of Control Offer and Borrower shall instruct the Administrative Agent to accept repayments made by such third party.
(d)When any Loan Party or any of its Subsidiaries receives any Net Proceeds of the incurrence of Indebtedness (other than Net Proceeds from the incurrence of Indebtedness permitted hereunder), the Borrower shall repay, or cause the applicable Loan Party or Subsidiary to repay, the Loans in an amount equal to one hundred percent (100%) of such Net Proceeds received by the Loan Parties or any of its Subsidiaries, together with any Prepayment Premium due in connection therewith, in accordance with Sections 2.7(g) and (h), such repayments to be made promptly but in no event more than three (3) Business Days following receipt of such Net Proceeds, and until the date of payment, such proceeds shall be held in trust for Administrative Agent; provided, however, for the avoidance of doubt, upon a voluntary prepayment in full in cash of the Obligations, this Section 2.7(d) shall not apply and Section 2.7(f) shall apply with respect to such voluntary prepayment, notwithstanding that such voluntary prepayment is funded in whole or in part with the proceeds of Indebtedness not permitted hereunder.
(e)When any Loan Party or any of its Subsidiaries receives any Net Proceeds of the issuance of Equity Interests in connection with a Specified Equity Contribution, the Borrower shall repay, or cause the applicable Loan Party or Subsidiary to repay, the Loans in an amount equal to 100% of such Net Proceeds in accordance with Section 2.7(g), without premium or penalty, such repayments to be made promptly but in no event more than three (3) Business Day following receipt of such Net Proceeds, and until the date of payment, such proceeds shall be held in trust for Administrative Agent.
(f)Subject to the following sentence, Borrower may, upon irrevocable written notice from Borrower to Administrative Agent, at any time after the Closing Date, voluntarily prepay the Loans, in whole or in part, in accordance with Sections 2.7(g) and (h). Any prepayment of Loans pursuant to this ýSection 2.7(f) shall be accompanied by the payment of any Prepayment Premium due in connection therewith; provided, that, notwithstanding the foregoing, if (i) the Loans have not been accelerated prior thereto, (ii) an Acceptable Unsecured Notes Refinancing has not been consummated and (iii) a Change of Control has not occurred during the term of this Agreement, then any prepayment of Loans in full in cash (other than for the avoidance of doubt, any prepayment concurrent with the occurrence of a Change of Control) pursuant to this Section 2.7(f) made after the Closing Date but on or prior to April 30, 2018 shall be accompanied by the payment of the Special Voluntary Prepayment Applicable Premium due in connection therewith; provided, further, that, notwithstanding the foregoing, if (i) the Loans have not been accelerated prior thereto and (ii) (x) a Change of Control has occurred during the term of this Agreement and the Borrower has prepaid the Loans required to be prepaid in accordance with Section 2.7(c) on the Change of Control Payment Date or (y) the Borrower elects to prepay the Loans in full in cash concurrently with the occurrence of a Change of Control prior to any Change of Control Offer in accordance with Section 2.7(c), any prepayment of Loans in full in cash pursuant to this Section 2.7(f), shall be accompanied by the payment of the Specified Prepayment Premium due in connection therewith.

(g)Prior to the occurrence of a Collateral Event, the mandatory prepayments and voluntary prepayments pursuant to this Section 2.7 (other than pursuant to Section 2.7(c)) shall be applied first, ratably to the principal amount of the Tranche B Term Loans and any accrued and unpaid interest thereon and second, ratably to the principal amount of the Tranche A Term Loans and any accrued and unpaid interest thereon. Upon and following the occurrence of a Collateral Event, the mandatory prepayments and voluntary prepayments pursuant to this Section 2.7 (other than pursuant to Section 2.7(c)) shall be applied ratably to the principal amount of the Loans and any accrued and unpaid interest thereon.
(h)Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) other than as provided in clause (ii) below, each voluntary prepayment or mandatory prepayment of a Loan pursuant to this Section 2.7 (other than pursuant to Section 2.7(a)(ii), Section 2.7(b), Section 2.7(c) and Section 2.7(e)), such prepayment or repayment shall be accompanied by, and there shall become due and payable automatically upon such event, an early prepayment premium payable in cash on the principal amount so prepaid or repaid, in an amount equal to the Prepayment Premium, Specified Prepayment Premium or Special Voluntary Prepayment Applicable Premium, as applicable, calculated on the aggregate principal amount of the Loans so prepaid or repaid, together with all accrued and unpaid interest on the amount being prepaid or repaid and (ii) each repayment of, or distribution in respect of, the principal amount of the Loans after acceleration thereof pursuant to Article X (including automatically as a result of an Insolvency Proceeding) or otherwise or due and payable on the Springing Maturity Date pursuant to this Agreement, such repayment or distribution shall be accompanied by, and there shall become due and payable automatically upon such event, an early payment premium payable in cash on the principal amount so repaid or distributed, or on the principal amount that has become or is declared accelerated pursuant to Article X (including automatically as a result of an Insolvency Proceeding) or otherwise or due and payable on the Springing Maturity Date pursuant to this Agreement, in an amount equal to the Prepayment Premium, calculated on the aggregate principal amount of the Loans so repaid, distributed or accelerated, together with all accrued and unpaid interest on the amount being prepaid or repaid. If any prepayment of a LIBOR Rate Loan is to occur on a day other than the last Business Day of the applicable Interest Period, then such prepayment or repayment shall also include any amounts owed under Section 2.2(g) hereof.
(i)The Borrower shall notify the Administrative Agent in writing of any mandatory or voluntary prepayment of Loans required to be made by the Borrower pursuant to clauses (a), (b), (d), (e) or (f) of this Section 2.7 not later than 5:00 p.m. at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower or the applicable Subsidiary. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Lender may reject all of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to clauses (a), (b), (d) or (e) of this Section 2.7 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. one Business Day prior to the date of the proposed prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds shall be retained by the Borrower.
(j)Notwithstanding the foregoing, any requirement to prepay or repay the Loans pursuant to clauses (a) or (b) of this Section 2.7 with respect to ABL First Lien Collateral shall be subject to the terms of the Intercreditor Agreement.
8.Use of Proceeds.
(a)Borrower shall apply the proceeds of the Loans to (i) redeem the Senior Secured Notes in full, including any call premium, if any, other than as set forth in Section 2.1(c) (ii) repay in full all amount outstanding under the Existing Term Loan, (iii) be applied as consideration for the assignment of the Indebtedness under the Senior Secured Notes and Existing Term Loan in accordance with Section 2.1(c), and (iv) pay fees and expenses relating to the Transactions.
(b)Without limiting the generality of Section 2.8(a) above, neither Borrower, the Guarantors nor any other Person which may in the future become party to this Agreement or the other Loan Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Loans, directly or indirectly, for any purpose in violation of Applicable Law.
9.Defaulting Lender.
(a)Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.9 so long as such Lender is a Defaulting Lender.
(b)Amounts received in respect of principal of Loans shall be applied to reduce such Loans of each Lender (other than any Defaulting Lender) in accordance with the Applicable Percentages of such Lender; provided, that, Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Administrative Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent. Administrative Agent may hold the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c)A Defaulting Lender shall not be entitled to give instructions to Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents, and all amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Loans; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clause (i) of Section 14.2(b).
(d)Other than as expressly set forth in this Section 2.9, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.9 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
(e)In the event that Administrative Agent and the Loan Parties agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Administrative Agent will so notify the parties hereto.
10.Acceptable Unsecured Notes Refinancing Procedures.
(a)(i) In connection with any proposal for an Acceptable Unsecured Note Refinancing, except during the continuance of a Refinancing Approving Event, for which the Borrower indicates in such notice that it wishes to seek approval from the Refinancing Approving Lenders (a “Refinancing Proposal”), the Borrower shall use commercially reasonable efforts to provide written notice (a “Refinancing Proposal Notice”) to the Refinancing Approving Lenders of such Refinancing Proposal promptly after the Borrower has received a definitive term sheet with respect to such Refinancing Proposal, which notice shall include a true and correct copy of such definitive term sheet certified by a Responsible Officer and such other materials reasonably necessary for the Lenders to evaluate such Refinancing Proposal. Except during the continuance of a Refinancing Approving Event, the Refinancing Approving Lenders shall use commercially reasonable efforts to provide feedback to the Administrative Agent and the Borrower indicating the terms of such Refinancing Proposal that are not acceptable to the Refinancing Approving Lenders within seven (7) Business Days after delivery of such Refinancing Proposal Notice. In addition, after delivery of any such Refinancing Proposal Notice, the Borrower shall use commercially reasonable efforts to keep the Refinancing Approving Lenders regularly informed of the progress of such Refinancing Proposal, including the delivery of drafts of the material documents governing such Refinancing Proposal, and shall promptly deliver to the Refinancing Approving Lenders any further information with respect to such Refinancing Proposal as reasonably requested by the Refinancing Approving Lenders, including projections and pro forma financial information giving effect to such Refinancing Proposal.
(i)Not later than twenty (20) Business Days prior the proposed date of consummation of such Refinancing Proposal, the Borrower shall submit the then current terms of such Refinancing Proposal to the Refinancing Approving Lenders, including the then current drafts of all material documents governing such Refinancing Proposal (which shall in any event include a draft of any related intercreditor agreement, if applicable) (the date of such submission being a “Preliminary Refinancing Proposal Delivery Date”). Except during the continuance of a Refinancing Approving Event, the Refinancing Approving Lenders shall provide a response to the Administrative Agent and the Borrower in writing indicating the terms of such Refinancing Proposal (as delivered on the Preliminary Refinancing Proposal Delivery Date) that are not acceptable to the Refinancing Approving Lenders within ten (10) Business Days after the Preliminary Refinancing Proposal Delivery Date.
(ii)Not later than seven (7) Business Days prior to the proposed date of consummation of such Refinancing Proposal, the Borrower shall submit the definitive terms of such Refinancing Proposal to the Refinancing Approving Lenders, including substantially final drafts of all material documents governing such Refinancing Proposal (the date of such submission being a “Definitive Refinancing Proposal Delivery Date”). Except during the continuance of a Refinancing Approving Event, the Refinancing Approving Lenders shall provide a response to the Administrative Agent and the Borrower in writing within five (5) Business Days after the Definitive Refinancing Proposal Delivery Date either (x) approving such Refinancing Proposal (as delivered on the Definitive Refinancing Proposal Delivery Date) as an Acceptable Unsecured Notes Refinancing or (y) indicating that such Refinancing Proposal (as delivered on the Definitive Refinancing Proposal Delivery Date) does not qualify as an Acceptable Unsecured Notes Refinancing and setting forth the reasons that such Refinancing Proposal is not acceptable to the Refinancing Approving Lenders. Any approval of a Refinancing Proposal as an Acceptable Unsecured Notes Refinancing by the Refinancing Approving Lenders pursuant to the foregoing sentence shall be deemed to constitute a waiver of any failure of the Borrower to comply with any of the provisions of this Section 2.10.
(iii)No failure by the Borrower to comply with the terms of this Section 2.10(a) shall constitute a Default or Event of Default, without prejudice to any Default or Event of Default that may arise as a result of the Loan Parties’ failure to consummate an Acceptable Unsecured Notes Refinancing in accordance with this Agreement (other than compliance with the terms of this Section 2.10(a)).

(b)During the continuance of a Refinancing Approving Event, the Borrower shall provide written notice to the Administrative Agent for delivery to the Lenders not less than five (5) Business Days’ prior to the consummation of an Acceptable Unsecured Notes Refinancing, which notice shall include (x) a term sheet summarizing the material terms of such Acceptable Unsecured Notes Refinancing (which in any event shall include all terms related to the requirements set forth on Schedule 1.6(b)) and (y) a certification by a Responsible Officer of the Borrower that the requirements set forth on Schedule 1.6(b) are met, together with supporting documentation and calculations in reasonable detail demonstrating compliance with the requirements set forth in Schedule 1.6(b).

III.	INTEREST AND FEES.
1.Interest. The Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Interest Rate. Interest on the Loans shall be payable in arrears on the last Business Day of each fiscal quarter of the Loan Parties’ fiscal year with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period; provided, that all accrued and unpaid interest shall be due and payable on the Maturity Date. Interest charges shall be computed on the actual principal amount of Loans outstanding during the month at a rate per annum equal to the Interest Rate. Except as expressly provided otherwise in this Agreement, any Obligations other than the Loans that are not paid when due shall accrue interest at the Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Interest Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to the LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Immediately and automatically without the requirement of any affirmative action by any party, upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Administrative Agent or at the direction of Required Lenders, the Obligations shall bear interest at the Interest Rate for Domestic Rate Loans plus two percent (2%) per annum (the “Default Rate”).
2.Fees.
(a)Borrower shall pay the amounts required to be paid in the Fee Letters in the manner and at the times required by the Fee Letters.
(b)All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 5.18 hereof shall be paid when due, in full and without deduction, off-set or counterclaim by Borrower.
(c)All fees payable under this Agreement, the Fee Letters or the other Loan Documents shall be paid on the dates due, in immediately available funds in Dollars to the Administrative Agent; provided, that all fees payable under the Lender Fee Letter shall be payable to the Lenders party thereto. Once paid, none of such fees shall be refundable under any circumstances.
3.Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of, (a) for LIBOR Rate Loans, three hundred sixty (360) days and for the actual number of days elapsed, and (b) for Domestic Rate Loans, three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable, and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Interest Rate for Domestic Rate Loans during such extension.
4.Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder or under any other Loan Document exceed the highest rate or amount permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate or amount permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate or amount permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrower; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate or amount.
5.Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.5, the term “Lender” shall include Administrative Agent or any Lender and any corporation or bank controlling Administrative Agent or any Lender and the office or branch where Administrative Agent or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of Law) from any central bank or other financial, monetary or other authority, as reasonably determined by the Administrative Agent or any Lender, shall:
(a)subject Administrative Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan (except for Indemnified Taxes, Other Taxes, Connection Income Taxes and Taxes described in clauses (b) through (d) of the definition of Excluded Taxes);
(b)impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Administrative Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)impose on Administrative Agent, any Lender or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any other Loan Document or any Loan made by any Lender; and the result of any of the foregoing is to increase the cost to Administrative Agent or any Lender of making, converting to, continuing, renewing or maintaining its Loan hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of the Loans, then, in any case Borrower shall promptly pay Administrative Agent or such Lender, upon its demand, such additional amount as will compensate Administrative Agent or such Lender for such additional cost or such reduction, as the case may be. Administrative Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.
6.Basis For Determining Interest Rate Inadequate or Unfair. In the event that Administrative Agent or any Lender shall have determined that:
(a)reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period; or
(b)Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or
(c)the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Administrative Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of Law), then Administrative Agent shall give Borrower prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Administrative Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Administrative Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Administrative Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and Borrower shall have no right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.
7.Capital Adequacy.
(a)In the event that Administrative Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent or any Lender (for purposes of this Section 3.7, the term “Lender” shall include Administrative Agent or any Lender and any corporation or bank controlling Administrative Agent or any Lender and the office or branch where Administrative Agent or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of Law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Administrative Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Administrative Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Administrative Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Administrative Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Administrative Agent or such Lender such additional amount or amounts as will compensate Administrative Agent or such Lender for such reduction. In determining such amount or amounts, Administrative Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.7 shall be available to Administrative Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.
(b)A certificate of Administrative Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Administrative Agent or such Lender with respect to Section 3.7(a) hereof when delivered to Borrower shall be conclusive absent manifest error.
8.Delay in Requests. Failure or delay on the part of any Lender or other Recipient to demand compensation pursuant to Section 3.5 or 3.7 shall not constitute a waiver of such Recipient’s right to demand such compensation; provided, that Borrower shall not be required to compensate a Lender pursuant to Section 3.5 or 3.7 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Recipient notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

9.Taxes.
(a)Any and all payments by or on account of any Obligations under any Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided, that if a Withholding Agent shall be required by Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the applicable Withholding Agent shall make such deductions or withholding, and (iii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with Applicable Law.
(b)Without limiting the provisions of Section 3.9(a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.
(c)The Loan Parties shall indemnify Administrative Agent, and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrower by any Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Body, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(e)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or under any other Loan Document shall deliver to Borrower and to Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding Tax, the applicable Withholding Agent shall be entitled to withhold United States federal income Taxes at the full withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Treasury Regulations or other Applicable Law. Further, the applicable Withholding Agent is indemnified under § 1.1461-1(e) of the United States Treasury Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any Tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law, as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 3.9(e) or in Section 3.9(f), the completion, execution and submission of any documentation (other than such documentation set forth in Section 3.9(e)(i), (ii), (iii), (iv) and (vi)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Notwithstanding any other provision of this Section, a Foreign Lender shall not be required to deliver any form pursuant to this section that such Foreign Lender is not legally able to deliver. Without limiting the generality of the foregoing, in the event that Borrower is resident for Tax purposes in the United States of America, any Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by such recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement, whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming benefits of an income tax treaty to which the United States of America is a party, (x) with respect to payments of interest under any Loan Document, two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to other applicable payments under any Loan Document, two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,
(ii)two (2) duly completed valid originals of IRS Form W-8ECI,
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E, as applicable,

(iv)to the extent a Foreign Lender is not the beneficial owner, two (2) duly completed valid originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, the certification provided in Section 3.9(e)(iii) above, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption under Section 881(c) of the Code, such Foreign Lender may provide the certification provided in Section 3.9(e)(iii) above on behalf of each such direct and indirect partner,
(v)any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax (in such number of executed forms as shall be reasonably requested by Borrower or Administrative Agent, as the case may be) duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made, or
(vi)To the extent that any Lender is not a Foreign Lender, two (2) originals of an IRS Form W-9 certifying that such Lender is not a Foreign Lender, and is exempt from U.S. federal backup withholding tax.
(f)If a payment made to a Lender or Administrative Agent under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to Administrative Agent (in the case of a Lender) and Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by Borrower or Administrative Agent sufficient for Borrower or Administrative Agent to comply with its obligations under FATCA and to determine that such Lender or Administrative Agent has complied with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(h)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.9 (including by the payment of additional amounts pursuant to this Section 3.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Each party’s obligations under this Section 3.9 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Obligations and the repayment, satisfaction or discharge of all obligations under this Agreement or any other Loan Document.
(j)For purposes of this Section 3.9, the term “Applicable Law” includes FATCA. Further, Administrative Agent shall be required to comply with Section 3.9(e) through (g) in the same manner as if the term “Lender” included Administrative Agent.

10.Replacement of Lenders.
(a)If any Lender (an “Affected Lender”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) amounts pursuant to Section 3.5, 3.7 or 3.9 hereof, (ii) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(g) hereof, (iii) is a Defaulting Lender, or (iv) becomes a Non-Consenting Lender, Borrower may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrower to be required to pay such compensation or causing Section 2.2(g) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Administrative Agent pursuant to Section 14.2(b) hereof, as the case may be, by notice in writing to Administrative Agent and such Affected Lender (A) request the Affected Lender to cooperate with Borrower in obtaining a replacement Lender satisfactory to Administrative Agent and Borrower (the “Replacement Lender”); (B) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans as provided herein, but none of such Lenders shall be under any obligation to do so; or (C) propose a Replacement Lender subject to approval by Administrative Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans, then such Affected Lender shall assign, in accordance with Section 14.3 hereof, all of its Loans and other rights and obligations under this Agreement and the other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus the Prepayment Premium (or, if such assignment occurs after the Closing Date but on or prior to April 30, 2018, the Special Voluntary Prepayment Applicable Premium), if any, plus all other Obligations then due and payable to the Affected Lender; provided, that (A) in the case of any such assignment resulting from a demand upon Borrower for (or if Borrower is otherwise required to pay) amounts pursuant to Section 3.5, 3.7 or 3.9, such assignment will result in a reduction in compensation or payments pursuant to Section 3.5, 3.7 or 3.9 and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Replacement Lender or non-Affected Lender shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents.
(b)In the event that (i) the Borrower or the Administrative Agent have requested that the Lenders consent to a departure or waiver of any provisions of this Agreement or other Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender in accordance with the terms of Section 14.2 or all Lenders and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

IV.	REPRESENTATIONS AND WARRANTIES.
Each Loan Party represents and warrants as follows:
1.Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the other Loan Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the other Loan Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the other Loan Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of Law or the terms of such Loan Party’s Organizational Documents or of any Material Contract to which such Loan Party is a party or by which such Loan Party is bound, including the Revolving Loan Documents and the Unsecured Notes Documents, (b) do not conflict with or violate any Law or regulation, or any judgment, order or decree of any Governmental Body, (c) do not require the Consent of any Governmental Body or any party to a Material Contract, except those Consents set forth on Schedule 4.1 hereto as of the Closing Date, all of which will have been (or will be) duly obtained, made or complied with on or prior to the Closing Date and which are in full force and effect except as set forth on such Schedule 4.1 as of the Closing Date, and (d) do not materially conflict with, nor result in any material breach in any of the provisions of or constitute a material default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound, including the Revolving Loan Documents and the Unsecured Notes Documents.
2.Formation and Qualification.
(a)Each Loan Party and each Subsidiary is duly incorporated or formed, as applicable, and in good standing under the laws of its state of incorporation or formation, as applicable and is qualified to do business and is in good standing in all states in which qualification and good standing are necessary for such Loan Party or Subsidiary to conduct its business and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The jurisdictions of incorporation or formation of each Loan Party and states in which each such Loan Party are qualified to do business are set forth on Schedule 4.2(a) as of the Closing Date. Each Loan Party has delivered to Administrative Agent true and complete copies of its Organizational Documents as in effect as of the Closing Date.
(b)The Subsidiaries of each Loan Party as of the Closing Date are listed on Schedule 4.2(b).

3.Survival of Representations and Warranties. All representations and warranties of such Loan Party contained in this Agreement and the other Loan Documents to which it is a party shall be true at the time of such Loan Party’s execution of this Agreement and the other Loan Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.
4.Tax Returns. Each Loan Party’s federal tax identification number is set forth on Schedule 4.4. Each Loan Party has filed all material Tax returns (in all applicable jurisdictions) and other reports such Loan Party is required by Law to file and has paid all material Taxes, assessments, fees and other governmental charges that are due and payable (other than those Taxes, assessments, fees and other governmental charges which are being Properly Contested). The provision for Taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment, or any basis for any deficiency or assessment, in connection therewith not provided for on its books.
5.Financial Statements.
(a)[Reserved].
(b)The cash flow and balance sheet projections of Borrower on a Consolidated Basis through February 28, 2017, copies of which are annexed hereto as Exhibit 4.5(b) (the “Projections”), were prepared by the Chief Financial Officer of Borrower and were based on underlying assumptions which the Loan Parties believed to be reasonable and fair at the time the Projections were prepared. The cash flow and balance sheet Projections are referred to herein collectively as the “Pro Forma Financial Statements”.
(c)The consolidated and consolidating balance sheets of the Loan Parties, and such other Persons described therein, as of February 29, 2016, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to the Administrative Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application to which such accountants concur) and present fairly the financial position of the Loan Parties at such date and the results of their operations for such period. Since February 29, 2016 there has been no event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect.
6.Entity Names. Except as set forth on Schedule 4.6, as of the Closing Date, no Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.
7.O.S.H.A.; Environmental Compliance; Insurance; Flood Insurance.
(a)Each Loan Party has complied, in all material respects, and is in compliance, in all material respects, with, and its facilities, business, assets, property, leaseholds, Real Property and equipment are in compliance, in all material respects, with, the Federal Occupational Safety and Health Act, the Federal Mine Safety and Health Act and Environmental Laws, and there are no outstanding citations, notices or orders of non-compliance relating to any Loan Party or its business, assets, property, leaseholds or equipment under any such Laws.
(b)No Loan Party has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws or any liabilities, including any investigatory, remedial or corrective action liabilities, relating to any of them or their facilities under Environmental Laws, except to the extent that any of the foregoing have been resolved.
(c)Each Loan Party has been issued all material required federal, state and local licenses, certificates, consents, franchises, accreditations, permits or approvals (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.
(d)(i) There have been no releases, spills, discharges, emissions, injections, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or, to the knowledge of the Loan Parties, onto any Real Property currently or previously owned, leased or occupied by any Loan Party or its predecessor, except for those Releases which are (x) in full compliance with Environmental Laws or which have been or are being promptly addressed by the Loan Parties or their Subsidiaries in compliance with Environmental Laws and (y) which could not reasonably be expected to result in a Material Adverse Effect; (ii) there are no aboveground or underground storage tanks, asbestos containing materials, or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Loan Party, except for such aboveground or underground storage tanks, asbestos containing materials, or polychlorinated biphenyls that are present in compliance with Environmental Laws and which could not reasonably be expected to result in a Material Adverse Effect; (iii) the Real Property (including any premises owned, leased or occupied by any Loan Party) has never been used by any Loan Party to dispose of Hazardous Materials, except as authorized by Environmental Laws and which could not reasonably be expected to result in a Material Adverse Effect; and (iv) no Hazardous Materials have been managed by any Loan Party on any Real Property (including any premises owned, leased or occupied by any Loan Party) in a manner that has resulted in liability or a remediation obligation under Environmental Laws, except for any liability or obligations which have been or are being promptly addressed by the Loan Parties in accordance with Environmental Law and which could not reasonably be expected to result in a Material Adverse Effect.

(e)Each Loan Party has taken all actions required under the Flood Laws or requested by Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Administrative Agent with the physical address of each Material Real Property that will be subject to a Mortgage in favor of Collateral Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for the structures on each such Material Real Property prior to such structures becoming Collateral.
(f)No Loan Party nor, to any Loan Party’s knowledge, any predecessor has, either expressly or by operation of Law, assumed any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws, except for those assumed liabilities which could not reasonably be expected to result in a Material Adverse Effect.
(g)To the knowledge of any Loan Party, no facts, events or conditions relating to the past or present facilities, properties or operations of the Loan Parties, nor any of their respective predecessors, will prevent, hinder or limit continued compliance with Environmental Laws or give rise to any damages or liabilities under Environmental Laws, except as could not reasonably be expected to result in a Material Adverse Effect.
(h)Each Loan Party has provided to the Administrative Agent any and all material environmental reports, studies, audits, records, site assessments, and other similar documents in its possession or control related to compliance with Environmental Laws and/or the Release of Hazardous Materials.
8.Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.
(a)(i) After giving effect to the Transactions, each Loan Party will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.
(b)Except as disclosed in Schedule 4.8(b)(i) as of the Closing Date, no Loan Party or any of its Subsidiaries has any pending or threatened in writing material litigation, arbitration, actions or proceedings. No Loan Party has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 4.8(b)(ii) as of the Closing Date and (ii) Indebtedness otherwise permitted under Section 6.8 hereof.
(c)No Loan Party or any of their Subsidiaries is in violation of any applicable statute, Law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party or any of its Subsidiaries in violation of any order of any court, Governmental Body or arbitration board or tribunal in any respect which could reasonably be expected to have a Material Adverse Effect. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.

(d)No Loan Party or any member of the Controlled Group maintains or is required to contribute to any Pension Benefit Plan or Multiemployer Plan other than those listed on Schedule 4.8(d) hereto. Except as disclosed on Schedule 4.8(d) as of the Closing Date, (i) each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Sections 412 and 430 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code (and no condition exists which could adversely affect such qualification) and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) there exists no failure to contribute to a Multiemployer Plan; (vi) neither any Loan Party nor any member of the Controlled Group has materially breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Loan Party nor any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a non-exempt “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code that has or would be reasonably likely to result in a material liability to a Loan Party or any member of the Controlled Group, nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state Law; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability and there exists no fact which would reasonably be expected to result in any such liability; (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty in connection with the administration or investment of the assets of a Plan; (xv) as of any Plan’s most recent valuation date, there is no unfunded benefit liability in respect of such Plan which exceeds $1,000,000; and (xvi) to the knowledge of any Loan Party, there is no event or condition that could reasonably be expected to result in a non-exempt prohibited transaction in connection with the consummation of the Transactions.
9.Patents, Trademarks, Copyrights and Licenses. All Intellectual Property owned by any Loan Party and which is either registered or the subject of a pending application to register with the appropriate Governmental Body: (i) as of the Closing Date, is set forth on Schedule 4.9; (ii) is valid; and (iii) when combined with the Intellectual Property utilized but not owned by any Loan Party, constitutes all of the intellectual property rights which are necessary for the operation of its business as currently conducted. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any Intellectual Property owned by any Loan Party and no Loan Party is aware of any grounds for any such challenge or proceedings, except as set forth in Schedule 4.9 hereto as of the Closing Date. All Intellectual Property owned or used by any Loan Party consists of original material or property developed by or on behalf of such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner or licensor thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.
10.Licenses and Permits. Except as set forth in Schedule 4.10 as of the Closing Date, each Loan Party and its Subsidiaries has procured and is now in possession of, and is in compliance with all material licenses or permits required by any applicable federal, state or local Law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits or to be in compliance therewith could reasonably be expected to have a Material Adverse Effect.
11.Default of Indebtedness. Except as set forth in Schedule 4.11 as of the Closing Date, no Loan Party or its Subsidiaries is in default in the payment of the principal of or interest on any Material Indebtedness or under any instrument or agreement under or subject to which any Material Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.
12.No Default. No Loan Party or its Subsidiaries is in default in the payment or performance of any of its contractual obligations, which default could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred.
13.No Burdensome Restrictions. No Loan Party or its Subsidiaries is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Loan Party has heretofore delivered to Administrative Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject as of the Closing Date. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.
14.No Labor Disputes. No Loan Party or its Subsidiaries are bound by or subject to any collective bargaining agreement, works council agreement, labor union contract, trade union agreement, or other agreement (each a “Collective Bargaining Agreement”) with any union, works council, or labor organization (each a “Union” and collectively “Unions”) as of the Closing Date except as set forth on Schedule 4.14(i) hereto. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Loan Party or its Subsidiaries are involved in any labor dispute. There are no actual or, to the knowledge of any Loan Party, threatened strikes, walkouts, slowdowns, work stoppages, boycotts, handbilling, picketing, demonstrations, leafleting, sick-outs or other forms of organized labor disruption involving any Loan Party’s or its Subsidiaries’ employees and no labor contract to which any Loan Party of its Subsidiaries is subject to or bound by is scheduled to expire prior to the Maturity Date other than as set forth on Schedule 4.14(ii) hereto.
15.Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.
16.Investment Company Act. No Loan Party or its Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
17.Disclosure. (a) no report, financial statement, certificate or other written information furnished by or on behalf of the Borrower or any other Loan Party to any Agent or any Lender (other than projected financial information, pro forma financial information, budgets, and estimates and information of a general economic or industry specific nature) in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or furnished, not materially misleading (after giving effect to all modifications, supplements and updates thereto from time to time) and (b) the projected financial information and pro forma financial information delivered by or on behalf of the Borrower or any other Loan Party to any Agent or any Lender was prepared in good faith based upon assumptions believed to be reasonable at the time such information was furnished; it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and may vary from actual results and that such variances may be material and that the Loan Parties makes no representation or assurance as to the attainability of such projections or as to whether such projections will be achieved or will materialize. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to Administrative Agent in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.
18.Delivery of Revolving Loan Documents. Administrative Agent has received complete copies of the Revolving Loan Documents as in effect on the Closing Date and related documents (including the Intercreditor Agreement and all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any, but excluding any fee letters) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Administrative Agent.
19.Swaps. No Loan Party is a party to any swap agreement other than swap agreements required to be entered into pursuant to this Agreement or that are otherwise entered into in the Ordinary Course of Business, and not for speculative purposes, in respect of changes in interest rates, commodity prices or foreign exchange rates.
20.Business and Property of Loan Parties. Upon and after the Closing Date, the Loan Parties and their Subsidiaries do not propose to engage in any business other than the Permitted Business. On the Closing Date, each Loan Party and their Subsidiaries will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Loan Party or Subsidiary, except for such rights and Consents the absence of which could not reasonably be expected to have a Material Adverse Effect or materially impair the use or operations of any Plant as currently used or proposed to be used or operated. Each Loan Party and its Subsidiaries has good title to its properties and assets and none of such properties or assets is subject to any Liens except Permitted Encumbrances. The Loan Parties and their Subsidiaries enjoy peaceful and undisturbed possession under all leases necessary in any material respect for the operation of such properties and assets, and all such leases are valid and subsisting and in full force and effect. The Loan Parties and their Subsidiaries have obtained all material easements, material equipment rental, material operating leases or other material agreements necessary for the operation of its business as now conducted or presently proposed to be conducted and each of those agreements is in full force and effect and subject to no material defaults.
21.Ineligible Securities. The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Administrative Agent or any Lender.

22.Federal Securities Laws. Except with respect to clauses (i) and (ii) below in connection with the Unsecured Notes, no Loan Party or any of their Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.
23.Equity Interests. As of the Closing Date, the authorized and outstanding Equity Interests of each Loan Party and their Subsidiaries, and each legal and beneficial holder thereof, are as set forth on Schedule 4.23(a) hereto. All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 4.23(b) as of the Closing Date, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party, its Subsidiaries or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of the Loan Parties or any Subsidiary thereof. Except as set forth on Schedule 4.23(c), as of the Closing Date, the Loan Parties and their Subsidiaries have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.
24.Commercial Tort Claims. Except as set forth on Schedule 4.24 hereto, no Loan Party has any commercial tort claims as of the Closing Date.
25.Letter of Credit Rights. Except as set forth on Schedule 4.25 hereto, no Loan Party has any letter of credit rights as of the Closing Date.
26.Material Contracts; Investigations; Contracts.
(a)Schedule 4.26 sets forth all Material Contracts of the Loan Parties as of the Closing Date, true and complete copies of which have been delivered to Administrative Agent. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.
(b)To the best of each Loan Parties’ knowledge, neither the Loan Parties nor any of their respective directors or senior officers is currently or has in the past five (5) years been the subject of an investigation by any law enforcement authority in connection with the business of the Loan Parties and their Subsidiaries.
(c)To the best of each Loan Parties’ knowledge, no past performance evaluation received by the Loan Parties within the past three (3) years, with respect to any Material Contract, has set forth a material default or other material failure to perform thereunder or termination thereof; and no material amount of money due to the Loan Parties or their Subsidiaries pertaining to any Material Contract has been withheld or set-off is reasonably likely to be withheld or set-off other than in the Ordinary Course of Business.
(d)To the best of each Loan Party’s knowledge, during the past five (5) years, (i) each Loan Party and its Subsidiaries have complied, in all material respects, with all terms and conditions of, and representations and certifications with respect to, each of its contracts with a government entity or where Borrower is a subcontractor to a contractor that has a contract with a government entity; (ii) Borrower has complied in all material respects with all, and has not received any notice of any material violation of any laws applicable to any of its contracts or bids, including the False Claims Act, 31 U.S.C. §§ 3729-3733, or any state or federal law barring fraud in procurement, or any law or regulation applicable to contracts or subcontracts assisted with funding provided under title 23 of the United States Code.
(e)Other than in the Ordinary Course of Business, within the last three (3) years, (i) each Loan Party and its Subsidiaries have not undergone or is not undergoing any audit, inspection, survey or examination of records by any governmental entity relating to a Material Contract, and (ii) to the best of each Loan Party’s knowledge, no such audit, inspection, survey or examination of records is currently threatened in writing. Within the last three (3) years, no Loan Party nor any of its Subsidiaries have received any written or oral notice that any audit, inspection, survey or examination of records has revealed any fact, occurrence or practice which could reasonably be expected to give rise to any material losses.

27.Real Property. There is no pending, and to the knowledge of the Loan Parties there is no threatened, condemnation or eminent domain proceeding (or any consensual agreement in lieu thereof) or rezoning application or proceeding with respect to any Material Real Property, except as set forth on Schedule 4.27(a) as of the Closing Date and except where such proceeding, agreement or application would not, individually or in the aggregate, materially impair the use or operations of such Material Real Property as currently or proposed to be used or operated, or otherwise have a Material Adverse Effect. Except as set forth on Schedule 4.27(b), as of the Closing Date, there are no outstanding contracts of sale or purchase, options or rights of first refusal, or any other rights to sell or ground lease any Material Real Property to a third party or any letters of intent or similar documents with respect to same, binding or non-binding. Except as set forth on Schedule 4.27(c) as of the Closing Date, there are no defects or adverse physical conditions affecting any Real Property or improvements thereon other than those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.27(d): (i) no option relating to any period after the Closing Date has been exercised by any Loan Party or its Subsidiaries or by any third party lessor, sublessor, lessee or sublessee (x) under any lease pursuant to which a Loan Party or its Subsidiary leases Material Real Property as a lessee or sublessee or (y) under any Material Lease (as defined in the Mortgages in favor of the Collateral Agent, for the benefit of the Secured Parties) pursuant to which a Loan Party or its Subsidiary leases Material Real Property as a lessor or sublessor and (ii) to the knowledge of the Loan Parties, no material breach or default on the part of any Loan Party or its Subsidiaries, or on the part of any third party lessor, sublessor, lessee or sublessee exists under any such lease or Material Lease, except where such breach or default would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.27(e) as of the Closing Date, no claim has been made against any title policies currently held by any Loan Party or its Subsidiary which remains unresolved.
28.Compliance with Anti-Corruption Laws. The Borrower has not used and will not use any part of the proceeds from any Loan, directly or indirectly, (A) to offer, promise, authorize the provision of, or provide any payments to any Government Official or employee, political party, official of a political party, candidate for political office, official of any public international organization, or to any other person, in order to obtain, retain or direct business or obtain any improper advantage, the offer, promise, authorization of, or provision of which would violate (i) the U.S. Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd 1 et seq.) (the “FCPA”), (ii) the U.K. Bribery Act 2010, (iii) or, where applicable, legislation enacted by member States and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (collectively, with the FCPA and the U.K. Bribery Act 2010, the “Anti-Corruption Laws”), or (B) that would otherwise constitute Anti-Corruption Prohibited Activity.
29.Compliance with Anti-Terrorism Laws. Neither the Loan Parties or their Subsidiaries, nor any of their principals, owners, officers, directors, or agents, nor other persons associated with, or acting on behalf of, the Loan Parties or their Subsidiaries, is a Sanctioned Person and does not and will not make any sales to or engage in business activities with or for the benefit of, and does not and will not use any amounts payable under the agreement for the purposes of financing the activities of, any Sanctioned Person. The Loan Parties and their Subsidiaries have taken reasonable measures to ensure compliance with Anti-Terrorism Laws.
30.Compliance with Anti-Money Laundering Laws. The operations of the Loan Parties and their Subsidiaries have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and all money laundering-related laws of the United States and other jurisdictions where the Borrower conducts business or owns assets, and any related or similar law issued, administered or enforced by any government authority (collectively, the “Anti-Money Laundering Laws”). The Loan Parties and their Subsidiaries have taken reasonable measures to ensure compliance with the Anti-Money Laundering Laws and has not and will not use any part of the proceeds from any Loan in violation of the Anti-Money Laundering Laws.
31.Absence of Investigations. As of the Closing Date, the Loan Parties and their Subsidiaries have disclosed all facts known to them regarding all pending or threatened proceedings, investigations, claims, damages, liabilities, obligations, losses, penalties, actions, judgments, and/or allegations of any kind or nature that are asserted against, paid or payable by the Loan Parties, any of their Affiliates or any of their representatives in connection with (a) Anti-Corruption Prohibited Activity or non-compliance with any Anti-Corruption Laws by the Loan Parties, any of their Affiliates or any of their representatives, (b) non-compliance with any Anti-Terrorism Laws by the Loan Parties, any of their Affiliates or any of their representatives, and (c) non-compliance with any Anti-Money Laundering Laws by the Loan Parties, any of their Affiliates or any of their representatives.

V.	AFFIRMATIVE COVENANTS.
Each Loan Party and their Subsidiaries shall, until payment in full of the Obligations and termination of this Agreement:
1.Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business, to the extent the failure so to comply could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).

2.Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its businesses according to good business practices in all material respects and maintain all of its properties useful or necessary in its business in good working order and condition in all material respects (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement and the other Loan Documents), and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral, except to the extent that the Loan Parties determine in their good faith business judgment that the preservation or protection of such intellectual property rights are not material to the business of the Loan Parties; (b)(i) keep in full force and effect its existence and (ii) comply in all respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof, to the extent the failure to do so could reasonably be expected to have a Material Adverse Effect.
3.Books and Records.
(a)Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied (except for changes in application to which the Accountants concur).
(b)Devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed and access to financial systems is permitted only in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for financial assets; and (iii) the recorded accountability for financial assets comports with existing financial assets.
(c)Within 180 days after Closing, implement and maintain policies and procedures reasonably designed to promote and achieve compliance in all material respects by the Loan Parties and their directors, officers, employees, and agents with Anti-Money Laundering Laws and Anti-Corruption Laws, to the extent applicable to the Loan Parties and commensurate with the Loan Parties’ risk profile in respect of such laws.
4.Payment of Taxes. Pay, when due, all material Taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral, including real and personal property Taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales Taxes, except to the extent that the same are being Properly Contested. If any material Tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Administrative Agent or any Lender which Administrative Agent or any Lender may be required to withhold or pay or if any material Taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Administrative Agent’s or any Lender’s reasonable opinion, may possibly create a valid Lien on the Collateral, Administrative Agent (at the direction of the Required Lenders) may without notice to Loan Parties pay the Taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Administrative Agent and each Lender harmless in respect thereof; provided, that Administrative Agent shall not be entitled to do so if such Tax is being Properly Contested. The amount of any payment by Administrative Agent under this Section 5.4 shall be paid for by the Lenders (ratably based upon their Applicable Percentages) and charged to Borrower’s Account and added to the Obligations.
5.Financial Covenant.
(a)Minimum EBITDA. For the trailing twelve-month period ending on May 31, 2016, and then ending on each August 31, November 30, February 28 (or February 29, if a leap year) and May 31 thereafter, for the term of this Agreement, maintain EBITDA of not less than $80,000,000 (“Minimum EBITDA Threshold”); provided, that, (i) upon the consummation of any disposition of the Designated Assets, the Minimum EBITDA Threshold shall be reduced by an amount equal to the lesser of (x) $8,000,000 and (y) the EBITDA (if positive) attributable to the Designated Assets for the twelve-month period ending on the most recently ended twelve-month period and Reported as of the date of the disposition of the Designated Assets and (ii) upon the consummation of any refinancing, refunding, extension, renewal, exchange or replacement of the Unsecured Notes, the Minimum EBITDA Threshold shall be increased by an amount equal to $14,000,000. The Borrower shall furnish to the Administrative Agent, for further distribution to the Lenders, (i) on the date that any disposition of the Designated Assets is consummated, written notice of (x) the consummation of such disposition of the Designated Assets, together with computations in reasonable detail of the EBITDA attributable to the Designated Assets for the twelve-month period ending on the most recently ended twelve-month period for which financial statements have been delivered as of the date of the disposition of the Designated Assets and (y) the applicable Minimum EBITDA Threshold and (ii) on the date of any refinancing, refunding, extension, renewal, exchange or replacement of the Unsecured Notes, written notice of the applicable Minimum EBITDA Threshold.

6.Insurance.
(a)(i) Keep all its insurable properties and properties in which such Loan Party or Subsidiary has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s or Subsidiaries’ (it being agreed by all parties that the coverages and policies in effect on the Closing Date meet such customary standard and are otherwise satisfactory to the Lenders); (ii) maintain insurance in such amounts as is customary in the case of companies engaged in businesses similar to the business of the Loan Parties or Subsidiary insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others as is customary in the case of companies engaged in businesses similar to the business of the Loan Parties or the Subsidiaries (it being agreed by all parties that the coverages and policies in effect on the Closing Date meet such customary standard and are otherwise satisfactory to the Lenders); (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party or Subsidiary is engaged in business; and (v) use commercially reasonable efforts to furnish Administrative Agent with (A) evidence of the maintenance of such policies within thirty (30) days after the renewal thereof and copies of all new policies within ninety (90) days after any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Administrative Agent, naming Collateral Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i) and (iii) above, and providing (I) that subject to the Intercreditor Agreement, all proceeds thereunder shall be payable to Collateral Agent, (II) that no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) if such endorsements are available on commercially reasonable terms, endorsements that such policy and endorsements may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Administrative Agent (or in the case of non-payment, at least ten (10) days’ prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Administrative Agent and the applicable Loan Party to make payment for such loss to Collateral Agent subject to the Intercreditor Agreement and not to such Loan Party and Collateral Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Collateral Agent jointly, Collateral Agent may endorse such Loan Party’s name thereon and do such other things as Collateral Agent may deem advisable to reduce the same to cash.
(b)Each Loan Party and its Subsidiaries shall take all commercially reasonable actions required under the Flood Laws and/or requested by Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Administrative Agent with the physical address of each Material Real Property that will be subject to a Mortgage in favor of Collateral Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for the structures on each such Material Real Property prior to such structures becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.
(c)Collateral Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 5.6(a)(i), (iii) and (iv) and 5.6(b) above. Subject to the Intercreditor Agreement, all loss recoveries received by Collateral Agent under any such insurance shall be applied to the Obligations as and to the extent provided in Section 2.7(b). Any surplus shall be paid by Collateral Agent to Loan Parties or applied as may be otherwise required by Law. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Collateral Agent, if Collateral Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrower’s Account and constitute part of the Obligations.
7.Payment of Indebtedness and Lease Obligations. Pay, discharge or otherwise satisfy when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, in each case except when the failure to do so could not reasonably be expected to have a Material Adverse Effect.
8.Environmental Matters.
(a)Ensure that the Real Property and all operations and businesses conducted thereon are in compliance in all material respects and remain in compliance in all material respects with all Environmental Laws, and manage any and all Hazardous Materials on any Real Property in compliance in all material respects with Environmental Laws.
(b)Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws. All potential violations and violations of Environmental Laws shall be reviewed to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c)Respond promptly after becoming aware of any Release of Hazardous Materials or Environmental Complaint and take all action required to comply with applicable Environmental Laws, and to avoid subjecting the Collateral or Real Property to any Lien. After becoming aware of a Release of Hazardous Materials or Environmental Complaint, if any Loan Party or its Subsidiaries shall fail to respond promptly to any such Release or Environmental Complaint or any Loan Party or its Subsidiaries shall fail to comply with any of the requirements of this subsection (c), then the Administrative Agent on behalf of Lenders may, upon notice to the Loan Parties, but without the obligation to do so, for the sole purpose of protecting Administrative Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as required to comply with Environmental Law or to prevent a diminution in the value of the Real Property, including actions to remediate, remove, mitigate or otherwise manage any such Release or Environmental Complaint. All reasonable costs and expenses incurred by Administrative Agent, Collateral Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans shall be paid upon demand by Loan Parties, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Administrative Agent, Collateral Agent, any Lender and any Loan Party.
(d)Promptly upon the reasonable written request of Administrative Agent from time to time, not to exceed one (1) request per year (for each of the Phase I and compliance audit described below), which request shall provide a reasonable basis therefor, Loan Parties shall provide Administrative Agent, at Loan Parties’ expense, with a Phase I environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Administrative Agent. Notwithstanding the foregoing, Administrative Agent may request such an assessment or report at any time (i) upon its reasonable belief that a Release of Hazardous Materials (but only if such Release is in violation of Environmental Law or that could reasonably be expected to result in material liability) or a material violation of Environmental Law exists at the Real Property or (ii) that a Default occurred and is continuing. The costs of such assessment will be shared equally between the Loan Parties and the Administrative Agent, unless the assessment or report identifies a Release of Hazardous Materials or a material violation of Environmental Law or is conducted after a Default, in which cases, the Loan Parties shall prepare the reports at their own expense. Any report or investigation of such Release proposed and acceptable to the responsible Governmental Body shall be acceptable to Administrative Agent. If such estimates, individually or in the aggregate, exceed $100,000, Administrative Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Administrative Agent to secure payment of these costs and expenses.
9.Standards of Financial Statements. Cause all financial statements referred to in Sections 8.7, 8.8, 8.9, 8.10, 8.11, 8.12 and 8.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).
10.Federal Securities Laws. Promptly notify Administrative Agent in writing if any Loan Party or any of its Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) registers any securities under the Exchange Act or (c) files a registration statement under the Securities Act, in the case of clauses (a) and (b) above, other than with respect to the Unsecured Notes.
11.[Reserved].
12.[Reserved].
13.[Reserved].
14.Membership / Partnership Interests. Designate and shall cause all of their Subsidiaries to designate (a) their limited liability company membership interests or partnership interests as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and Section 8-103 of Article 8 of the Uniform Commercial Code, and (b) certificate such limited liability company membership interests and partnership interests, as applicable.
15.Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely, unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 5.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.15, or otherwise under this Agreement or any other Loan Document, voidable under Applicable Law, including Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 5.15 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 5.15 constitute, and this Section 5.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

16.Further Assurances; Additional Collateral.
(a)Not later than fifteen (15) days after the acquisition by any Loan Party of any Material Real Property (or such longer period as Administrative Agent (at the direction of the Required Lenders) may agree in writing in its sole discretion), which Material Real Property would not automatically be subject to another Mortgage or Lien to Collateral Agent for the benefit of Lenders pursuant to preexisting Loan Documents, deliver to Administrative Agent a commitment for a standard ALTA 2006 form (or other form prescribed for use in the applicable jurisdiction) mortgagee policy of title insurance (with leasehold endorsement for leasehold estate, if applicable), copies of documents referred to therein as constituting encumbrances on such Material Real Property, a survey or mapping of such Material Real Property in a similar form as delivered on the Closing Date, copies of any leases, consents, and contracts pertaining to such Material Real Property, copies of the purchase agreement and all related documents pursuant to which the Loan Party purchased such Material Real Property, including any final title commitment or title insurance policy, an environmental report and any other studies, reports, approvals, permits, evidence of compliance with Laws and the like obtained or provided to the Loan Party with respect to such Material Real Property, evidence of the flood hazard status of such Material Real Property of the type and in the manner provided on the Closing Date, and such other information as Administrative Agent may reasonably request in evaluating a Mortgage with respect to such Material Real Property.
(b)If Administrative Agent has not given notice that it does not wish such Material Real Property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties, not later than sixty (60) days after the acquisition by any Loan Party of any Material Real Property described in Section 5.16(a) above (or such longer period as Administrative Agent (at the direction of the Required Lenders) may agree in its sole discretion), shall cause such Material Real Property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, and Mortgage in compliance with the Material Real Property Collateral Requirements, subject to the limitations set forth herein and the other Loan Documents.
(c)Within sixty (60) days after the reasonable request therefor by the Administrative Agent (or such longer period as Administrative Agent (at the direction of the Required Lenders) may agree in writing in its sole discretion), deliver to the Administrative Agent with respect to each Material Real Property, copies of title reports, abstracts or environmental assessment reports; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than Loan Parties or their Subsidiaries if such consent cannot be reasonably obtained through commercially reasonable and diligent effort.
(d)Promptly following reasonable written request by the Administrative Agent or Collateral Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral, (ii) upon the Discharge of ABL Obligations (as defined in the Intercreditor Agreement) or the occurrence and continuation of a Default or an Event of Default, take all steps necessary to protect Collateral Agent’s security interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local Laws and deliver to Administrative Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them and (iii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, supplemental agreements, statements, assignments and transfers, instructions or documents relating to the Collateral, and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Loan Documents, but in each case, subject to the limitations set forth herein and in the other Loan Documents.
(e)Upon any automatic deemed amendment contemplated by clause (g) of Schedule 1.6(a) or Schedule 1.6(b), each Loan Party agrees to take any and all actions reasonably necessary to effectuate such amendments or modifications, including without limitation the execution of an amendment to this Agreement.
17.Post-Closing Matters.
(a)Use commercially reasonable efforts to obtain from the lessor of each parcel of leased Material Real Property in the Commonwealth of Pennsylvania, within thirty (30) days after the Closing Date (or such longer period as Administrative Agent (at the direction of the Required Lenders) may agree in writing in its sole discretion), a consent to the filing of a leasehold Mortgage with respect to such parcel, and cause the recording of a leasehold Mortgage with respect to each parcel for which such lessor consent is received.
(b)Use commercially reasonable efforts to obtain within sixty (60) days after the Closing Date (or such longer period as Administrative Agent (at the direction of the Required Lenders) may agree in writing in its sole discretion), Lien Waiver Agreements for the benefit of Collateral Agent with respect to all locations or places at which a lien waiver agreement or similar agreement has been executed in favor of the Revolving Collateral Agent by a Person who owns or occupies such location or places; provided, that Lien Waiver Agreements shall not be required with respect to any such locations or places at which only Designated Assets are located.

18.Appraisals. In the event that either Administrative Agent, Collateral Agent or the Required Lenders have reasonable cause to believe that a material reduction in value of any Material Real Property has occurred since the Closing Date or the date of acquisition of such Material Real Property acquired after the Closing Date, in each case, applying the Closing Date Methodology, then, upon the request of Administrative Agent, Collateral Agent or the Required Lenders, Borrower will, and will cause each of its Subsidiaries to, cause an Approved Appraiser designated by Administrative Agent or Collateral Agent (at the direction of the Required Lenders) in consultation with Borrower to conduct appraisals of such Material Real Property (each such appraisal, a “MRP Appraisal”), which appraisals (x) shall be in the same form as the Closing Date Appraisals and apply the Closing Date Methodology, and (y) shall be delivered to Borrower for purposes of its review of the results of such MRP Appraisal a reasonable period of time prior to the effectiveness thereof. The MRP Appraisals shall be conducted and delivered to Administrative Agent and Collateral Agent all at the cost and expense of Borrower (a) subject to the provisions of clause (b) below, at the request of Administrative Agent or Collateral Agent (at the direction of the Required Lenders), no more than one time during any twelve-month period and (b) at any time at the request of Administrative Agent or Collateral Agent (at the direction of the Required Lenders) after the occurrence and during the continuation of an Event of Default. In addition to the foregoing, Administrative Agent and Collateral Agent (at the direction of the Required Lenders) will have the right at any time to conduct MRP Appraisals at the expense of the Lenders from time to time.
19.Inspection of Books. At all reasonable times and from time to time as often as Administrative Agent (at the direction of the Required Lenders) shall elect in its sole discretion, Administrative Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. Administrative Agent and its respective agents may enter upon any premises of any Loan Party, with reasonable prior notice, at any time during business hours and at any other reasonable time, and from time to time as often as Administrative Agent shall elect in their sole discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall conduct no more than two (2) such inspections per annum at the Loan Parties’ expense; provided, that, (a) in no event shall the Loan Parties be obligated to pay more than $20,000 per inspection in respect of such inspections conducted while no Event of Default exists, and (b) the Administrative Agent (at the direction of the Required Lenders) in its discretion, may conduct additional inspections at the Loan Parties’ expense, without giving effect to the preceding clause (a), at any time after the occurrence of an Event of Default and during its continuance.
20.Deposit Account Control Agreement.
(a)At all times after the Closing Date, each Loan Party shall cause the cash and cash equivalents of such Loan Party to be held in deposit accounts or securities accounts which are subject to Control Agreements pursuant to which a perfected security interest shall be created in favor of the Collateral Agent in such deposit accounts or securities accounts and all amounts on deposit therein (other than Excluded Bank Accounts); provided, that (x) such Control Agreements shall reflect the subordination of Liens under the Intercreditor Agreement and (y) Agent shall exercise any rights under such Control Agreement in accordance with Section 10.1. All funds deposited in any deposit accounts or securities account subject to a Control Agreement shall immediately become subject to the security interest of Collateral Agent for its own benefit and the ratable benefit of the Secured Parties.
21.Limitation of Collateral Securing the Tranche B Term Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) prior to the occurrence of a Collateral Event, the Obligations in respect of the Tranche B Term Loans shall only be secured by the portion of the Collateral constituting Senior Secured Notes Collateral and (ii) upon the occurrence of a Collateral Event, and at all times thereafter, automatically and without any amendment to any Loan Document or other action of any Person, the full amount of the Obligations (including the Obligations in respect of the Tranche B Term Loans) shall be secured by all of the Collateral to the fullest extent permitted by Applicable Law, with such priority and effect as if clause (i) had never applied. At any time and from time to time following the occurrence of a Collateral Event, each Loan Party agrees to promptly execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, mortgages and other instruments as the Administrative Agent or Collateral Agent may reasonably request in order for the Obligations in respect of the Tranche B Term Loans to be secured by all Collateral and to otherwise carry out more effectively the purposes of this Section 5.21 and, to the fullest extent permitted by Applicable Law, with such priority and effect as if clause (i) of the first sentence of this Section 5.21 had never applied.

VI.	NEGATIVE COVENANTS.
Each Loan Party and its Subsidiaries shall not, until satisfaction in full of the Obligations and termination of this Agreement:
1.Merger, Consolidation, Acquisition and Sale of Assets.
(i)Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (i) any Loan Party may merge, consolidate or reorganize with another Loan Party or acquire the assets or Equity Interest of another Loan Party so long as such Loan Party provides Administrative Agent with ten (10) days’ prior written notice of such merger, consolidation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization, (ii) any Loan Party may acquire all or a substantial portion of the assets or Equity Interests of any Person pursuant to a Permitted Acquisition, and (iii) any Restricted Subsidiary may merge or consolidate with another Person in order to effect a Permitted Acquisition or any other Permitted Investment; provided, that the continuing or surviving Person shall be a Restricted Subsidiary of the Borrower, which shall have complied with the requirements of Section 5.16 and Section 6.12.
(a)Sell, lease, transfer or otherwise dispose of any of its properties or assets, except:
(i)the sale of Inventory in the Ordinary Course of Business;
(ii)the disposition or transfer of obsolete and worn-out equipment not constituting Inventory in the Ordinary Course of Business during any fiscal year;
(iii)sales of (x) assets (whether directly or indirectly, including without limitation pursuant to any sale of Equity Interests of a Person holding such assets, or any merger or similar transaction) in an aggregate amount not to exceed $20,000,000 for all such sales and (y) Designated Assets, provided, that, in each case all of the following are satisfied:
(1)the Loan Party or Subsidiary, as applicable, receives consideration at the time of the sale at least equal to the Fair Market Value of the asset sold or otherwise disposed of,
(2)at least seventy-five (75%) of the consideration is in the form of cash or cash equivalents,
(3)the Net Cash Proceeds are applied pursuant to Section 2.7(a), if applicable, and
(4)no Default or Event of Default shall have occurred and be continuing or would result therefrom.
(iv)dispositions or transfers of assets or property to any Loan Party;
(v)dispositions involving a trade-in of equipment in exchange for other equipment useful in the business of the Loan Parties; provided, that in the good faith judgment of the Loan Parties, the Loan Parties receive equipment (or credit toward the acquisition cost of equipment) having a Fair Market Value equal to or greater than the equipment being traded-in;
(vi)the disposition of the Bakersville Quarry Surplus Parcel, solely if disposed of in accordance with the express terms of the Land Management Agreement as in effect on the Closing Date;
(vii)the creation of a Permitted Encumbrance;
(viii)to the extent constituting a sale or disposition, transactions expressly permitted by Sections 6.2, 6.7 and 6.8 of this Agreement; and
(ix)the sale or other disposition of assets described on Schedule 6.1(b)(ix).
2.Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances. Notwithstanding anything herein to the contrary, the Loan Parties and Subsidiaries shall not create or suffer to exist any Lien on any Real Property of such Person that does not constitute Collateral (other than Liens constituting Permitted Encumbrances on Real Property of the types contemplated in clauses (b), (e), (f), (i), (j), (k), (l), (n), (r) and (t) of the definition of Permitted Encumbrances).
3.Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 6.3, (b) guarantees made in the Ordinary Course of Business up to an aggregate amount of $500,000, (c) guarantees by one or more Loan Party(s) of the Indebtedness or obligations of any other Loan Party(s) to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement and (d) the endorsement of checks in the Ordinary Course of Business.
4.Investments. Purchase or acquire Indebtedness or Equity Interests of, or any other interest in, or make any other Investment in, any Person, other than Permitted Investments.
5.Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate, other than Permitted Loans and Permitted Investments in the form of loans.
6.Capital Expenditures. Incur any Capital Expenditures in an aggregate amount for all Loan Parties in excess of $45,000,000 (as adjusted pursuant to the provisions below, “Permitted CapEx”) for each fiscal year; provided, in the event the aggregate amount of Capital Expenditures in any fiscal year is less than the amount permitted for such fiscal year (for the avoidance of doubt, disregarding any Capital Expenditures made in reliance on any Carryover Amount utilized during such year), then the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; provided, that all Capital Expenditures shall first be applied to reduce the applicable Permitted Capex for such fiscal year then to reduce the Carryover Amount from the previous fiscal year; provided, further, that notwithstanding anything herein to the contrary, if Borrower or any Subsidiary shall have consummated (x) any disposition of the Designated Assets, then Permitted CapEx shall be permanently reduced to $40,000,000 and/or (y) any Significant Disposition, then Permitted CapEx shall be permanently reduced by an amount equal to the Capital Expenditures attributable to the operations or assets that are the subject of such Significant Disposition for the four fiscal quarters ending on the most recent fiscal quarter for which financial statements have been delivered as of the date of such Significant Disposition.

7.Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party or Subsidiary (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Loan Party or any Subsidiary, other than:
(a)dividends or distributions to a Loan Party; and
(b)the purchase, redemption, retirement or other acquisition for value of Equity Interests in Borrower held by future, current or former employees, officers, directors or shareholders of the Loan Parties or any Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or pursuant to the terms of any agreement under which such Equity Interests were issued; provided, that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Equity Interests does not exceed $100,000 in any calendar year (plus the amount of any proceeds received in respect of key-man life insurance).
8.Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.
9.Nature of Business. Engage in any business other than a Permitted Business.
10.Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for (i) transactions among Loan Parties which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business, (ii) payment by Loan Parties and Subsidiaries of dividends and distributions permitted under Section 6.7 hereof and Investments permitted by clause (n) of the definition of Permitted Investments, (iii) transactions disclosed to Administrative Agent in writing, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable to such Loan Party or Subsidiary than terms and conditions which would have been obtainable in a comparable arm’s length transaction between unaffiliated parties, (iv) the annual rental payments to South Woodbury in respect of the Headquarters Lease in an amount not to exceed $1,500,000 per year, (v) Investments in Rock Solid Insurance permitted by clause (h) of the definition of Permitted Investments, (vi) payment of premiums to Rock Solid Insurance which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from an insurance company that is not an Affiliate, (vii) salaries, expense reimbursements, severance, employment and other compensation arrangements to officers and employees for actual services rendered to the Loan Parties and their Subsidiaries, the payment of which is not otherwise restricted under the Loan Documents, paid in the Ordinary Course of Business and consistent with past practice, (viii) stay bonuses and completion bonuses in relation to asset sales or other strategic initiatives determined and paid in accordance with the Loan Parties’ commercially reasonable business judgment and practices, (ix) arrangements in existence on the Closing Date as set forth on Schedule 6.10 and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (A) materially adverse to the Lenders or (B) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date; and (x) guarantees permitted by Section 6.3.
11.Leases. Enter as lessee into any long-term lease arrangement for real property (unless capitalized and permitted under, and subject to, Section 6.6 hereof) if after giving effect thereto, aggregate annual rental payments for all long-term leases of real property would exceed $4,000,000 in any one fiscal year in the aggregate for all Loan Parties and Subsidiaries; provided, however, that this Section 6.11 shall not apply to any royalty payments or arrangements for extracted minerals pursuant to any Mining Lease but this Section 6.11 shall apply to any payments other than or in addition to such royalty payments or arrangements for the underlying real property.
12.Subsidiaries.
(a)Form or acquire any Subsidiary unless (i) (A) such Subsidiary is not a Foreign Subsidiary, (B)(x) such Subsidiary expressly joins in this Agreement as a “Guarantor” and becomes jointly and severally liable for the obligations of Loan Parties hereunder and under the Notes pursuant to the execution and delivery to the Administrative Agent of a Joinder Agreement and under any other agreement between any Loan Party and Lenders, and (y) executes a joinder to the Security Agreement in favor of Collateral Agent, (C) Administrative Agent shall have received all documents, including without limitation, legal opinions and appraisals it may reasonably require to establish compliance with each of the foregoing conditions and Section 5.16 in connection therewith and (D) the Borrower provides five (5) Business Days’ prior written notice to the Administrative Agent, or (ii) such Subsidiary is an Unrestricted Subsidiary.
(b)Enter into any partnership, joint venture or similar arrangement other than any such arrangements for the purpose of joint bidding on and performance under contracts, where the Loan Parties’ or Subsidiaries’ contribution consists only of (i) the performance of services, (ii) permitting the non-exclusive use of such Loan Parties’ assets in connection with such joint bidding and performance in a manner that does not materially impair the value of such assets or the conduct of the business of the Loan Parties and their Subsidiaries, and (iii) the payment of organizational or operating expenses and the terms of such arrangement do not require any cash investment by the Loan Parties into an entity that is not a Loan Party in excess of $50,000 in the aggregate outstanding at any time.
13.Fiscal Year and Accounting Changes. Change its fiscal year end from February 28 (or February 29, as applicable) or make any change in accounting treatment and reporting practices except as required by GAAP or as to which the Accountants concur.

14.Pledge of Credit. Now or hereafter pledge Administrative Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Loan in or for any business other than a Permitted Business.
15.Amendment of Organizational Documents. (a) Change its legal name, (b) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (c) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (d) otherwise amend, modify or waive any term or material provision of its Organizational Documents unless required by Law or such amendment, modification or waiver could not reasonably be expected to materially and adversely affect the interests of Agents and the Lenders, in any such case without (i) giving at least thirty (30) days’ prior written notice of such intended change to the Administrative Agent, and (ii) having received from Collateral Agent confirmation that Collateral Agent has taken all steps necessary for Collateral Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party (if applicable).
16.Compliance with ERISA. (a) (i) Maintain, or permit any member of the Controlled Group to maintain, or (ii) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan, Multiemployer Plan or Foreign Plan other than those Plans disclosed on Schedule 4.8(d), (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code that would be reasonably likely to result in a material liability to any Loan Party or any member of the Controlled Group, (c) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan or Foreign Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (d) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan, (e) fail to promptly notify Administrative Agent of the occurrence of any Termination Event, (f) fail to comply, or permit a member of the Controlled Group to fail to comply, in all material respects with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (g) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (h) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 4.8(d) to cease to be true and correct.
17.Prepayment of Indebtedness. At any time, directly or indirectly, pay or prepay any Indebtedness (other than the Obligations or the Revolving Loan Obligations), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party or any Subsidiary, except (a) payments of regularly scheduled interest and fees due thereunder and payment of principal on the scheduled maturity date, (b) refinancing, replacements, or exchanges of such Indebtedness to the extent refinanced, replaced or exchanged for Indebtedness permitted under Section 6.8, (c) the payment, prepayment, repurchase, redemption, retirement or other acquisition of Capitalized Leases or Purchase Money Indebtedness, (d) the payment, prepayment, repurchase, redemption, retirement or other acquisition of Indebtedness (x) with cash proceeds from an issuance of Equity Interests of the Borrower; provided, that such payment, prepayment, repurchase, redemption, retirement or other acquisition occurs within 30 days following the receipt of such cash proceeds and (y) in exchange for a contemporaneous issuance of Equity Interests of Borrower, (e) payments, prepayments, repurchases, redemptions and acquisitions of Unsecured Notes expressly permitted under Section 6.18, and (f) payments as part of an “AHYDO catch-up payment”.

18.Unsecured Notes. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of or premium payable in connection with the repayment or redemption of the Unsecured Notes, except (a) Loan Parties may repurchase, redeem, repay or prepay the Unsecured Notes (i) at any time, to the extent required by the terms of the Unsecured Notes Documents with the proceeds of any sale, lease, transfer or other disposition of, or insurance or condemnation with respect to, any of the Loan Parties’ properties or assets, (ii) prior to or substantially contemporaneously with any Acceptable Unsecured Notes Refinancing, with the proceeds from the sale or other disposition of Designated Assets in accordance with Section 2.7(a)(ii) and (iii) prior to or substantially contemporaneously with any Acceptable Unsecured Notes Refinancing, from any available funds in an amount not to exceed $15,000,000 in the aggregate, in the case of this clause (iii), so long as (x) upon giving pro forma effect thereto, average Undrawn Availability (as defined in the Revolving Credit Agreement as in effect on the Closing Date) is at least $20,000,000 for the 30 days preceding and as of the date of such payment, prepayment, repurchase, redemption, retirement or other acquisition, (y) the Fixed Charge Coverage Ratio (as defined in the Revolving Credit Agreement as in effect on the Closing Date) determined on a Pro Forma Basis after giving effect to such payment, prepayment, repurchase, redemption, retirement or other acquisition, is not less than 1.10 to 1.00, and (z) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) pursuant to an Acceptable Unsecured Notes Refinancing and (c) in the case of any Unsecured Notes that remain outstanding immediately after the consummation of the Acceptable Unsecured Notes Refinancing, such Unsecured Notes may be (i) paid, prepaid, repurchased, redeemed, retired or otherwise acquired (x) with cash proceeds from an issuance of Equity Interests of the Borrower; provided, that such payment, prepayment, repurchase, redemption, retirement or other acquisition occurs within 30 days following the receipt of such cash proceeds and (y) in exchange for a contemporaneous issuance of Equity Interests of Borrower, (ii) pursuant to the refinancing of such Unsecured Notes with Permitted Refinancing Indebtedness or (iii) from any available funds (other than proceeds from the incurrence of Indebtedness, except advances under the Revolving Credit Agreement) in an amount not to exceed $10,000,000 in the aggregate, in the case of this clause (iii), so long as (x) upon giving pro forma effect thereto, average Undrawn Availability (as defined in the Revolving Credit Agreement as in effect on the Closing Date) is at least $20,000,000 for the 30 days preceding and as of the date of such payment, prepayment, repurchase, redemption, retirement or other acquisition, (y) the Fixed Charge Coverage Ratio (as defined in the Revolving Credit Agreement as in effect on the Closing Date) determined on a Pro Forma Basis after giving effect to such payment, prepayment, repurchase, redemption, retirement or other acquisition, is not less than 1.10 to 1.00, and (z) no Default or Event of Default has occurred and is continuing or would result therefrom. For the avoidance of doubt, this Section 6.18 shall not apply to any Acceptable Refinancing Debt.
19.Other Agreements. Enter into (x) any material amendment, waiver or modification of the Unsecured Notes Documents or any related agreements, in each case, that is materially adverse to the interests of the Lenders or the Loan Parties, provided that amendments pursuant to clause (j) under Schedule 1.6(a) and clause (j) under Schedule 1.6(b) are expressly permitted, (y) any material amendment, waiver or modification of the Revolving Loan Documents or any related agreements in violation of the Intercreditor Agreement, or (z) enter into a Bonding Arrangement with any surety other than a Permitted Bonding Company.
20.[Reserved].
21.Agreements Restricting Liens and Distributions. Create or otherwise cause or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise restricts the ability (a) of any Subsidiary of any Loan Party to make dividends or distributions on Equity Interests of any to any Loan Party or to otherwise transfer property to such Loan Party, (b) of any Loan Party to guarantee the Obligations of the Borrower or (c) of any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person, other than:
(a)customary provisions restricting subletting, transfer, license or assignment in any contract of the Loan Parties entered into in the Ordinary Course of Business;
(b)restrictions in agreements evidencing Debt permitted under clause (b) of the definition of Permitted Indebtedness solely to the extent any such restriction relates to the property financed by or the subject of such Indebtedness;
(c)customary encumbrances or restrictions on cash or other deposits imposed by customers under agreements entered into in the Ordinary Course of Business;
(d)customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.1 pending the consummation of such sale;
(e)encumbrances or restrictions on cash or other deposits imposed by counterparties under hedge agreements; and
(f)restrictions on transfers of assets subject to Permitted Encumbrance (but, with respect to any such Permitted Encumbrance, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Encumbrance).
Notwithstanding anything herein to the contrary, no Loan Party or their Subsidiaries shall create or otherwise cause or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise restricts the ability of any Loan Party to create, incur, assume or suffer to exist Liens any Real Property of such Person that does not constitute Collateral.
22.Anti-Bribery. Violate any Anti-Corruption Laws or undertake or cause to be undertaken any Anti-Corruption Prohibited Activity.

23.Anti-Terrorism. Become a Sanctioned Person, transact any business with or, to the knowledge of the Borrower, for the benefit of any Sanctioned Person, or otherwise violate any Anti-Terrorism Laws.
24.Anti-Money Laundering. Violate any Anti-Money Laundering Laws.

VII.	CONDITIONS PRECEDENT.
1.Conditions to Closing Date. On the Closing Date:
(a)Agreement. Administrative Agent and Lenders shall have received the duly executed Agreement, Security Agreement, any applicable Intellectual Property Security Agreement, any Control Agreement, a Committed Loan Notice, an environmental indemnity agreement and any other Loan Document;
(b)Note. Each Lender so requesting shall have received a Note duly executed and delivered by an authorized officer of Borrower.
(c)Fee Letter. Administrative Agent and the Lenders shall have shall have received the duly executed Fee Letters;
(d)Intercreditor Agreement; Mortgage Subordinations and Releases. Administrative Agent and Lenders shall have received the Intercreditor Agreement duly executed by the Collateral Agent and Revolving Collateral Agreement in form and substance satisfactory to the Administrative Agent and Lenders with (i) a Mortgage Release or assignment of mortgage, as applicable, on any property that is not Material Real Property; and (ii) a Mortgage Subordination duly executed by the Revolving Collateral Agent with respect to each Material Real Property as to which the Revolving Collateral Agent will hold a mortgage after giving effect to the foregoing releases and assignments, in each case duly executed by the Revolving Collateral Agent;
(e)Mortgages. Collateral Agent shall have received in form and substance satisfactory to Lenders an executed Mortgage with respect to each of the Material Real Properties set forth on Schedule 1A-1;
(f)Secured Notes Releases and Payoff Documents. Such documents and instruments as shall be necessary to (i) effect a discharge of the Senior Secured Notes Indenture automatically upon funding of the Loans, (ii) release all of the liens in favor of the Senior Secured Notes Trustee and collateral agent under the Senior Secured Notes Indenture, except for mortgages on Material Real Property in the State of New York, which mortgages shall be assigned to the Collateral Agent, (iii) effect a discharge of the Existing Term Loan automatically upon funding of the Loans and (iv) assign the mortgages for the benefit of the Existing Term Loan on Material Real Property in the State of New York, with the underlying debt, to the Collateral Agent; it being understood that the underlying debt assigned with each mortgage on Material Real Property in the State of New York shall be deemed to be assigned to the Lenders of the Tranche A Term Loans or the Tranche B Term Loans, or both, for which the assigned mortgage is Collateral hereunder, and such underlying debt shall be deemed restated by the Tranche A Term Loan or the Tranche B Term Loan, or both, as the case may be;
(g)Secured Notes Redemption. Administrative Agent and Lenders shall have received copies of the form of Notice of Redemption to be given with respect to the Senior Secured Notes, calling for redemption in full of the Senior Secured Notes on the Redemption Date; which Notice of Redemption the Borrower shall issue (or cause to be issued) on the Closing Date;
(h)Title Insurance. Collateral Agent shall have received fully paid mortgagee title insurance policies (or unconditional binding commitments to issue title insurance policies, marked to Collateral Agent’s satisfaction to evidence the form of such policies to be delivered with respect to the Mortgages), in standard ALTA 2006 form (or such other state required form) and with such endorsements as Collateral Agent (at the direction of the Required Lenders) may require, issued by a title insurance company satisfactory to Collateral Agent, with respect to each of the properties listed on Schedule 1A-1 hereto, insuring the Mortgages to create a valid recorded first-priority perfected Lien on the Real Property with no exceptions which Collateral Agent (at the direction of the Required Lenders) shall not have approved in amounts reasonably satisfactory to the Lenders;
(i)[Reserved];
(j)Secretary’s Certificates, Authorizing Resolutions and Good Standings of Loan Parties. Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party in form and substance satisfactory to Administrative Agent and the Lenders dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Administrative Agent (at the direction of the Required Lenders), of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each other Loan Document to which such Loan Party is a party (including authorization of the incurrence of indebtedness), and (y) the granting by such Loan Party of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Loan Parties (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the other Loan Documents, (iii) copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Loan Party’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than fifteen (15) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(k)Closing Certificate. Administrative Agent and Lenders shall have received a closing certificate signed by a Responsible Officer of each Loan Party dated as of the Closing Date, substantially in the form attached as Exhibit 7.1(k) hereto;
(l)Legal Opinions. Administrative Agent shall have received the executed legal opinions of (i) Pepper Hamilton LLP, counsel to the Loan Parties, (ii) Bell Nunnally & Martin LLP, Texas counsel to Precision, (iii) Taft Stettinius & Hollister LLP, Illinois counsel to Work Area, (iv) Mechanik Nuccio Hearne & Wester, P.A., Florida counsel to Loan Parties, and (v) Hodgson Russ LLP, New York counsel to Loan Parties, in each case, in form and substance satisfactory to the Lenders, which shall cover such matters incident to this Agreement as the Lenders may require, and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Administrative Agent and Lenders;
(m)Pro Forma Financial Statements. Lenders shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to the Lenders
(n)Revolving Loan Documents. Administrative Agent and Lenders shall have received final executed copies of the Amended and Restated Revolving Credit Agreement, and all related agreements, documents and instruments as in effect on the Closing Date, all of which shall be satisfactory in form and substance to the Lenders;
(o)Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under Law or reasonably requested by Administrative Agent (acting at the direction of the Required Lenders) to be filed, registered or recorded in order to create, in favor of Collateral Agent, a perfected security interest in or Lien upon the Collateral in which such security interest or Lien is a condition precedent to such Loans shall have been delivered in proper form for filing, registration or recordation in each jurisdiction in which the filing, registration or recordation thereof is so required or requested
(p)No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of the Lenders, is deemed material or (B) which could, in the reasonable opinion of the Lenders, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;
(q)Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement, the other Loan Documents executed on the Closing Date and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the other Loan Documents executed on the Closing Date or any related agreement shall be true and correct in all material respects (except to the extent qualified by materiality or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects) on the Closing Date, as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date), in which case such representations and warranties shall be true and correct in all material respects (except to the extent qualified by materiality or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects) on such date);
(r)No Default. No Event of Default or Default shall have occurred and be continuing on such date;
(s)Environmental Reports. Collateral Agent shall be reasonably satisfied that it has received all required environmental site assessments prepared in in accordance with ASTM Practice E-1527-13 and any other reasonably available environmental documentation prepared by environmental professionals with respect to all Real Property to be subject to a Mortgage;
(t)Closing Date Financial Condition Certificates. Administrative Agent and Lenders shall have received an executed Closing Date Financial Condition Certificate in the form of Exhibit 7.1(t);
(u)Minimum EBITDA. Lenders shall have received evidence from the Loan Parties that EBITDA of Borrower on a Consolidated Basis for the trailing twelve-month period most recently ended and Reported immediately prior to the Closing Date was not less than $95,000,000;
(v)Collateral Examination. The Lenders shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Administrative Agent (at the direction of the Required Lenders), of the Collateral, including all Receivables, Inventory, General Intangibles, Real Property, Leasehold Interests and equipment of each Loan Party and all books and records in connection therewith;
(w)Fees. Administrative Agent shall have received all fees payable to Administrative Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letters;
(x)Insurance. Collateral Agent shall have received in form and substance satisfactory to Lenders, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by the Loan Parties’ insurance broker containing such information regarding the Loan Parties’ casualty and liability insurance policies as Collateral Agent shall request and naming Collateral Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) endorsements issued by the Loan Parties’ insurer naming Collateral Agent as lenders loss payee, additional insured and mortgagee, as applicable;

(y)Flood Insurance. Evidence that flood insurance, in an amount satisfactory to Administrative Agent, is in full force and effect, with mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Administrative Agent and its counsel naming Administrative Agent as mortgagee and lender loss payee, as applicable, and evidence that the Loan Parties have taken all actions required under the Flood Laws and/or requested by Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Administrative Agent with the physical address of each Material Real Property that will be subject to a Mortgage in favor of Collateral Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for the structures and contents on each such Material Real Property prior to such structures and contents becoming Collateral;
(z)Bonding Arrangements. The Loan Parties shall have delivered copies of all Bonding Arrangements relating to themselves, and if the same provide for any Liens on property or assets which constitute Collateral, (i) such Liens shall be Surety Liens and (ii) except with respect to Permitted Non-Job Surety Bonding Arrangements that do not require intercreditor agreements, the Loan Parties shall have delivered intercreditor agreements of the type referred to in the definition of Surety Liens (each, a “Bonding Intercreditor Agreement”)
(aa)Consents. Administrative Agent and Lenders shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the other Loan Documents; and, Collateral Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Collateral Agent, Required Lenders and their counsel shall deem necessary;
(ab)No Adverse Material Change. (i) Since February 29, 2016, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Administrative Agent, Collateral Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;
(ac)Contract Review. Lenders shall have received and reviewed all Material Contracts of the Loan Parties including leases, Collective Bargaining Agreements, vendor supply contracts, license agreements and distributorship agreements;
(ad)Compliance with Laws. Lenders shall be reasonably satisfied that each Loan Party is in compliance in all material respects with all pertinent federal, state, local or territorial Laws, including those with respect to the Federal Occupational Safety and Health Act, Environmental Laws, the Code, the Federal Mine Safety and Health Act, ERISA and the Anti-Terrorism Laws, except, in each case, with respect to the matters set forth on Schedule 4.7;
(ae)Closing Date Appraisals. Administrative Agent and Lenders shall have received a reliance letter from the Mineral Valuation Specialists with respect to the Closing Date Appraisals in form and substance reasonably satisfactory to the Required Lenders; and
(af)Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Administrative Agent and Lenders and their respective counsel.

VIII.	INFORMATION AS TO LOAN PARTIES.
Each Loan Party shall, or (except with respect to Section 8.11) shall cause Borrower on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:
1.Disclosure of Material Matters. Promptly, and in any event within five (5) Business Days, upon learning thereof, report to Collateral Agent (with a copy to Administrative Agent) all matters materially affecting the value or enforceability of any portion of the Collateral.
2.Deliverables under the Revolving Credit Agreement. Deliver to Administrative Agent (for prompt distribution to each Lender) all reports and other financial information required to be delivered pursuant to Section 9.2 of the Revolving Credit Agreement (as such Section may be amended, restated, supplemented or otherwise modified from time to time), or pursuant to any corresponding section of any successor agreement thereto pursuant to any refinancing, refunding, extension, renewal, exchange or replacement of the Revolving Credit Agreement or pursuant to any agreement governing any Indebtedness incurred under clause (e)(ii) of the definition of Permitted Indebtedness, on the same date and in the same form and substance as delivered to the Revolving Administrative Agent.

3.Environmental Reports.
(a)In the event any Loan Party or any Subsidiary obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any such Release or violation of Environmental Laws affecting the Real Property or any Loan Party’s or Subsidiary’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrower shall, within ten (10) Business Days, give written notice of same to Collateral Agent (with a copy to Administrative Agent) detailing facts and circumstances of which any Loan Party is aware giving rise to the Release or Environmental Complaint. Such information is to be provided solely to allow Collateral Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Administrative Agent or Lender with respect thereto.
(b)Borrower shall promptly forward to Collateral Agent (with a copy to Administrative Agent) copies of any request for information, notification of potential liability, demand letter directed at the Borrower or any of its Subsidiaries that may require the Borrower or any of its Subsidiaries to have material liability with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage such Hazardous Materials and shall continue to forward copies of correspondence between any Loan Party and the Governmental Body regarding such claims to Collateral Agent (with a copy to Administrative Agent) until the claim is settled. Borrower shall promptly forward to Collateral Agent (with a copy to Administrative Agent) copies of all documents and reports concerning a Release of Hazardous Materials or Environmental Complaint at the Real Property, operations or business that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Collateral Agent to protect Collateral Agent’s security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Collateral Agent or any Lender with respect thereto.
4.Litigation. Promptly notify Administrative Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party or any Subsidiary, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case could reasonably be expected to affect a material portion of the Collateral or which could reasonably be expected to have a Material Adverse Effect.
5.Material Occurrences. Promptly, and in any event within two (2) Business Days, after any Loan Party has obtained knowledge thereof, notify Administrative Agent (for prompt distribution to each Lender) in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event of default under the Revolving Loan Documents, the Unsecured Notes Documents or Acceptable Refinancing Debt, if any; (c) any event, development or circumstance whereby any financial statements or other reports furnished to Administrative Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable), the financial condition or operating results of any Loan Party as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two (2) plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (e) each and every event of default by any Loan Party or any Subsidiary which would allow the acceleration of the maturity of any Material Indebtedness, including the names and addresses of the holders of such Material Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; (f) any claims, individually or in the aggregate at any one time, in excess of $2,000,000 made under any Bonding Arrangement; (g) any other development in the business or affairs of any Loan Party, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action the Loan Parties propose to take with respect thereto; (h) any interruption of the operations of any material portion of the Loan Parties’ mining facilities (other than voluntary shutdowns by the Loan Parties in the conduct of their business) at any time for more than thirty (30) consecutive days and (i) any Collateral Event.
6.Government Receivables. Notify Administrative Agent quarterly of any Receivables that arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

7.Annual Financial Statements. Furnish Administrative Agent (for further distribution to Lenders) within ninety (90) days after the end of each fiscal year of the Loan Parties, financial statements of the Loan Parties and their Subsidiaries on a consolidated and consolidating basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable), and in reasonable detail and reported upon without qualification as to scope and not subject to any “going concern” explanatory language (except for in the fiscal year ended February 28, 2018, such explanatory language that relates solely to the maturity of the Unsecured Notes or the maturity of the Loans on the Springing Maturity Date) by an independent certified public accounting firm selected by the Loan Parties and reasonably satisfactory to Administrative Agent (at the direction of the Required Lenders) (the “Accountants”); provided, however, that to the extent that the Loan Parties shall have delivered to Administrative Agent (for further distribution to Lenders) an Annual Report on Form 10-K, such delivery shall be deemed to satisfy the foregoing requirements of this Subsection 8.7. In addition, at the time of delivery of such financial statements the Loan Parties shall deliver to Administrative Agent (for further distribution to Lenders) a Compliance Certificate.
8.Quarterly Financial Statements. Furnish Administrative Agent (for further distribution to Lenders) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Loan Parties’ fiscal year, an unaudited balance sheet of the Loan Parties and their Subsidiaries on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of the Loan Parties and their Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable) and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Loan Parties’ and Subsidiaries’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year; provided, however, that to the extent that the Loan Parties shall have delivered to Administrative Agent (for further distribution to Lenders) a Quarterly Report on Form 10-Q, such delivery shall be deemed to satisfy the foregoing requirements of this Subsection 8.8. In addition, at the time of delivery of such financial statements the Loan Parties shall deliver to Administrative Agent (for further distribution to the Lenders) a Compliance Certificate.
9.Monthly Financial Statements. Furnish Administrative Agent (for further distribution to the Lenders) within twenty (20) days after the end of each month, an unaudited balance sheet of Borrower on a Consolidated Basis and unaudited statements of income and cash flow of the Loan Parties and their Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable) and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to the Loan Parties’ and their Subsidiaries’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
10.Other Reports. Furnish Administrative Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (a) with copies of such financial statements, reports and returns as each Loan Party shall send to its stockholders and (b) copies of all material notices, reports, financial statements and other materials sent pursuant to the Unsecured Notes Documents.
11.Additional Information. Furnish Administrative Agent with such additional information as it (acting at the direction of the Required Lenders) shall reasonably request in order to enable Administrative Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Loan Parties including, without the necessity of any request by Administrative Agent, (a) copies of all environmental audits and reviews reasonably available to the Loan Parties or their Subsidiaries, and (b) promptly upon any Loan Party obtaining knowledge thereof, notice of any labor dispute strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption involving any of the Loan Party’s or its Subsidiaries’ employees, and the expiration of any Collective Bargaining Agreement to which any Loan Party or its Subsidiaries are subject or bound, which could reasonably be expected to have a Material Adverse Effect.
12.Projected Operating Budget. Furnish Administrative Agent (for prompt distribution to each Lender), prior to the beginning of each Loan Party’s fiscal years commencing with the fiscal year commencing March 1, 2017, a month by month projected operating budget and cash flow of the Borrower on a Consolidated Basis for the next succeeding fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Loan Party to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

13.Variances from Operating Budget. Furnish Administrative Agent (for prompt distribution to each Lender), concurrently with the delivery of the financial statements referred to in Sections 8.7, 8.8 and 8.9, a written report summarizing all material variances from budgets submitted by the Loan Parties pursuant to Section 8.12 and a discussion and analysis by management with respect to such variances, in the form mutually agreed to prior to the Closing Date.
14.Notice of Suits, Adverse Events. Furnish Administrative Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any materially adverse change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Lender, and (iv) copies of any materially adverse notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.
15.ERISA Notices and Requests. Furnish Administrative Agent with immediate written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred that would be reasonably likely to result in material liability to a Loan Party or any member of the Controlled Group, together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Pension Benefit Plan or the establishment of any new Pension Benefit Plan or Foreign Plan or the commencement of contributions to any Pension Benefit Plan, Multiemployer Plan or Foreign Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA; (x) any Loan Party or any member of the Controlled Group shall fail to meet any applicable minimum funding requirements under Section 302 of ERISA and Sections 412 and 430 of the Code in respect of each Plan, or any Plan shall fail to be in compliance with Sections 412, 430 and 436 of the Code and Section 206(g), 203 and 303 of ERISA, without regard to waivers and variances, (xi) any Loan Party or any member of the Controlled Group shall have incurred a liability to the PBGC other than for the payment of premiums (but including premium payments which have become due and are unpaid); (xii) any Loan Party or any member of the Controlled Group shall materially fail to contribute to a Multiemployer Plan; (xiii) any Loan Party or any member of the Controlled Group shall materially breach any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (xiv) any Loan Party or any member of the Controlled Group shall incur any material liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code; (xv) any Loan Party or any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xvi) any Loan Party or any member of the Controlled Group increases the benefits of any, or establishes any new, Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable State Law; (xvii) any Loan Party or any member of the Controlled Group withdraws, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability; (xviii) a breach of fiduciary duty by a Plan Fiduciary (as defined in Section 3(21) of ERISA) in connection with the administration or investment of the assets of a Plan that would be reasonably likely to result in material liability to a Loan Party or any member of the Controlled Group; or (xix) as of any Pension Benefit Plan’s most recent valuation date, there is an unfunded benefit liability in respect of such Plan which exceeds $1,000,000.
16.[Reserved].
17.[Reserved].

18.Financial Disclosure. Upon Administrative Agent’s reasonable request (acting at the direction of the Required Lenders), each Loan Party shall authorize and request that all accountants and auditors employed by such Loan Party at any time prior to the Maturity Date to exhibit and deliver to Administrative Agent and each Lender copies of any of such Loan Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Administrative Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. Upon Administrative Agent’s reasonable request (acting at the direction of the Required Lenders), each Loan Party shall authorize all Governmental Bodies to furnish to Administrative Agent and each Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, Administrative Agent and each Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or Governmental Bodies.
19.Producing Quarries Report. Furnish to Administrative Agent (for further distribution to the Lenders), concurrently with the delivery of the financial statements referred to in Sections 8.7 and 8.8, a quarterly collateral report contain financial information with respect to the Producing Quarries, including, without limitation, the volume, product price, revenue, and EBITDA, in each case, at each Producing Quarry for the previously ended quarter and setting forth in comparative form the respective financial information for the corresponding date and period in the previous fiscal year such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Borrower to the effect that such reports have been prepared with sound financial judgment consistent with past practice.
20.Lender Meetings. Within ten (10) days after the end of each month or as otherwise reasonably requested by the Administrative Agent or the Required Lenders, cause senior management of the Borrower to participate on a conference call with the Administrative Agent and the Lenders during which the senior management shall review the financial results of the previous month and the financial condition, performance and business affairs of the Loan Parties and their Subsidiaries and any other matters as the Administrative Agent or Lenders may reasonably request.
21.Disclosure of Criminal or Regulatory Investigation. (a) Keep the Administrative Agent and Lenders promptly informed of material developments with respect to any criminal or regulatory investigation or action involving the Borrower or any of Borrower’s Affiliates or Borrower’s representatives acting in their capacity as such and (b) reasonably cooperate with the Administrative Agent and Lenders in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by providing an opportunity for the Administrative Agent and Lenders to review written submissions in advance, attend meetings with authorities, coordinate and provide assistance in meeting with regulators and, if requested by the Administrative Agent or Lenders, by making a public announcement of such matters); provided, however, that notwithstanding the foregoing clauses (a) and (b), the Loan Parties shall have no obligation to (i) disclose information in violation of confidentiality restrictions dictated by Law or by a Governmental Body or (ii) disclose any information (x) that is privileged legal advice or constitutes attorney work product, or (y) the disclosure of which would cause a breach of a binding non-disclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 8.21.

IX.	EVENTS OF DEFAULT.
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
1.Nonpayment. Failure by (a) Borrower to pay any principal on the Obligations when due, or (b) any Loan Party to pay any interest on any Loan or any fee, Prepayment Premium, Specified Prepayment Premium, Special Voluntary Prepayment Applicable Prepayment, charge, amount or liability provided for herein or in any other Loan Document within two (2) Business Days of the date when due, in each case, whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment;
2.Breach of Representation. Any representation or warranty made or deemed made by any Loan Party in this Agreement, any other Loan Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;
3.[Reserved];
4.Judicial Actions. Issuance of a notice of a judgment Lien (other than a Permitted Encumbrance), levy, assessment, injunction or attachment which is in an amount (or with respect to property valued) in excess of $1,000,000 against any Material Real Property or against a material portion of the Collateral, in each case, which is not paid, stayed or lifted within thirty (30) days unless Properly Contested.
5.Noncompliance. Except as otherwise provided for in Sections 9.1 and 9.3:
(a)failure or neglect of any Loan Party or any Subsidiary to perform, keep or observe any term, provision, condition or covenant, contained in Sections 5.2(b)(i), 5.5, 5.17, 5.20, ARTICLE VI or Sections 8.5(a), (b) and (g); provided, that the covenant in Section 5.5 is subject to cure pursuant to Section 10.6;

(b)failure or neglect of any Loan Party, any Subsidiary or any other Person to perform, keep or observe any other term, provision, condition or covenant, contained herein (other than as set forth in Section 9.5(a)) or contained in any Loan Document or any other agreement or arrangement now or hereafter entered into between any Loan Party or such Person and Administrative Agent, Collateral Agent or any Lender which failure or neglect, if capable of cure, is not cured within thirty (30) days (or five (5) Business Days with respect to Section 8.2 and Section 8.20) from the earlier of the date that (a) Administrative Agent provides written notice to Borrower of the occurrence of such failure or neglect and (b) a Senior Officer of any Loan Party has actual knowledge of such failure or neglect;
6.Judgments. Any (a) judgment(s), writ(s), order(s) or decree(s) for the payment of money are rendered against any Loan Party or any Subsidiary, which such judgment(s), writ(s), order(s) or decree(s) for an aggregate amount in excess of $1,000,000 (to the extent not covered by independent third party insurance as to which the insurer has an investment grade rating has been notified of such judgment or order and has not denied coverage) and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Loan Party to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Loan Party shall be senior to any Liens in favor of Collateral Agent on such assets or properties;
7.Bankruptcy. Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator, administrator, conservator or similar fiduciary of itself or any part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the Bankruptcy Code, or any other insolvency, debtor relief, debt adjustment or receivership Laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it under the Bankruptcy Code, or any other insolvency, debtor relief, debt adjustment or receivership Laws), (vi) file a petition seeking to take advantage of any other Law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy Laws, (viii) have any part of its property be subject to an assignment or trust mortgage for the benefit of creditors, or (ix) take any action for the purpose of effecting any of the foregoing;
8.[Reserved].
9.Lien Priority. Any Lien created under any Loan Document on any Collateral (or any portion thereof) having, in an aggregate, a value in excess of $5,000,000, or any such Lien provided for hereby or under any Loan Document, for any reason (other than pursuant to transactions permitted by this Agreement) ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to any lien subordination set forth in the Intercreditor Agreement and Permitted Encumbrances that have priority as a matter of Applicable Law);
10.Default Under the Revolving Loan Documents or the Unsecured Notes Documents. An event of default has occurred under the Revolving Loan Documents or the Unsecured Notes Documents, which default shall not have been cured or waived within any applicable grace period, or if any Person party to the Intercreditor Agreement breaches or violates, or attempts to terminate or challenge the validity of, the Intercreditor Agreement;
11.Cross Default. Any specified “event of default” under any Indebtedness (other than the Obligations) of any Loan Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $2,000,000 or more (“Material Indebtedness”), or any other event or circumstance which would permit the holder of any such Material Indebtedness of any Loan Party to accelerate such Indebtedness (and/or the obligations of such Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Material Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness);
12.Bonding Arrangements. (a) If any claims, individually in excess of $250,000 or in the aggregate in excess of $500,000, shall be paid by any surety under any Bonding Arrangement or (b) if an event of default shall occur or exist under any Bonding Arrangement or any other event or condition shall occur or exist (including any claim paid under any Bonding Arrangement whether or not it constitutes an Event of Default under the foregoing clause (a)) that would entitle the surety under any Bonding Arrangement (with the giving of notice or passage of time or both) to take action against any of the Collateral and such Event of Default or other event or condition shall not have been cured or remedied within thirty (30) days;
13.Termination of Guarantee or Collateral Documents. Termination of any Guarantee, the Collateral Documents or similar agreement executed and delivered to Administrative Agent in connection with the Obligations of any Loan Party (other than the termination of a leasehold Mortgage in connection with the termination of the applicable underlying lease), or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guarantee, Collateral Document or similar agreement;
14.[Reserved].
15.Invalidity. Any material provision of this Agreement or any other Loan Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Administrative Agent or any Lender or any Loan Party challenges the validity of or its liability under this Agreement or any other Loan Document;

16.Seizures. Any (a) portion of the Collateral having an aggregate fair market value of $1,000,000 or more (or any Material Real Property) shall be seized without just compensation, garnished or exposed to levy or foreclosure, sheriff’s execution or similar sale, (b) Real Property having an aggregate fair market value of $4,000,000 or more shall be taken or seized by a Governmental Body without just compensation, or (c) title and rights of any Loan Party with respect to any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Administrative Agent (acting at the direction of the Required Lenders), upon final determination, result in impairment or loss of the security provided by this Agreement or the other Loan Documents;
17.[Reserved].
18.Pension Plans. An event or condition specified in Sections 6.16 or 8.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Administrative Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Administrative Agent, would have a Material Adverse Effect; or the occurrence of any Termination Event that, together with all other events or conditions specified in Sections 6.16 or 8.15, results in any member of the Controlled Group to incur or be reasonably likely to incur, liability in excess of $1,000,000, or any Loan Party’s failure to immediately report a Termination Event in accordance with Section 8.15 hereof; or
19.Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty contained in Section 14.18 is or becomes false or misleading at any time.

X.	ADMINISTRATIVE AGENT’S AND LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.
1.Rights and Remedies.
(a)(i) Upon the occurrence of: (A) an Event of Default pursuant to Section 9.7, all Obligations (including, without limitation, the Prepayment Premium) shall be immediately due and payable and (B) any of the other Events of Default and at any time thereafter, at the option of Administrative Agent or at the direction of Required Lenders all Obligations (including, without limitation, the Prepayment Premium) shall be immediately due and payable. Upon the occurrence and during the continuance of any Event of Default, (x) Administrative Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Loan Documents, under the Uniform Commercial Code and at Law or equity generally, including the right to cause Collateral Agent to foreclose the security interests granted pursuant to the Collateral Documents and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process, (y) Collateral Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Collateral Agent may thereupon, or at any time thereafter, in its discretion or at the direction of the Required Lenders without notice or demand, take the Collateral and remove the same to such place as Collateral Agent may deem advisable and Administrative Agent may require the Loan Parties to make the Collateral available to Collateral Agent at a convenient place, and (z) with or without having the Collateral at the time or place of sale, Collateral Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Collateral Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Collateral Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale, Administrative Agent or any Lender may bid (including credit bid) for and become the purchaser, and Administrative Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Collateral Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Collateral Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is owned by the Loan Parties (or which the Loan Parties otherwise have the right to permit Collateral Agent to use) and used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral collected or received by Administrative Agent shall be applied to the Obligations in the order set forth in Section 10.5 hereof, subject to the Intercreditor Agreement. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, the Loan Parties shall remain liable to Administrative Agent, Collateral Agent and Lenders therefor.

(i)Upon an acceleration of the Obligations (including an acceleration upon an Event of Default arising from Section 9.7 (including the acceleration of claims by operation of Law pursuant to any bankruptcy Law) with respect to the Borrower, any Guarantor or any Subsidiary or Affiliate of a Borrower or any Guarantor, having occurred and continuing) that has not been rescinded or waived by the Lenders in accordance with this Agreement, the applicable Prepayment Premium shall become immediately due and payable by the Loan Parties and shall constitute part of the Obligations in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early repayment or prepayment of the Loans and each of the Borrower and the Guarantors agrees that it is reasonable under the circumstances currently existing. Each of the Borrower and the Guarantors expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium, Specified Prepayment Premium and Special Voluntary Prepayment Applicable Premium are reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium, Specified Prepayment Premium and Special Voluntary Prepayment Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders, the Borrower and the Guarantors giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, Specified Prepayment Premium and Special Voluntary Prepayment Applicable Premium; and (D) the Borrower and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Borrower and the Guarantors expressly acknowledges that its agreement to pay or guarantee the payment of the Prepayment Premium, Specified Prepayment Premium or Special Voluntary Prepayment Applicable Premium to Lenders as herein described is a material inducement to Lenders to make the Loans.
(b)To the extent that Applicable Law imposes duties on Administrative Agent or Collateral Agent, as the case may be, to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Administrative Agent or Collateral Agent: (i) to fail to incur expenses reasonably deemed significant by Administrative Agent or Collateral Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other Law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to Administrative Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by Administrative Agent and/or Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Administrative Agent and/or Collateral Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 10.1(b) is to provide non-exhaustive indications of what actions or omissions by Administrative Agent or Collateral Agent, as the case may be, would not be commercially unreasonable in Administrative Agent’s or Collateral Agent’s, as the case may be, exercise of remedies against the Collateral and that other actions or omissions by Administrative Agent and/or Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 10.1(b). Without limitation upon the foregoing, nothing contained in this Section 10.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Administrative Agent and/or Collateral Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 10.1(b).
2.Administrative Agent’s Discretion. Administrative Agent (at the direction of the Required Lenders) shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Administrative Agent (at the direction of the Required Lenders) may at any time cause Collateral Agent to pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Administrative Agent’s or Lenders’ rights hereunder as against the Loan Parties or each other.
3.Setoff. Subject to Section 13.13, in addition to any other rights which Administrative Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Administrative Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Administrative Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Administrative Agent and such Lender with respect to any deposits held by Administrative Agent or such Lender.

4.Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by Law, all of which shall be cumulative and not alternative.
5.Allocation of Payments after Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Administrative Agent or Collateral Agent on account of the Obligations (including without limitation any amounts on account of any Hedge Liabilities), or in respect of the Collateral shall be paid over or delivered, subject to the Intercreditor Agreement, as follows:
(a)Prior to the occurrence of a Collateral Event,
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Administrative Agent and Collateral Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the other Loan Documents;
SECOND, to payment of any fees owed to Administrative Agent and Collateral Agent;
THIRD, to the payment of all reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;
FOURTH, to the payment of all Obligations consisting of accrued interest and the applicable Prepayment Premium, Specified Prepayment Premium, Special Voluntary Prepayment Applicable Prepayment, as the case may be, with respect to the Tranche B Term Loans, if any;
FIFTH, to the payment of all Obligations consisting of accrued interest and the applicable Prepayment Premium, Specified Prepayment Premium, Special Voluntary Prepayment Applicable Prepayment, as the case may be, with respect to the Tranche A Term Loans, if any
SIXTH, to the payment of the outstanding principal amount of the Tranche B Term Loans;
SEVENTH, to the payment of the outstanding principal amount of the Tranche A Term Loans;
EIGHTH, to all other Obligations arising under this Agreement (including any Foreign Currency Hedge Liabilities and Interest Rate Hedge Liabilities) which shall have become due and payable (hereunder, under the other Loan Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and
NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus; and
(b)upon and following the occurrence of a Collateral Event,
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Administrative Agent and Collateral Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the other Loan Documents;
SECOND, to payment of any fees owed to Administrative Agent and Collateral Agent;
THIRD, to the payment of all reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;
FOURTH, to the payment of all Obligations consisting of accrued interest and the applicable Prepayment Premium, Specified Prepayment Premium, Special Voluntary Prepayment Applicable Prepayment, as the case may be, with respect to the Loans, if any;
FIFTH, to the payment of the outstanding principal amount of the Loans;
SIXTH, to all other Obligations arising under this Agreement (including any Foreign Currency Hedge Liabilities and Interest Rate Hedge Liabilities) which shall have become due and payable (hereunder, under the other Loan Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SIXTH” above; and
SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) (x) an amount equal to its pro rata share (based on the proportion that the then outstanding applicable Loans held by such Lender bears to the aggregate then outstanding applicable Loans) of amounts available to be applied, prior to the occurrence of a Collateral Event, pursuant to clauses “FOURTH”, “FIFTH”, “SIXTH”, and “SEVENTH” of paragraph (a) above and, upon and following the occurrence of a Collateral Event, pursuant to clauses “FOURTH” and “FIFTH” of paragraph (b) above, and (y) an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, Foreign Currency Hedge Liabilities and Interest Rate Hedge Liabilities held by such Lender bears to the aggregate then outstanding Loans, Foreign Currency Hedge Liabilities and Interest Rate Hedge Liabilities) of amounts available to be applied, prior to the occurrence of a Collateral Event, pursuant to clause “EIGHTH” of paragraph (a) above and, on and following the occurrence of a Collateral Event, pursuant to clause “SIXTH” of paragraph (b) above and (iii) notwithstanding anything to the contrary in this Section 10.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guarantee (including sums received as a result of the exercise of remedies with respect to such Guarantee) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 10.5.

6.Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Article IX or Article X:
(a)For the purpose of determining whether an Event of Default under Section 5.5 has occurred, the Borrower may on one or more occasions designate any portion of the net cash proceeds from a sale or issuance of Qualified Equity Interests of Borrower or any cash contribution to the common capital of Borrower (the “Cure Amount”) as an increase to EBITDA for the applicable fiscal quarter (any such cash proceeds so including in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (A) such amounts to be designated (i) are actually received by the Borrower on or after the last day of such fiscal quarter and on or prior to the tenth day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”) and (ii) do not exceed the aggregate amount necessary to cure any Event of Default under Section 5.5 as of such date and (B) the Borrower shall have provided notice (the “Notice of Intent to Cure”) to the Administrative Agent that such amounts are designated as a “Cure Amount”. The Cure Amount shall be added to EBITDA for the applicable fiscal quarter and included in any twelve-month period that includes such fiscal quarter.
(b)The parties hereby acknowledge that this Section 10.6 may not be relied on for purposes of calculating EBITDA or any financial ratios other than for determining actual compliance with Section 5.5 and shall not result in any adjustment to any amounts (including any other calculation of leverage or Indebtedness hereunder and shall not be included for purposes of determining the availability or amount permitted pursuant to any covenant under Article VI) with respect to the fiscal quarter with respect to which such Cure Amount was made (or the period after such fiscal quarter but before delivery of the Notice of Intent to Cure) other than the amount of the EBITDA referred to in Section 10.6(a) above.
(c)In furtherance of Section 10.6(a) above, (i) upon actual receipt and designation of the Cure Amount by the Borrower, the covenant under Section 5.5 shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the covenant under such Section 5.5 and any Event of Default or potential Event of Default under Section 5.5 shall be deemed not to have occurred for purposes of the Loan Documents, and (ii) neither the Administrative Agent, Collateral Agent nor any Lender may exercise any rights or remedies under Article X (or under any other Loan Document) on the basis of any actual or purported Event of Default under Section 5.5 following receipt of a Notice of Intent to Cure until and unless the Cure Expiration Date has occurred without the Cure Amount having been received.
(d)(i) In each period of four (4) consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure right set forth in this Section 10.6 is exercised and (ii) to the extent applicable, there shall be no pro forma reduction in Indebtedness with the Cure Amount for determining compliance with Section 5.5 for the fiscal quarter with respect to which such Cure Amount was made.
(e)There can be no more than five (5) fiscal quarters in which the cure rights set forth in this Section 10.6 are exercised during the term of this Agreement.

XI.	WAIVERS AND JUDICIAL PROCEEDINGS.
1.Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.
2.Delay. No delay or omission on Administrative Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
3.Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XII.	GUARANTEE.
1.Guarantee. Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, Prepayment Premium, Specified Prepayment Premium, Special Voluntary Prepayment Applicable Premium, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code or any other insolvency laws (the “Bankruptcy Code”) after any bankruptcy or insolvency petition under the Bankruptcy Code) the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under this Agreement or any other Loan Document, whether or not enforceable as against Borrower, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code, or any applicable provisions of comparable state or foreign Law, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection, in each case, strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Loan Party(ies) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Loan Parties will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
2.Rights of Secured Parties. Each Guarantor agrees that any Secured Party, upon such terms as it deems appropriate, without notice or demand to or on any Person and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may, in accordance with the terms of this Agreement and the other Loan Documents, (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of any Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, any Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of any Guaranteed Obligations and take and hold security for the payment hereof or any Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of any Guaranteed Obligations, any other guaranties of any Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or any Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent with this Agreement or the applicable Loan Document and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for its Guaranteed Obligations; and (vi) exercise any other rights available to it under this Agreement and the other Loan Documents.
3.Obligations Unconditional. The obligations of the Guarantors under Section 12.1 shall constitute a guaranty of payment and, to the fullest extent permitted by Applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Loan Party. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
(a)at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(b)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under this Agreement and the other Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(d)any Lien or security interest granted to, or in favor of, any Lender or any Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)the release of any other Loan Party pursuant to Section 12.10. The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, including notices of acceleration and intent to accelerate, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive (i) any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee, (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than any unasserted contingent obligations), and (iii) any defense based upon any statute or rule of Law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against Borrower or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding until payment in full thereof (other than unasserted contingent obligations, or any amendment or waiver adopted in accordance with terms hereof or any other express provision set forth in a Loan Document).
4.Reinstatement. The obligations of the Guarantors under this Article XII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
5.Subrogation; Subordination. Each Guarantor hereby agrees that, until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than unasserted contingent obligations) and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 12.1, whether by subrogation or otherwise, against Borrower or any other Loan Party of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Guarantor permitted pursuant to Section 6.8 under clause (k) of the definition of “Permitted Indebtedness” shall be subordinated to such Guarantor’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.
6.Remedies. Subject to the terms of the Intercreditor Agreement, the Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 10.1 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10.1) for purposes of Section 12.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 12.1.
7.Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
8.Continuing Guarantee. The guarantee in this Article XII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
9.General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company Law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 12.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 12.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any other Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 12.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

10.Release of Loan Parties. If, in compliance with the terms and provisions of this Agreement and the other Loan Documents, all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons, none of which is Borrower, a Guarantor or an Affiliate thereof, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document shall be automatically released, and, so long as Borrower shall have provided the Agents such reasonable certifications or reasonable documents as any Agent shall reasonably request, Administrative Agent shall take such actions as are necessary, appropriate or reasonably requested by Borrower to effect each release described in this Section 12.10 in accordance with the relevant provisions of the Collateral Documents.
11.Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 12.5. The provisions of this Section 12.11 shall in no respect limit the obligations and liabilities of any Guarantor to Administrative Agent, and the Lenders, and each Guarantor shall remain liable to Administrative Agent and the Lenders for the full amount of the Guaranteed Obligations.
12.Default; Remedies; Bankruptcy; Etc. . The Guaranteed Obligations of each Guarantor hereunder are independent of and separate from the Obligations of such Guarantor If any Obligation of Borrower is not paid when due, or upon any Event of Default hereunder or upon any default by Borrower as provided in any Loan Document, Administrative Agent may (and shall at the written direction of the Required Lenders), at its sole election, proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Obligations of Borrower then due, without first proceeding against Borrower or any other guarantor (including the Guarantors) of its Guaranteed Obligations, or against any Collateral under the Collateral Documents or joining Borrower or any other guarantor (including the Guarantors) in any proceeding against any Guarantor. At any time after maturity of the Guaranteed Obligations of a Guarantor, Administrative Agent may (and shall at the written direction of the Required Lenders) (unless such Guaranteed Obligations have been paid in full (other than unasserted contingent obligations)), without notice to such Guarantor and regardless of the acceptance of any Collateral for the payment thereof, appropriate and apply toward the payment of such Guaranteed Obligations (a) any indebtedness due or to become due from any Secured Party to such Guarantor and (b) any moneys, credits or other property belonging to such Guarantor at any time held by or coming into the possession of any Secured Party or any of its respective Affiliates.
So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or applicable body resulting from any such proceeding (except as described in Section 12.9). Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in the immediately preceding sentence (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of Law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and the Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of Law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced. In the event that all or any portion of any Guaranteed Obligations are paid by Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment or payments are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

XIII.	REGARDING ADMINISTRATIVE AGENT AND COLLATERAL AGENT.
1.Appointment. Each Lender hereby designates Cortland to act as Administrative Agent and Collateral Agent for such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes Administrative Agent and Collateral Agent to (i) take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Administrative Agent or Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto, (ii) hold all payments of principal and interest, fees (except any fees owing directly to Administrative Agent or Collateral Agent, including, without limitation, the fees set forth in the Agent Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. The Administrative Agent and Collateral Agent may perform any of its duties hereunder by or through its agents or employees, and Administrative Agent and Collateral gent shall not be liable for the acts or failure to act by any agent selected by Administrative Agent or Collateral Agent with reasonable care. As to any matters not expressly provided for by this Agreement (including collection of the Note) Administrative Agent and Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Administrative Agent and Collateral Agent shall not be required to take any action which, in Administrative Agent’s or Collateral Agent’s discretion, exposes Administrative Agent or Collateral Agent to liability or which is contrary to this Agreement or the other Loan Documents or Applicable Law unless Administrative Agent or Collateral Agent, as applicable, is furnished with an indemnification satisfactory to Administrative Agent or Collateral Agent, as applicable (in its sole discretion) with respect thereto.
2.Nature of Duties. Administrative Agent, Collateral Agent, Lead Arrangers or Bookrunners, shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents. None of Administrative Agent, Collateral Agent, Lead Arrangers or Bookrunners or any of its respective officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any of the other Loan Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the other Loan Documents or for any failure of any Loan Party to perform its obligations hereunder. Administrative Agent and Collateral Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Loan Documents, or to inspect the properties, books or records of any Loan Party. The duties of Administrative Agent as respects the Loan to Borrower shall be mechanical and administrative in nature; Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.
3.Lack of Reliance on Agents. Independently and without reliance upon any Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and each Guarantor in connection with the making and the continuance of the Loans hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower and each Guarantor. Each Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loan or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Each Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Loan Document, or of the financial condition of Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the other Loan Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

4.Resignation of Agent; Successor Agent. Administrative Agent or Collateral Agent may resign on thirty (30) days written notice to each Lender and Borrower or the Required Lenders may remove the Administrative Agent or Collateral Agent at any time. Upon such resignation or removal, Required Lenders will promptly designate a successor Administrative Agent or Collateral Agent, as applicable, reasonably satisfactory to Borrower (provided, that no such approval by Borrower shall be required (i) in any case where the successor Administrative Agent or Collateral Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Administrative Agent or successor Collateral Agent shall succeed to the rights, powers and duties of the resigning Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor Administrative Agent or such successor Collateral Agent, as applicable, effective upon its appointment, and the former Administrative Agent’s or former Collateral Agent’s, as applicable, rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or former Collateral Agent, as applicable. After Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent or removal of Administrative Agent or Collateral Agent as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article XIII, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 14.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent or Collateral Agent, as applicable, under this Agreement. Notwithstanding anything to the contrary herein, no Disqualified Person may be appointed as a successor Administrative Agent and/or a successor Collateral Agent.
5.Certain Rights of Administrative Agent and Collateral Agent. If Administrative Agent or Collateral Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, Administrative Agent or Collateral Agent, as applicable shall be entitled to refrain from such act or taking such action unless and until Administrative Agent or Collateral Agent, as applicable, shall have received instructions from Required Lenders; and Administrative Agent and Collateral Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Administrative Agent or Collateral Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.
6.Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or entity, and, with respect to all legal matters pertaining to this Agreement and the other Loan Documents and its duties hereunder, upon advice of counsel selected by it. Administrative Agent and Collateral Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Administrative Agent or Collateral Agent with reasonable care.
7.Notice of Default. Administrative Agent and Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Loan Documents, unless Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement or the other Loan Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give notice thereof to Lenders. Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interests of Lenders.
8.Indemnification. To the extent any Agent or any of their officers, directors, Affiliates, attorneys, employees and agents (collectively, the “Agent Indemnified Parties”) is not reimbursed and indemnified by the Loan Parties, each Lender will reimburse and indemnify such Agent Indemnified Party in proportion to its respective portion of the outstanding Loans (or if indemnification is sought after the date on which all Loans shall have been paid in full, ratably in accordance with each Lenders’ respective portion of the outstanding amount of the Loans immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, the reasonable fees and expenses of counsel to any such Agent Indemnified Party) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent Indemnified Party in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent Indemnified Party’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).
9.Individual Capacity. To the extent Administrative Agent has an obligation to lend under this Agreement, the Loan made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender. Administrative Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

10.Delivery of Documents. To the extent Administrative Agent receives financial statements required under Sections 8.7, 8.8, 8.9, 8.12 and 8.13 from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender and Administrative Agent, as applicable, will promptly furnish such documents and information to Lenders.
11.Loan Parties’ Undertaking to Administrative Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Administrative Agent to pay to Administrative Agent and from time to time on demand all amounts from time to time due and payable by it for the account of Administrative Agent, Collateral Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.
12.No Reliance on Administrative Agent’s Customer Identification Program. To the extent the Loans or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or thereunder or contemplated hereby or thereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.
13.Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Administrative Agent, take any action to protect or enforce its rights arising out of this Agreement or the other Loan Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.

XIV.	MISCELLANEOUS.
1.Governing Law. This Agreement and each other Loan Document (unless and except to the extent expressly provided otherwise in any such Loan Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract Law, tort Law or otherwise) shall, in accordance with Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the other Loan Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrower at its address set forth in Section 14.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Administrative Agent’s option, by service upon Borrower which each Loan Party irrevocably appoints as such Loan Party’s Administrative Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by Law or shall limit the right of any Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Administrative Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

2.Entire Understanding; Amendments and Waivers.
(a)This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Administrative Agent, Collateral Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Administrative Agent’s, Collateral Agent’s, and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
(b)Required Lenders, Administrative Agent with the consent in writing of Required Lenders, and the Loan Parties may, subject to the provisions of this Section 14.2(b), from time to time enter into written amendments, waivers or other supplemental agreements to this Agreement or the other Loan Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Administrative Agent, Collateral Agent or the Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:
(i)amend the definition of “Maturity Date” or postpone any date scheduled for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of the Loan), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce any fee, Prepayment Premium, Specified Prepayment Premium, or Special Voluntary Prepayment Applicable Premium payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1) (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans or any obligation of the Borrower to pay interest at the Default Rate, any Default or Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such a postponement of any date scheduled for the payment of principal or interest);
(ii)increase or extend the Commitment or Loan of any Lender without the consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 7.1, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such an extension or increase);
(iii)reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or any prepayment penalty or premium (including the Prepayment Premium, Specified Prepayment Premium or Special Voluntary Prepayment Applicable Premium), fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such prepayment penalty or premium, fees or other amounts) without the written consent of each Lender directly affected thereby (it being understood that the waiver of (or amendment to the terms of) any obligation of the Borrower to pay interest at the Default Rate, any mandatory prepayment of the Loans or mandatory reduction of any Commitments or any Default or Event of Default shall not constitute such a reduction);
(iv)change any provision of (A) Section 14.3 or (B) any other provision of this Agreement which would impose any additional restrictions on a Lender’s ability to assign its rights and obligations under this Agreement, in the case of each of clauses (A) and (B), without the written consent of all Lenders;
(v)alter the definition of the term Required Lenders or alter, amend or modify this Section 14.2(b), Section 14.2(c) or Section 14.2(d) without the consent of all Lenders;
(vi)alter, amend or modify the provisions of Sections 2.4(b), 2.5(a), 2.7(g), 10.5 or 14.5 without the consent of all Lenders;
(vii)change any provision of (i) this Section 14.2 or (ii) the definition of “Required Lenders”, “Refinancing Approving Lenders”, “Refinancing Approving Event” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents to reduce the percentage set forth therein, without the written consent of each Lender;
(viii)release all or substantially all of the Collateral with respect to the Obligations without the written consent of all Lenders;
(ix)change the rights and duties of Administrative Agent or Collateral Agent without the consent of the Administrative Agent or Collateral Agent, as applicable;
(x)release all or substantially all of the value of the Guarantees of the Guarantors (other than in accordance with the provisions of this Agreement or any other Loan Document) without the consent of all Lenders; and
(xi)affect the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class), without the written consent of the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders was the only Class;
provided, further, that no Lender consent is required to effect an automatic deemed amendment or other modification expressly contemplated pursuant to clause (g) of Schedule 1.6(a) or clause (g) of Schedule 1.6(b).

Notwithstanding the foregoing, except during the continuance of a Refinancing Approving Event, any amendment, waiver or other modification to the definition of “Acceptable Unsecured Notes Refinancing”, Schedule 1.6(a) or Section 2.10 or any action related to the approval of the Acceptable Unsecured Notes Refinancing shall only require the written consent of the Refinancing Approving Lenders; provided, that (x) a copy of any such amendment, waiver or other modification in writing shall be delivered to the Administrative Agent to be posted to the Lenders and (y) any consent fee or other consideration payable to any Refinancing Approving Lender (or any Affiliate thereof (or any investment advisory client, fund or account managed or advised or sub-advised by any such Refinancing Approving Lender or Affiliate)) in connection with an Acceptable Unsecured Notes Refinancing shall be payable ratably to all Lenders. Notwithstanding anything in this paragraph to the contrary, this paragraph shall not limit in any way the right of the Refinancing Approving Lenders to approve an Acceptable Unsecured Notes Refinancing in accordance with the definition thereof.
(c)Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Loan Parties, Lenders, Administrative Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, Administrative Agent, and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.
(d)Except to the extent set forth in the last paragraph of Section 14.2(b), no amendment, modification or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, shall be made other than by a solicitation of all Lenders. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Loan Party therefrom, shall require any consent fee or other consideration payable in connection therewith, unless such consent fee or other consideration is payable ratably to all Lenders or to all Lenders who consent to the requested amendment, modification, waiver or consent.
3.Successors and Assigns; Participations.
(a)This Agreement shall be binding upon and inure to the benefit of each Loan Party, Administrative Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent and each Lender.
(b)Each Loan Party acknowledges that one or more Lenders may at any time and from time to time sell participating interests in the Loans to other Persons (each such transferee or purchaser of a participating interest, a “Participant”); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Loan Parties, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver described in Sections 14.2(b)(i) or 14.2(b)(viii)) that affects such Participant. Each Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.5, 3.7 and 3.9 (subject to the requirements and limitations therein, including the requirements under Sections 3.9(e)-(g) (it being understood that the documentation required under Sections 3.9(e)-(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.3(c); provided, that such Participant (A) agrees to be subject to the provisions of Section 3.10 as if it were an assignee under Section 14.3(c); and (B) shall not be entitled to receive any greater payment under Sections 3.5, 3.7 or 3.9, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.10 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, the entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the foregoing provisions are intended to comply with the registration requirements in United States Treasury Regulations Section 5f.103-1(c), or any successor provisions thereof, so that any payments made on a Loan, Note or Obligation are considered to be paid on a debt instrument issued in “registered form” pursuant to such regulations, and all parties hereto shall construe the provisions of this Agreement to ensure that the Loans, Notes or Obligations will be considered to have been so issued. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(c)Any Lender, with the consent of Administrative Agent and Borrower (provided, that (i) no such consent by Borrower shall be required in connection with the assignments with respect to the primary syndication of the Loans on or prior to thirty (30th) day following the Closing Date to any Purchasing Lender previously identified to the Borrower, (ii) no such consent by Borrower shall be required if an Event of Default has occurred and is continuing or such assignment is to a Lender or an Affiliate of a Lender and (iii) the consent of Administrative Agent and Borrower shall not be unreasonably withheld, delayed or conditioned), may sell, assign or transfer all or any part of its rights and obligations under or relating to Loans under this Agreement and the other Loan Documents to one or more additional Persons and one or more additional Persons may commit to make Loans hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $1,000,000, pursuant to a Loan Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, Borrower (provided, that no Event of Default has occurred and is continuing) and Administrative Agent and delivered to Administrative Agent for recording; provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Loan Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Loan Transfer Supplement, have the rights and obligations of a Lender thereunder with a Applicable Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Loan Transfer Supplement, be released from its obligations under this Agreement, the Loan Transfer Supplement creating a novation for that purpose. Such Loan Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Applicable Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the other Loan Documents. Each Loan Party shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)Any Lender, with the consent of Administrative Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to the Loans under this Agreement and the other Loan Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Loan Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Loan Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Administrative Agent as appropriate and delivered to Administrative Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Loan Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Loan Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Loan Transfer Supplement, be released from its obligations under this Agreement, the Modified Loan Transfer Supplement creating a novation for that purpose. Such Modified Loan Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Loan Party hereby consents to the addition of such Purchasing CLO. Each Loan Party shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(e)Administrative Agent, acting solely for this purpose as an agent for and on behalf of the Borrower, shall maintain at its address a copy of each Loan Transfer Supplement and Modified Loan Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. Upon the occurrence of a Collateral Event, the Administrative Agent shall update the Register to reflect the Tranche A Term Loans and Tranche B Term Loans as a single Class of Loans. Notwithstanding anything to the contrary in this Agreement, the entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the foregoing provisions are intended to comply with the registration requirements in United States Treasury Regulations Section 5f.103-1(c), or any successor provisions thereof, so that any payments made on a Loan, Note or Obligation are considered to be paid on a debt instrument issued in “registered form” pursuant to such regulations, and all parties hereto shall construe the provisions of this Agreement to ensure that the Loans, Notes or Obligations will be considered to have been so issued. Administrative Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO, other than in connection with the transfer or assignments with respect to the primary syndication of the Loans.
(f)Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party, provided, that such Transferee or prospective Transferee has agreed in writing to maintain the confidentiality of such information substantially on the terms set forth in Section 14.15 hereof; provided, further, that no Lender shall disclose any financial information concerning any Loan Party to any Disqualified Person.
(g)Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)Notwithstanding anything herein to the contrary, no Lender may sell, assign or transfer all or any portion of its rights and obligations under or relating to the Loans under this Agreement and the other Loan Documents or sell participating interests in the Loans to (i) the Borrower or any of its Subsidiaries, Unrestricted Subsidiaries or Affiliates or (ii) any Disqualified Person. Any attempted sale, assignment, transfer or participation to any Person listed in this Section 14.3(h) shall be null and void.
(i)Prior to the occurrence of a Collateral Event, notwithstanding anything herein to the contrary, each Lender hereby agrees that it will not (i) sell, assign or transfer or sell participating interests in any interest in (to “Transfer”) such Lender’s Tranche A Term Loans to any Person without the concurrent Transfer to such Person of its Tranche B Term Loans in a Proportionate Amount and (ii) Transfer such Lender’s Tranche B Term Loans to any Person without the concurrent Transfer to such Person of its Tranche A Term Loans in a Proportionate Amount. Any Transfer or attempted Transfer of any Tranche A Term Loans or Tranche B Term Loans in violation of this Section 14.3(i) shall be null and void, and the Administrative Agent shall not record such Transfer on the Register or treat any purported transferee of such Tranche A Term Loan or Tranche B Term Loan, as applicable, as owner of such Loans for any purpose.

(j)Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, each Lender agrees (for the benefit of each other Lender) to comply with the provisions set forth on Schedule 14.3(j).
4.Application of Payments. Administrative Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Administrative Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy Law, common Law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Administrative Agent or such Lender.
5.Indemnity. Each Loan Party shall defend, protect, indemnify, pay and save harmless Administrative Agent, the Collateral Agent, the Lead Arrangers, the Bookrunners, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the other Loan Documents, the Loans and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the other Loan Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the other Loan Documents, (iv) the enforcement of any of the rights and remedies of Administrative Agent or any Lender under the Agreement and the other Loan Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party, any Affiliate or Subsidiary of Borrower, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the other Loan Documents, whether or not Administrative Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, the presence or Release of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Release of Hazardous Materials resulting from actions on the part of Administrative Agent or any Lender. The Loan Parties’ obligations under this Section 14.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to Hazardous Materials. This Section 14.5 shall not apply with respect to Taxes in respect of payments for or on account of any Obligations under this Agreement or under any other Loan Document (the indemnification of which is addressed in Section 3.9), but shall nonetheless apply to any Taxes that represent losses, claims, damages, etc., arising from any other non-Tax claim under this Section 14.5.
6.Notice. Any notice or request hereunder may be given to Borrower or to Administrative Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 14.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrower is directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 14.6) in accordance with this Section 14.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 14.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 14.6. Any Notice shall be effective:
(a)In the case of hand-delivery, when delivered;

(b)If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
(c)In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
(d)In the case of electronic transmission, when actually received;
(e)In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 14.6; and
(f)If given by any other means (including by overnight courier), when actually received.
Any Lender giving a Notice to Borrower or any Loan Party shall concurrently send a copy thereof to Administrative Agent, and Administrative Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Administrative Agent, at:

Cortland Capital Market Services LLC
225 W. Washington Street, 21st Floor
Chicago, Illinois 60606
	Attention:	Jeffrey Vaughn and Legal Department
	Email:	jeffrey.vaughn@cortlandglobal.com and legal@cortlandglobal.com
	Facsimile:	(312) 376-0751

with a copy to:

Holland & Knight LLP
131 South Dearborn Street, 30th Floor
Chicago, IL 60603
Attention: Joshua Spencer, Esq. Email: joshua.spencer@hklaw.com
Telephone: (312) 715-5709
Facsimile: (312) 578-6666

(B)
If to a Lender: as specified on the signature pages hereof

With a copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036-6745
Attention: Scott Welkis, Esq.
Email: swelkis@akingump.com

Telephone: (212) 872-8111 Facsimile: (212) 872-1002

(C)	If to Borrower:

3912 Brumbaugh Road
P.O. Box 77
New Enterprise, PA 16664
Attention: Mr. Paul I. Detwiler, III Email:
Telephone: (814) 776-2211
Facsimile: (814) 766-4402

with a copy to:

Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103
Attention: Cary S. Levinson, Esquire Email: levinsonc@pepperlaw.com
Telephone: (215) 981-4091
Facsimile: (215) 981-4750

7.Survival. The obligations of the Loan Parties under Sections 2.2(f), 2.2(g), 3.5, 3.6, 3.7, 3.9, 14.1, 14.5 and 14.9 and the obligations of Lenders under Section 13.8 shall survive termination of this Agreement and the other Loan Documents and payment in full of the Obligations.
8.Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
9.Expenses. The Loan Parties shall pay (a) all reasonable, documented out-of-pocket expenses incurred by Administrative Agent, Collateral Agent, Lead Arrangers, Bookrunners, Lenders and their respective Affiliates (including the reasonable, documented fees, charges and disbursements of counsel for Administrative Agent, Collateral Agent and Lenders) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including, without limitation, any expenses incurred by Administrative Agent, Collateral Agent and Lenders in connection with any of the post-closing matters set forth in Section 5.17) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable, documented out-of-pocket expenses incurred by Administrative Agent, Collateral Agent or any Lender (including the reasonable, documented fees, charges and disbursements of any counsel for Administrative Agent, Collateral Agent or such Lender), in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (c) all reasonable out-of-pocket expenses of Administrative Agent’s and Collateral Agent’s regular employees and agents engaged periodically to perform audits of any Loan Party’s or any Loan Party’s Affiliate’s or Subsidiary’s books, records and business properties.
10.Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at Law may prove to be inadequate relief to Lenders; therefor, Administrative Agent, if Administrative Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
11.Consequential Damages. Neither Administrative Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any other Loan Document.
12.Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

13.Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.
14.Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
15.Confidentiality; Sharing Information; Material Non-Public Information. Administrative Agent, Collateral Agent, each Lender and each Transferee shall hold all non-public information obtained by Administrative Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Administrative Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Administrative Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, outside auditors, counsel and other professional advisors, (b) to its Affiliates and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, funding sources, investment advisors and agents, including accountants, legal counsel and other advisors (c) to Administrative Agent, Collateral Agent, any Lender, other party to this Agreement or to any prospective Transferees (for the avoidance of doubt, any prospective Transferee shall not include any Disqualified Person), (d) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Administrative Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process, (e) with the prior written consent of the Borrower, (f) to the extent such information becomes publicly available other than as a result of a breach of this Section 14.15 or other obligation of confidentiality owed to the Borrower or becomes available to the Administrative Agent, Collateral Agent, any Lead Arranger, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or their respective related parties (so long as such source is not known (after due inquiry) to the Administrative Agent, the Collateral Agent, such Lead Arranger, such Lender, or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party or their Affiliates); (g) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (h) to the extent such information is independently developed by the Administrative Agent, Collateral Agent, any Lead Arranger, any Lender, or any of their respective Affiliates; (i) subject to an agreement containing provisions at least as restrictive as those of this Section 14.15 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 14.3(g); or (j) in connection with the exercise of any remedies hereunder or under this Agreement or any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement, the other Loan Documents, the Commitments and the Loans and (ii) in no event shall Administrative Agent, Collateral Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Administrative Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 14.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Administrative Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.

The Loan Parties hereby acknowledge that (1) Administrative Agent and/or Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized Administrative Agent, Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (z) Administrative Agent and the Lead Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”
Without limitation of the foregoing:
(a)Borrower agrees that if it or any of the Subsidiaries issues any publicly traded securities at a future date, any of the Borrower Materials that were posted to a portion of the Platform designated “Public Lender”, to the extent then constituting material non-public information as of the date of such issuance, will be publicly disclosed or set forth in the related prospectus or other offering document for such issuance.
(b)From and after the Closing Date, Borrower authorizes Administrative Agent to post the financial statements delivered under Sections 8.7 and 8.8 to a portion of the Platform designated “Public Lender”. Borrower further agrees to clearly label such financial statements with a notice stating: “Confidential Financial Statements to be Provided to Public-Side of IntraLinks” before delivering them to Administrative Agent.
16.Publicity. Each Loan Party and each Lender hereby authorizes the Agents and Lenders to make appropriate announcements of the financial arrangement entered into among the Loan Parties, Agents and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as each Agent and Lender shall in its sole and absolute discretion deem appropriate.
17.Certifications from Banks and Participants; USA PATRIOT Act.
(a)Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.
(b)The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and each Loan Party shall provide to Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.
18.Anti-Terrorism Laws.

(a)Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.
(b)Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Loan to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Loan Parties shall promptly notify Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.
19.Release of Loan Parties and Collateral.
(a)Subject to the Intercreditor Agreement and the Security Agreement, in the event that all or substantially all of the Equity Interests of any Loan Party other than Borrower are transferred pursuant to a disposition permitted pursuant to Section 6.1 and the other provisions of this Agreement, or otherwise consented to by Required Lenders, to any Person (other than the Loan Parties or any of their Subsidiaries) then effective upon the closing of such transfer and the application of proceeds thereof in conformity with the provisions of this Agreement and/or such consent, such Loan Party shall be released from its obligations hereunder and under the other Loan Documents and shall cease to be a Guarantor for all purposes.
(b)Subject to the Intercreditor Agreement and the Security Agreement, effective upon the closing of a disposition of any Collateral permitted pursuant to Section 6.1 and the other provisions of this Agreement, or otherwise consented to by Required Lenders (including as a result of a disposition of the Equity Interests of a Loan Party as provided above) to any Person (other than the Loan Parties or any of their Subsidiaries) and the application of proceeds thereof in conformity with the provisions of this Agreement and/or such consent, the security interest granted under this Agreement and the other Loan Documents in the Collateral so disposed of shall terminate and Collateral Agent shall deliver such releases as may be necessary, appropriate or reasonably requested by the Loan Parties to effect each release described in this Section 14.19(b); provided, however, the security interest granted under this Agreement and the other Loan Documents in all remaining Collateral shall remain in full force and effect.
20.Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interest granted to Collateral Agent pursuant to this Agreement and the other Loan Documents and the exercise of any right or remedy by Administrative Agent or Collateral Agent, as the case may be, hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement with respect to lien priority, priority of proceeds of Collateral or other rights and remedies in connection with the Collateral (as defined in the Intercreditor Agreement), the terms of the Intercreditor Agreement shall govern.
21.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, Collateral Agent and the other Lead Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the other Lead Arrangers and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Collateral Agent, each other Lead Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties or except as otherwise provided herein, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Collateral Agent, any other Lead Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent, the other Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Collateral Agent nor any other Lead Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by Law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, the other Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

22.Assignment of Mortgages. Following the irrevocable deposit by the Loan Parties with the Administrative Agent of funds in an amount sufficient to pay and discharge all Obligations hereunder, the Collateral Agent is authorized, in the name and on behalf of the Lenders, at the cost of Borrower, to assign and shall assign any Mortgages in favor of the Collateral Agent and the underlying debt to such lending institutions providing replacement financing arrangements to the Borrower and/or its Subsidiaries (and/or any agent for such lending institutions) as the Borrower may request and pursuant to documentation satisfactory to the Collateral Agent (so long as such documentation expressly provides that such assignment is made without any representation or warranty of any kind and without recourse of any kind to the Administrative Agent, to the Collateral Agent, to any of the Lenders, to any of their affiliates, or to any of their or their affiliates’ attorneys, contractors, consultants, advisors, employees, officers, directors, managers or representatives).
23.Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
24.Release. IN CONSIDERATION OF, AMONG OTHER THINGS, ADMINISTRATIVE AGENT’S, COLLATERAL AGENT’S AND LENDERS’ EXECUTION AND DELIVERY OF (OR CONSENT TO DELIVERY AND EXECUTION OF) THIS AGREEMENT, EACH OF THE LOAN PARTIES, ON BEHALF OF ITSELF AND ON BEHALF OF ITS AGENTS, REPRESENTATIVES, OFFICERS, DIRECTORS, ADVISORS, EMPLOYEES, SUBSIDIARIES, AFFILIATES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASORS”) HEREBY FOREVER COVENANTS NOT TO SUE ANY AGENT OR LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES, SHAREHOLDERS AND ASSIGNS OR ANY OF THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS OR OTHER REPRESENTATIVES OF ANY OF THE FOREGOING (EACH A “RELEASEE” AND COLLECTIVELY, THE “RELEASEES”) FOR AND HEREBY FOREVER WAIVES, RELEASES AND DISCHARGES, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH RELEASEE FROM, ANY AND ALL CLAIMS THAT SUCH RELEASOR NOW HAS OR HEREAFTER MAY HAVE, OF WHATEVER NATURE OR KIND, WHETHER KNOWN OR UNKNOWN, WHETHER ARISING AT LAW OR IN EQUITY, BASED ON FACTS, WHETHER OR NOT NOW KNOWN, EXISTING ON OR BEFORE THE CLOSING DATE, THAT RELATE TO, ARISE OUT OF OR OTHERWISE ARE IN CONNECTION WITH: (I) THE INDEBTEDNESS UNDER THE SENIOR SECURED NOTES OR EXISTING TERM LOAN ASSIGNED PURSUANT TO THE LOAN DOCUMENTS AND DEEMED TO BE AMENDED AND RESTATED AS LOANS OUTSTANDING HEREUNDER, OR (II) ANY ASPECT OF THE DEALINGS OR RELATIONSHIPS (INCLUDING DOCUMENTS, TRANSACTIONS, ACTIONS OR OMISSIONS) BETWEEN OR AMONG THE LOAN PARTIES, ON THE ONE HAND, AND ANY OR ALL OF THE AGENTS OR LENDERS, ON THE OTHER HAND, RELATING TO ANY OR ALL OF THE INDEBTEDNESS REFERENCED IN CLAUSE (I) HEREOF. IN ENTERING INTO THIS AGREEMENT, EACH LOAN PARTY CONSULTED WITH, AND HAS BEEN REPRESENTED BY, LEGAL COUNSEL AND EXPRESSLY DISCLAIMS ANY RELIANCE ON ANY REPRESENTATIONS, ACTS OR OMISSIONS BY ANY OF THE RELEASEES AND HEREBY AGREES AND ACKNOWLEDGES THAT THE VALIDITY AND EFFECTIVENESS OF THE COVENANTS AND RELEASES SET FORTH ABOVE DO NOT DEPEND IN ANY WAY ON ANY SUCH REPRESENTATIONS, ACTS OR OMISSIONS. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT OR OF ANY LOAN DOCUMENT, AND PAYMENT IN FULL OF THE OBLIGATIONS UNDER THE LOAN DOCUMENTS.
[Signature pages follow]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWER:
NEW ENTERPRISE STONE & LIME CO., INC., as Borrower

By:	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	President and Secretary

GUARANTORS:
ASTI TRANSPORTATION SYSTEMS, INC., as Guarantor

By:	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	Vice President, Treasurer and Secretary

EII TRANSPORT INC., as Guarantor

By:	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	Treasurer and Secretary

GATEWAY TRADE CENTER INC., as Guarantor

By:	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	President, Treasurer and Secretary
PRECISION SOLAR CONTROLS INC., as Guarantor

By:	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	Vice President, Treasurer and Secretary

PROTECTION SERVICES INC., as Guarantor

By:	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	Vice President, Treasurer and Secretary

SCI PRODUCTS INC., as Guarantor

By:	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	Vice President, Treasurer and Secretary

WORK AREA PROTECTION CORP., as Guarantor

By:	/s/ Paul I. Detwiler, III
Name:	Paul I. Detwiler, III
Title:	Vice President, Treasurer and Secretary

CORTLAND CAPITAL MARKET
SERVICES LLC, as Administrative Agent
and Collateral Agent

By:	/s/ Emily Ergang Pappas
Name:	Emily Ergang Pappas
Title:	Associate Counsel

225 W. Washington Street, 21st Floor
Chicago, Illinois 60606

KKR Corporate Lending LLC,
as a Lender

By:	/s/ Peter M. Glaser
Name:	Peter M. Glaser
Title:	Authorized Signatory

Commonwealth OF Pennsylvania    )
) ss.
COUNTY OF Dauphin        )

On this 29th day of June, 2016, before me personally came Paul I. Detwiler, III, to me known, who, being by me duly sworn, did depose and say that s/he is the President of NEW ENTERPRISE STONE & LIME CO., INC., the corporation described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the board of directors of said corporation.
/s/ Pamela K. Bishop
Notary Public

Commonwealth OF Pennsylvania    )
) ss.
COUNTY OF Dauphin        )

On this 29th day of June, 2016, before me personally came Paul I. Detwiler, III, to me known, who, being by me duly sworn, did depose and say that s/he is the Vice President of ASTI TRANSPORTATION SYSTEMS, INC., the corporation described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the board of directors of said corporation.
/s/ Pamela K. Bishop
Notary Public

Commonwealth OF Pennsylvania    )
) ss.
COUNTY OF Dauphin        )

On this 29th day of June, 2016, before me personally came Paul I. Detwiler, III, to me known, who, being by me duly sworn, did depose and say that s/he is the Treasurer of EII TRANSPORT INC., the corporation described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the board of directors of said corporation.
/s/ Pamela K. Bishop
Notary Public

Commonwealth OF Pennsylvania    )
) ss.
COUNTY OF Dauphin        )

On this 29th day of June, 2016, before me personally came Paul I. Detwiler, III, to me known, who, being by me duly sworn, did depose and say that s/he is the President of GATEWAY TRADE CENTER INC., the corporation described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the board of directors of said corporation.
/s/ Pamela K. Bishop
Notary Public

Commonwealth OF Pennsylvania    )
) ss.
COUNTY OF Dauphin        )

On this 29th day of June, 2016, before me personally came Paul I. Detwiler, III, to me known, who, being by me duly sworn, did depose and say that s/he is the Vice President of PRECISION SOLAR CONTROLS INC., the corporation described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the board of directors of said corporation.
/s/ Pamela K. Bishop
Notary Public

Commonwealth OF Pennsylvania    )
) ss.
COUNTY OF Dauphin        )

On this 29th day of June, 2016, before me personally came Paul I. Detwiler, III, to me known, who, being by me duly sworn, did depose and say that s/he is the Vice President of PROTECTION SERVICES INC., the corporation described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the board of directors of said corporation.
/s/ Pamela K. Bishop
Notary Public

Commonwealth OF Pennsylvania    )
) ss.
COUNTY OF Dauphin        )

On this 29th day of June, 2016, before me personally came Paul I. Detwiler, III, to me known, who, being by me duly sworn, did depose and say that s/he is the Vice President of SCI PRODUCTS INC., the corporation described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the board of directors of said corporation.
/s/ Pamela K. Bishop
Notary Public

Commonwealth OF Pennsylvania    )
) ss.
COUNTY OF Dauphin        )

On this 29th day of June, 2016, before me personally came Paul I. Detwiler, III, to me known, who, being by me duly sworn, did depose and say that s/he is the Vice President of WORK AREA PROTECTION CORP., the corporation described in and which executed the foregoing instrument; and that s/he signed her/his name thereto by order of the board of directors of said corporation.
/s/ Pamela K. Bishop
Notary Public